UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 BULLDOG TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Nevada	3790	98-0377543
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Riverside Place, Suite 301 – 11120 Horseshoe Way, Richmond, BC Canada V7A 5H7
(Address and telephone number of registrant’s principal executive offices)

John Cockburn, President Riverside Place, Suite 301 – 11120 Horseshoe Way, Richmond, BC Canada V7A 5H7

(Name, address and telephone number of agent for service)

Copy of communications to:

Virgil Z. Hlus, Esq.
Clark, Wilson
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604.687.5700

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.  [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Pursuant to Rule 429 promulgated under the Securities Act of 1933, the enclosed prospectus constitutes a combined prospectus also relating to an aggregate of up to 2,219,611 shares of our common stock and 1,664,709 shares of our common stock issuable upon the exercise of share purchase warrants that were previously registered for sale in a

Registration Statement on Form SB-2, registration number 333-115562, which shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (US$)	Amount of registration fee(2)
Common Stock to be offered for resale by selling security holders upon conversion of or as interest payments on convertible notes	3,526,416(3)	$0.93	$3,279,566.88	$386.01
Common Stock to be offered for resale by selling security holders upon exercise of share purchase warrants	1,198,585(4)	$0.93	$1,114,684.05	$131.20
Total Registration Fee				$517.21

(1)

In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)

Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on September 27, 2005.

(3)

Represents: (i) 125% of 1,981,132 shares of common stock (2,476,416 shares of common stock) that may be issued upon conversion of all 6% convertible notes in the aggregate amount of $2,100,000 due August 29, 2010 that were issued pursuant to a private placement dated August 29, 2005; and (ii) 125% of the 840,000 shares of common stock (1,050,000 shares of common stock) that may be issued as interest on the 6% convertible notes. Interest accrues on the unpaid balance of the principal amount of each note and may be payable in United States dollars or in shares of common stock valued at the then current market price at the option of our company. Market price is the closing sale price of our company’s common stock (or if no closing sale prices are reported, the average of the closing bid and closing ask prices) for the 20 day period immediately prior to the date the interest payment is due as reported on the OTC Bulletin Board. For the purposes of determining the number of interest shares to register under this prospectus, our company has used $0.75 as the market price.

(4)

Represents 125% of 958,868 shares of common stock (1,198,585 shares of common stock) that may be issued upon exercise of share purchase warrants at any time until August 29, 2010, at an exercise price of $1.25 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

Bulldog Technologies Inc. has previously filed a registration statement No. 333-115562 to register shares of its common stock, as well as shares of its common stock underlying warrants held by certain selling stockholders. Pursuant to Rule 429 of the Securities Act of 1933, as amended, this registration statement also serves as a post-effective amendment to that prior registration statement (Registration Statement No. 333-115562). This registration statement eliminates those selling stockholders who have previously sold their shares pursuant to the previous registration statement and also eliminates those selling stockholders to whom our company no longer has registration obligations. This registration statement registers an additional 4,725,001 shares of common stock which have not previously been registered, including 3,526,416 shares issuable on the conversion of or as interest payments on certain convertible notes and 1,198,585 shares of common stock issuable on the exercise of share purchase warrants, which convertible notes and share purchase warrants were issued in a private placement completed on August 29, 2005.

PROSPECTUS

Subject to Completion

____________, 2005

BULLDOG TECHNOLOGIES INC.

A NEVADA CORPORATION

SHARES OF COMMON STOCK OF BULLDOG TECHNOLOGIES INC.

_________________________________

This prospectus registers a total of 6,406,417 shares of our company stock . Firstly, this prospectus relates to the resale by certain selling security holders of our company of up to 4,725,001 shares of our common stock in connection with the resale of:

- up to 3,526,416 shares of our common stock which may be issued upon the conversion of or as interest payments on certain convertible notes issued in a private placement on August 29, 2005; and

- up to 1,198,585 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on August 29, 2005.

Secondly, this prospectus acts as a post-effective amendment to our prospectus filed on June 2, 2004, which registered certain shares for resale including the following 3,884,320 shares of our common stock:

- up to 2,219,611 shares of our common stock issued in a private placement on April 13, 2004; and

- up to 1,664,709 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on April 13, 2004.

Of the shares of our common stock registered for resale on our prospectus dated June 2, 2004, there are 1,126,513 shares of our common stock which have been issued and 554,903 shares of our common stock which may be issued upon the exercise of certain share purchase warrants registered for resale on the post-effective amendment to our prospectus filed on June 2, 2004.

The selling security holders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling security holders. We will pay for the expenses of this offering.

Our common stock is quoted on the National Association of Securities Dealers OTC Bulletin Board under the symbol “BLLD”. On September 28, 2005, the closing bid price of our common stock was $0.85.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 10 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _____________, 2005.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PAGE NUMBER
PROSPECTUS SUMMARY	8
RISK FACTORS	10
RISKS RELATED TO SOME OF OUR OUTSTANDING SECURITIES	10
We have issued convertible notes and share purchase warrants, and our obligations under the convertible notes and the warrants pose risks to the price of our common stock and our continuing operations.	10
The holders of the convertible notes have the option of converting the convertible notes into shares of our common stock, and we may elect to make the quarterly interest payments under the convertible notes in shares of our common stock . The holders of the convertible notes may also exercise their common share purchase warrants. If the convertible notes are converted or the share purchase warrants are exercised, there will be dilution of your shares of our common stock.	10
The convertible notes provide for various events of default that would entitle the holders to require us to immediately repay the outstanding principal amount, plus accrued and unpaid interest, in cash. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.	11
Any significant downward pressure on the price of our common stock could encourage short sales by the holders of the convertible notes or by others. Such short sales may in turn place additional downward pressure on the market price of our common stock.	11
Assuming that the holders of the convertible notes and share purchase warrants convert their convertible notes or exercise their share purchase warrants, there will be substantial dilution of your shares of our common stock.	12
Sales of a substantial number of shares of our common stock into the public market by the selling security holders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.	12
We have had negative cash flows from operations. Our business operations may fail if our actual cash requirements exceed our estimates, and we are not able to obtain further financing.	12
A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.	13
If we issue additional shares in the future this may result in dilution to our existing stockholders.	13
There is a high risk of business failure due to the fact that we have not commenced significant commercial operations.	13
We have a history of losses and negative cash flows, which is likely to continue unless our products gain sufficient market acceptance to generate a commercially viable level of sales.	13
Unless we can establish significant sales of our current products, our potential revenues may be significantly reduced.	14
Substantially all our assets and all of our directors and officers are located outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.	14

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.	14
We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.	14
Our services may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.	15
If we fail to effectively manage our growth our future business results could be harmed and our managerial and operational resources may be strained.	15
Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.	15
Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock.	16
NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.	16
FORWARD-LOOKING STATEMENTS	16
SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE	17
THE OFFERING	17
USE OF PROCEEDS	17
PRIVATE PLACEMENTS	18
SELLING SECURITY HOLDERS	19
AUGUST 29, 2005 PRIVATE PLACEMENT OF Convertible Notes and warrants	24
PLAN OF DISTRIBUTION	28
LEGAL PROCEEDINGS	29
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	33
DESCRIPTION OF COMMON STOCK	34
PENNY STOCK RULES	34
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	35
INTEREST OF NAMED EXPERTS AND COUNSEL	35
EXPERTS	35
DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	36
DESCRIPTION OF PROPERTY	37
DESCRIPTION OF BUSINESS	37
REPORTS TO SECURITY HOLDERS	45
MANAGEMENT DISCUSSION AND ANALYSIS AND PLAN OF OPERATION	45

PLAN OF OPERATION AND CASH REQUIREMENTS	45
NEW ACCOUNTING PRONOUNCEMENTS	49
APPLICATION OF CRITICAL ACCOUNTING POLICIES	50
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	51
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	53
DIVIDEND POLICY	54
EXECUTIVE COMPENSATION	54
COMPENSATION OF DIRECTORS	55
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS	56
FINANCIAL STATEMENTS	57
WHERE YOU CAN FIND MORE INFORMATION	104

As used in this prospectus, the terms “we”, “us” and “our” mean Bulldog Technologies Inc. and our subsidiary, Bulldog Technologies (BC).

All dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

Our business is the development, manufacture and sale of Bulldog Online Security Systems, which we refer to as “BOSS”, designed to prevent cargo theft from containers, tractor-trailers and cargo vans. We developed a compact, portable electronic security device that attaches to the locking-rods of trailers and containers while in transit or storage. We have developed a BOSS for use on trucks that communicates with a remote receiver which is carried by the driver, and alerts the driver if anyone attempts to access the cargo. The Road BOSSTM can also interface with satellite truck tracking systems, and be monitored from a central dispatch. We have also developed a BOSS for security of storage yard containers that alerts on site security personnel in the event of theft or tampering. This system is known as the Yard BOSSTM. We have also developed the Mini BOSSTM , a cellular-based, enhanced sensitivity, tracking, monitoring and recovery device. The Mini BOSSTM is covertly hidden in valuable shipments and remains dormant until activated by the user through a location software computer program.

Our principal executive office is located at Riverside Place, Suite 301, 11120 Horseshoe Way, Richmond, British Columbia Canada, V7A 5H7. Our telephone number is 604.271.8656. We maintain a website at www.bulldog-tech.com. Information contained on our website does not form part of this prospectus.

We have one subsidiary, Bulldog Technologies (BC) Inc., a British Columbia corporation incorporated on September 23, 1998. We acquired our subsidiary on November 10, 2003.

Number of Shares Being Offered

This prospectus registers a total of 6,406,417 shares of common stock. Firstly, this prospectus relates to the resale by certain selling security holders of Bulldog Technologies Inc. of up to 4,725,001 shares of our common stock in connection with the resale of:

- up to 3,526,416 shares of our common stock which may be issued upon the conversion of or as interest payments on certain convertible notes issued in a private placement on August 29, 2005; and

- up to 1,198,585 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on August 29, 2005.

Secondly, this prospectus acts as a post-effective amendment to our prospectus filed on June 2, 2004, which registered certain shares for resale including the following 3,884,320 shares of our common stock:

- up to 2,219,611 shares of our common stock issued in a private placement on April 13, 2004; and

- up to 1,664,709 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on April 13, 2004.

Of the shares of our common stock registered for resale on our prospectus dated June 2, 2004, there are 1,126,513 shares of our common stock which have been issued and 554,903 shares of our common stock which may be issued upon the exercise of certain share purchase warrants registered for resale on the post-effective amendment to our prospectus filed on June 2, 2004.

The selling security holders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution”.

Number of Shares Outstanding

There were 24,047,317 shares of our common stock issued and outstanding as at September 15, 2005.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling security holders. However, we will receive gross proceeds of $1,198,585 assuming the exercise of all of the related share purchase warrants issued in connection with the private placement on August 29, 2005 and $693,629 assuming the exercise of all of the share purchase warrants issued in connection with the private placement on April 13, 2004. Since we cannot predict when the warrants will be exercised, if ever, we have not earmarked these proceeds for any particular purpose and we anticipate that any proceeds that we do receive will be added to our general working capital for application to our ongoing operations.

We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our interim unaudited consolidated financial statements for the quarter ended May 31, 2005 and our audited consolidated financial statements for the year ended August 31, 2004, including the notes to those financial statements which are included elsewhere in this prospectus. The summarized consolidated financial data should also be read in conjunction with the section entitled “Management Discussion and Analysis and Plan of Operation” beginning on page 45 of this prospectus.

	For the nine months ended May 31, 2005 (Unaudited)	For the year ended August 31, 2004
Revenue	$243,088	Nil
Net Loss for the Period	$2,715,868	$1,014,759
Loss Per Share basic and diluted	$(0.12)	$(0.05)
	As at May 31, 2005 (Unaudited)	As at August 31, 2004
Working Capital	$1,473,099	$1,862,189
Total Assets	$2,765,861	$4,205,786
Total Liabilities	$807,817	$2,064,758
Total Number of Issued Shares of Common Stock	24,047,317	22,842,011
Deficit accumulated in the development stage	$5,324,024	$2,608,156
Total Stockholders’ Equity	$1,958,044	$2,141,028

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO SOME OF OUR OUTSTANDING SECURITIES

We have issued convertible notes and share purchase warrants, and our obligations under the convertible notes and the warrants pose risks to the price of our common stock and our continuing operations.

The convertible notes, in the aggregate principal amount of $2,100,000, will mature on August 29, 2010. The convertible notes provide that the holder of the notes may convert the outstanding principal and accrued interest into shares of our common stock. The purchasers of the convertible notes also hold an aggregate of 792,453 share purchase warrants. The placement agent received 166,415 share purchase warrants in connection with this private placement.

The terms and conditions of the convertible notes and the share purchase warrants pose unique and special risks to our continuing operations and the price of our common stock. Some of those risks are outlined below.

The holders of the convertible notes have the option of converting the convertible notes into shares of our common stock, and we may elect to make the quarterly interest payments under the convertible notes in shares of our common stock . The holders of the convertible notes may also exercise their common share purchase warrants. If the convertible notes are converted or the share purchase warrants are exercised, there will be dilution of your shares of our common stock.

The issuance of shares of our common stock upon conversion or as interest payments on the convertible notes and upon exercise of the share purchase warrants will result in dilution to the interests of other holders of our common stock, since the holders of the convertible notes may sell all of the resulting shares into the public market.

The principal amount of the convertible notes may be converted at the option of the holders into shares of our common stock at a set price of $1.06 per share, subject to adjustment pursuant to the anti-dilution provisions as set forth in the convertible notes. In addition, we may elect to make the quarterly interest payments in shares of our common stock at a conversion price equal to the then current market price, which is equal to the closing sale price of our company's common stock (or if no closing sale prices are reported, the average of the closing bid and ask prices) for the 20 day period immediately prior to the date of the interest payment.

Each convertible note and each share purchase warrant is subject to anti-dilution protection upon the occurrence of certain events. If, among other things, we offer, sell or otherwise dispose of or issue any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price of the convertible note or the exercise price of the share purchase warrant, the conversion price of the convertible notes or the exercise price of the warrants will be reduced, on a volume weighted basis depending on the number of shares of common stock that we issue at that lower price, to a price which is less than the conversion price or the exercise price.

The convertible notes provide for various events of default that would entitle the holders to require us to immediately repay the outstanding principal amount, plus accrued and unpaid interest, in cash. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.

We will be considered in default of the convertible notes if any of the following events, among others, occurs:

(a)           we fail to pay any amount due under a convertible note within fifteen (15) days of any notice sent to us by the holder of the convertible note that we are in default of our obligation to pay;

(b)           we fail to comply with any of the other agreements contained in the convertible note after we are given ten (10) days written notice of such non-compliance;

(c)           any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by or on behalf of our company in connection with the convertible note is false, incorrect, incomplete or misleading in any material respect;

(d)           we (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian over our company or our assets; (ii) are unable to pay our debts as they mature; (iii) make a general assignment for the benefit of our creditors; (iv) are dissolved or liquidated in whole or in part; or (v) we or someone else commences a bankruptcy, insolvency or reorganization proceeding;

(e)           we breach any of our obligations under any other bond, debenture, note or other evidence of indebtedness involving an amount exceeding $1,000,000; or

(f)            one or more judgments for the payment of money in an amount in excess of $1,500,000 are rendered against our company, which judgments shall remain undischarged for a period of thirty (30) days.

If an event of default occurs, the holders of the convertible notes can elect to require us to pay all of the outstanding principal amount, plus all other accrued and unpaid amounts under the convertible notes.

Some of the events of default include matters over which we may have some, little or no control. If a default occurs and we cannot pay the amounts payable under the convertible notes in cash (including any interest on such amounts and any applicable late fees under the convertible notes), the holders of the notes may protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained in the convertible notes, in the related securities purchase agreement or in any document or instrument delivered in connection with or pursuant to the convertible notes, or to enforce the payment of the outstanding convertible notes or any other legal or equitable right or remedy. This would have an adverse effect on our continuing operations.

Any significant downward pressure on the price of our common stock could encourage short sales by the holders of the convertible notes or by others. Such short sales may in turn place additional downward pressure on the market price of our common stock.

The convertible notes do not contain any restrictions on short selling. Accordingly, any significant downward pressure on the price of our common stock as the noteholders sell shares of our common stock could encourage short sales by them or others, subject to applicable securities laws. In turn, sales of a substantial number of shares of our common stock by way of short sales could further depress the market price of our stock.

In an ordinary or "uncovered" short sale, a selling stockholder causes his or her executing broker to borrow the shares to be delivered at the completion of the sale from another broker, subject to an agreement to return them upon request, thereby avoiding the need to deliver any shares actually owned by the selling stockholder on the settlement date for the sale. Since the selling stockholder does not own the shares that are sold, the selling stockholder must subsequently purchase an equivalent number of shares in the market to complete or "cover" the transaction. The selling stockholder will realize a profit if the market price of the shares declines after the time of the short sale, but will incur a loss if the market price rises and he or she is forced to buy the replacement shares at a higher price. Accordingly, a declining trend in the market price of our common stock may stimulate short sales.

Assuming that the holders of the convertible notes and share purchase warrants convert their convertible notes or exercise their share purchase warrants, there will be substantial dilution of your shares of our common stock.

As disclosed above, the holders of the convertible notes may ultimately convert the full amount of the convertible notes and exercise all of their outstanding share purchase warrants and we may elect to pay the quarterly interest payments in shares of our common stock. They may then sell all of the resulting shares of common stock into the public market. This will result in dilution to the interests of other holders of our common stock.

Sales of a substantial number of shares of our common stock into the public market by the selling security holders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 24,047,317 shares of common stock issued and outstanding as of September 15, 2005. When this registration statement is declared effective, the selling security holders may convert their convertible notes and exercise their share purchase warrants. Under such circumstances, up to 3,494,903 shares will be added to the number of issued and outstanding shares of our company, not including any shares of common stock that may be issued as interest payments on the convertible notes and not including any adjustments that may be made to the conversion price. As a result of this registration statement, a substantial number of our shares of common stock may be issued and may be available for resale, which could have an adverse effect on the price of our common stock.

To the extent any of the selling security holders convert any of their convertible notes or exercise any of their share purchase warrants, and then resell the shares of common stock issued to them upon such conversion or exercise, as applicable, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as the selling security holders sell the shares of our common stock could encourage short sales by the selling security holders or others. Any such short sales could place further downward pressure on the price of our common stock.

We have had negative cash flows from operations. Our business operations may fail if our actual cash requirements exceed our estimates, and we are not able to obtain further financing.

Our company has had negative cash flows from operations as we have not yet generated any significant revenues. To date, we have incurred significant expenses in product development and administration in order to ready our products for market. Our business plan calls for additional significant expenses necessary to bring the Bulldog Online Security Systems (our primary product line described below) to market. We have estimated that we will require approximately $3,610,000 to carry out our business plan during the year ending August 31, 2006. As at September 15, 2005, we have cash and short-term investments of $2.5 million which includes the gross proceeds of $2,100,000 from the sale of 6% convertible notes due August 29, 2010 pursuant to a private placement. We believe we have sufficient funds to satisfy our cash requirements to complete the development, commercialization and marketing of our main products, including the RB600, Mini BOSSTM, Yard BOSSTM and the Tanker BOSSTM. Our company intends to raise further equity or debt financing to expand our business activities, although we have not identified any sources of such financing. However, there is no assurance that actual cash requirements will not exceed our estimates, in which case we will require additional financing to bring our products into commercial operation, finance working capital and pay for operating expenses and capital requirements until we achieve a positive cash flow. In particular, additional capital may be required in the event that:

- we incur unexpected costs in completing the development of our technology or encounter any unexpected technical or other difficulties;

- we incur delays and additional expenses as a result of technology failure;

- we are unable to create a substantial market for our product and services; or

- we incur any significant unanticipated expenses.

We may not be able to obtain additional equity or debt financing on acceptable terms if and when we need it. Even if financing is available it may not be available on terms that are favourable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business plan and our growth strategies, respond to changing business or economic conditions, withstand adverse operating results, and compete effectively. More importantly, if we are unable to raise further financing when required, our continued operations may have to be scaled down or even ceased and our ability to generate revenues would be negatively affected.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products, implement our marketing plans and continue our current operations. If the stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations and as a result we may be forced to scale down or even cease our operations.

If we issue additional shares in the future this may result in dilution to our existing stockholders.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. Our board of directors has the authority to issue additional shares up to the authorized capital stated in the certificate of incorporation. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to obtain additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. It will also cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change of control of our corporation.

There is a high risk of business failure due to the fact that we have not commenced significant commercial operations.

Although we are in the initial stages of production of the Bulldog Online Security Systems, there is no assurance that we will be able to successfully develop sales of our systems. Thus we have no way of evaluating whether we will be able to operate the business successfully, and there is no assurance that we will be able to achieve profitable operations.

Potential investors should be aware of the difficulties normally encountered in developing and commercializing new industrial products and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the commercialization process that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to development, manufacture and financing of the Bulldog Online Security Systems products. If we are unsuccessful in addressing these risks, our business will most likely fail.

We have a history of losses and negative cash flows, which is likely to continue unless our products gain sufficient market acceptance to generate a commercially viable level of sales.

From inception through May 31, 2005, we have incurred aggregate net losses of $5,324,024, including a loss incurred for the nine months ended May 31, 2005 of $2,715,868. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as market acceptance of our products, the unpredictability of when customers will order products, the size of customers’ orders, the demand for our products, and the level of competition and general economic conditions.

To date, we have not yet generated any significant revenues. All revenues recognized so far are derived from incidental consulting services. Although we anticipate that we will be able to start generating revenues from the sales of our products during the next 12 months, we also expect an increase in development and operating costs. Consequently, we expect to incur operating losses and net cash outflow unless and until our existing products, and/or any new products that we may develop, gain market acceptance sufficient to generate a commercially viable and sustainable level of sales.

Unless we can establish significant sales of our current products, our potential revenues may be significantly reduced.

Our future revenue will be derived from the sale of our BOSSTM security products. The successful introduction and broad market acceptance of our BOSSTM products - as well as the development, introduction and market acceptance of any future enhancements - are, therefore, critical to our future success and our ability to generate revenues. Unfortunately, there can be no assurance that we will be successful in marketing our current product offerings, or any new product offerings, applications or enhancements. Failure to achieve broad market acceptance of our security products, as a result of competition, technological change, or otherwise, would significantly harm our business.

Substantially all our assets and all of our directors and officers are located outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Substantially all of our assets are held by our subsidiary, Bulldog Technologies (BC), a company incorporated in British Columbia, Canada. Consequently, most of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under United States federal securities laws against our directors or officers.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

There are companies offering products which may compete directly with Bulldog Online Security Systems, and it is anticipated that larger, better-financed companies will develop products similar or superior to the Bulldog Online Security Systems. Such competition will potentially affect our chances of achieving profitability, and ultimately adversely affect our ability to continue as a going concern.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary technology incorporated in our online security system. Our company has been granted a patent in the United States, and has filed an international application claiming priority from the United States patent with the International Bureau of the World Intellectual Property Organization under the Patent Co-operation Treaty (PCT), for the invention of our continuous feedback security system for cargo containers. The PCT patent application is in good standing and is currently pending. We also own the domain name www.bulldog-tech.com. We have not taken any other action to protect our proprietary technology and proprietary computer software. If any of our competitors copies or otherwise gains access to our proprietary technology or software or develops similar technologies independently, we would not be able to compete as effectively.

We also consider our trademarks invaluable to our ability to continue to develop and maintain the goodwill and recognition associated with our brand. We are planning to register the trademarks “Bulldog Technologies”, “Road BOSS” and “Yard BOSS” in Canada and in the United States.

These and any other measures that we may take to protect our intellectual property rights, which presently are based upon a combination of copyright, trade secret and trademark laws, may not be adequate to prevent their unauthorised use. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding any rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights, including claims based upon the content we license from third parties or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our service marks or require us to make changes to our website or other of our technologies.

Our services may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.

Our industry is characterized by rapid changes in technology, evolving industry standards and customer demands. As a result, our products may quickly become obsolete and unmarketable. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable, including ours. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis. Further, our products must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, we may not be able to adapt new or enhanced services to emerging industry standards, and our new products may not be favourably received. If we are not able to adapt our current products to technological advances or to develop and introduce new products, our business, financial condition and results of operations could be adversely affected.

If we fail to effectively manage our growth our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the commercialization and sale of our products, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board service of the National Association of Securities Dealers. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the company’s operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like Amex. Accordingly, shareholders may have difficulty reselling any of the shares.

Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the NASD (National Association of Securities Dealers Inc.) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for its shares.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 11 to 16, that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains an internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

THE OFFERING

This combined prospectus registers a total of 6,406,417 shares of our company stock . Firstly, this prospectus relates to the resale by certain selling security holders of our company of up to 4,725,001 shares of our common stock in connection with the resale of:

- up to 3,526,416 shares of our common stock which may be issued upon the conversion of or as interest payments on certain convertible notes issued in a private placement on August 29, 2005; and

- up to 1,198,585 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on August 29, 2005.

Secondly, this prospectus acts as a post-effective amendment to our prospectus filed on June 2, 2004, which registered certain shares for resale including the following 3,884,320 shares of our common stock:

- up to 2,219,611 shares of our common stock issued in a private placement on April 13, 2004; and

- up to 1,664,709 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on April 13, 2004.

Of the shares of our common stock registered for resale on our prospectus dated June 2, 2004, there are 1,126,513 shares of our common stock which have been issued and 554,903 shares of our common stock which may be issued upon the exercise of certain share purchase warrants registered for resale on the post-effective amendment to our prospectus filed on June 2, 2004.

The selling security holders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling security holder will pay for the costs of this offering.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling security holders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling security holders and we will not receive any proceeds from the resale of the common stock by the selling security holders. We will, however, incur all costs associated with this registration statement and prospectus. We will receive gross proceeds of $1,198,585 upon the exercise of all of the share purchase warrants issued in connection with the private placement on August 29, 2005, and $693,629 upon the exercise of all of the non-expired share purchase warrants issued in connection with the private placement on April 13, 2004 (assuming all share purchase warrants are exercised at their current respective exercise prices prior to expiry). Since we cannot predict when the warrants will be exercised, if ever, we have not earmarked these proceeds for any particular purpose, and we anticipate that any proceeds that we do receive will be added to our general working capital for application to our ongoing operations.

PRIVATE PLACEMENTS

August 29, 2005 Private Placement

On August 29, 2005, we sold to four accredited investors an aggregate of $2,100,000 of 6% convertible notes which entitle the investors to convert all or any part of the principal outstanding under the convertible notes into common shares at $1.06 per share, subject to adjustment according to the terms of the note agreement. Pursuant to the terms of the note agreement, the notes are convertible into shares of our common stock. The interest payable on the principal amount outstanding under the convertible notes is payable quarterly in cash or common shares, with the number of shares to be determined by dividing the interest payable by the market price as defined in the note agreement.

As part of the private placement, each investor also received share purchase warrants. Each share purchase warrant entitles the investor to purchase the number of shares of common stock equal to 40% of the total number of shares of common stock exercisable upon conversion of the convertible note at the time of issuance of the convertible note and is exercisable for a period of five years, at an exercise price per warrant share of $1.25, subject to adjustment in accordance with the terms of the warrant. We issued 792,453 warrants to the four investors on August 29, 2005 and an additional 166,415 warrants to a placement agent on the same terms.

In the note agreement with the each of the investors in the August 29, 2005 private placement, we agreed to file this registration statement on or before October 2, 2005. After filing this registration statement, we are required to use our best efforts to cause this registration statement to become effective by December 1, 2005 or in the event of a full review of this registration statement by the Securities and Exchange Commission, by December 31, 2005. We will be required to keep the registration statement effective for a period of two (2) years from the date it becomes effective.

In the event that:

- we fail to file this registration statement by October 2, 2005;

- we fail to file a request for acceleration within five trading days of the date we are notified that this registration statement will not be reviewed or is not subject to further review by the Securities and Exchange Commission;

- prior to the date when this registration statement is first declared effective by the Securities and Exchange Commission, we fail to file a pre-effective amendment and otherwise respond in writing to comments made by the Securities and Exchange Commission within 20 calendar days after the receipt of comments by or notice that such amendment is required in order for this registration statement to be declared effective;

- we fail to have this registration statement declared effective by December 1 or December 31, 2005, as applicable; or

- this prospectus is unavailable for more than 15 consecutive days or more than 30 days during any 12 month period;

(each of these is deemed to be a registration default) then our company will pay liquidated damages to each of the investors equal to 1% of the aggregate purchase price paid by each holder for the first 30 days after the date of default and 1% of the aggregate purchase price paid by each holder for the notes for every 30 day period thereafter.

In connection with the August 2005 private placement, we paid a placement fee in cash of $126,000, being equal to six percent (6%) of the aggregate gross proceeds raised from the sale of convertible notes and issued 166,415 warrants to purchase common shares, which warrants have the same terms as those issued in the private placement but also include a cashless exercise feature.

April 2004 Private Placement

On April 13, 2004, we sold to nine accredited investors an aggregate of 2,219,611 shares of our common stock, Series A share purchase warrants to acquire an additional 554,903 shares of our common stock and Series B share purchase warrants to acquire an additional 1,109,806 shares of our common stock for gross proceeds of $4,994,125.

The Series A share purchase warrants had an exercise price of $3.50 per share until it was reduced to $1.25 pursuant to an agreement between our company and the investors on September 6, 2005. The Series A share purchase warrants expire on April 13, 2009. The Series B share purchase warrants had an exercise price of $2.25 per share and those warrants which were not exercised expired on February 2, 2005.

In connection with this private placement, we paid a placement fee of $299,647, being equal to six percent (6%) of the aggregate gross proceeds of the private placement plus any monies we receive from the exercise of the Series A and Series B warrants. We also paid $10,000 to the investor's attorney to reimburse the investors for their legal costs.

As an inducement to the early exercise of the Series B share purchase warrants, our company temporarily reduced the exercise price of the Series B share purchase warrants to $1.90 per share if such warrants were exercised on or before November 5, 2004. On November 5, 2004, holders of the Series B share purchase warrants exercised 309,806 of the Series B share purchase warrants for gross proceeds of $588,605. Our company paid a placement fee in cash of $35,317, being equal to 6% of the gross proceeds received from the warrant exercise, as required under the original private placement agreement to a placement agent who originally identified the investors in April 2004. The balance of the Series B share purchase warrants which were not exercised expired on February 2, 2005.

In the securities purchase agreement with each of the investors in the April 2004 private placement, we agreed to file a registration statement on or before May 13, 2004. We filed the registration statement on May 17, 2004. We are required to keep the registration statement effective for a period of two (2) years from the effective date of the registration statement.

In the event that the prospectus relating to the April 2004 private placement is unavailable for more than 15 consecutive days or more than 30 days during any 12 month period, which is deemed to be a registration default, then we will pay liquidated damages to each of the investors equal to 1.5% of the aggregate purchase price paid by each holder. If we fail to pay any partial liquidated damages in full within seven days after the date payable, we will pay interest thereon at a rate of 10% per annum to each investor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

SELLING SECURITY HOLDERS

The selling security holders may offer and sell, from time to time, any or all of the common stock issued and the common stock issuable to them upon conversion of or as interest payments on the convertible notes and the exercise of the share purchase warrants. Because the selling security holders may offer all or only some portion of the 6,406,417 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling security holders upon termination of the offering.

For a description of the convertible notes and share purchase warrants, see the section below entitled "August 29, 2005 Private Placement of Convertible Notes and Warrants".

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling security holders as of September 15, 2005, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling security holders.

Other than the relationships described below, none of the selling security holders had or have any material relationship with us within the past three years. Other than as set forth herein, none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Security holder and Position, Office or Material Relationship with Bulldog Technologies	Common Shares owned by the Selling Security holder (2)	Number of Shares Issuable Upon Conversion of or as interest payments on the Convertible Notes and/or Upon Exercise of the Share Purchase Warrants(2)	Total Shares Registered	Number of Shares Owned by Selling Security holder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
Omicron Master Trust(3)	Nil	1,075,472	1,075,472	Nil	0%
Nite Capital, LP(4)	Nil	537,736	537,736	Nil	0%
RHP Master Fund, Ltd.(5)	Nil	1,613,208	1,613,208	Nil	0%
Iroquois Master Fund Ltd.(6)	Nil	1,290,567	1,290,567	Nil	0%
Alexandra Global Master Fund Ltd. (7)	1,093,856	388,889	1,482,745	Nil	0%
Otape Investments LLC(8)	Nil	11,111	11,111	Nil	0%
AS Capital Partners, LLC(9)	Nil	22,222	22,222	Nil	0%
SRG Capital, LLC(10)	Nil	38,750	38,750	Nil	0%
Spectra Capital Management, LLC(11)	Nil	44,445	44,445	Nil	0%
Basso Private Opportunity Holding Fund Ltd. (12)	13,887	11,126	25,013	Nil	0%
Basso Multi-Strategy Holding Fund Ltd. (13)	18,770	14,749	33,519	Nil	0%
Truk Opportunity Fund, LLC(14)	Nil	12,500	12,500	Nil	0%
F. Berdon Co. LP(15)	Nil	11,111	11,111	Nil	0%
Oppenheimer & Co. Inc. and certain of its employees (16)	Nil	208,018	208,018	Nil	0%
Total	1,126,513	5,279,904	6,406,417	Nil	N/A

*	Less than 1% of the issued and outstanding shares of our company as of September 15, 2005.

(1)             Assumes all of the shares of common stock offered are sold. There were 24,047,317 common shares issued and outstanding on September 15, 2005.

(2)             The number of shares of common stock listed as beneficially owned by such selling security holder represents the number of shares of common stock currently owned and potentially issuable to such selling security holder. For these purposes, any contractual or other restriction on the number of securities the selling security holder may own at any point have been disregarded.

(3)             The number of shares of common stock listed as beneficially owned by such selling security holder includes: (i) 125% of the 471,698 shares of common stock (589,623 shares of common stock) potentially issuable upon conversion of a convertible note, principal amount of $500,000, due August 29, 2010; (ii) 125% of the 200,000 shares of common stock (250,000 shares of common stock) potentially issuable as interest on the convertible note assuming a market price of $0.75 at the time of issuance of such shares; and (iii) 125% of 188,679 shares of common stock (235,849 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until August 29, 2010 at an exercise price of $1.25 per share. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"). Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester many be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of September 15, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(4)             The number of shares of common stock listed as beneficially owned by such selling security holder includes: (i) 125% of the 235,849 shares of common stock (294,811 shares of common stock) potentially issuable upon conversion of a convertible note, principal amount of $250,000, due August 29, 2010; (ii) 125% of the 100,000 shares of common stock (125,000 shares of common stock) potentially issuable as interest on the convertible note assuming a market price of $0.75 at the time of issuance of such shares; and (iii) 125% of the 94,340 shares of common stock (117,925 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until August 29, 2010 at an exercise price of $1.25 per share. Keith Goodman, a Manager of the General Partner of Nite Capital, LP, exercises voting and investment power over the shares of common stock currently owned and which may be acquired on conversion of or as interest payments on the convertible note and on exercise of the share purchase warrants.

(5)             The number of shares of common stock listed as beneficially owned by such selling security holder includes: (i) 125% of the 707,547 shares of common stock (884,434 shares of common stock) potentially issuable upon conversion of a convertible note, principal amount of $750,000, due August 29, 2010; (ii) 125% of the 300,000 shares of common stock (375,000 shares of common stock) potentially issuable as interest on the convertible note assuming a market price of $0.75 at the time of issuance of such shares; and (iii) 125% of the 283,019 shares of common stock (353,774 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until August 29, 2010 at an exercise price of $1.25 per share. RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of our common stock owned by the RHP Master Fund.

(6)             The number of shares of common stock listed as beneficially owned by such selling security holder includes: (i) 125% of the 566,038 shares of common stock (707,548 shares of common stock) potentially issuable upon conversion of a convertible note, principal amount of $600,000, due August 29, 2010; (ii) 125% of the

240,000 shares of common stock (300,000 shares of common stock) potentially issuable as interest on the convertible note assuming a market price of $0.75 at the time of issuance of such shares; and (iii) 125% of the 226,415 shares of common stock (283,019 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until August 29, 2010 at an exercise price of $1.25 per share. Josh Silverman has investment and voting control over the shares of common stock which may be acquired on conversion of or as interest payments on the convertible notes or on exercise of the share purchase warrants. Mr. Siverman disclaims beneficial ownership of such securities.

(7)                   The number of shares of common stock listed as beneficially owned by such selling stockholder includes 388,889 shares of common stock potentially issuable upon the exercise of share purchase warrants, each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Alexandra Investment Management, LLC, a Delaware limited liability company, serves as investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands company. By reason of such relationship, Alexandra Investment Management, LLC may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexander Global Master Fund Ltd. Alexandra Investment Management, LLC disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov and Dimitri Sogoloff are managing members of Alexandra Investment Management, LLC. By reason of such relationships, Mr. Filimonov and Mr. Sogoloff may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexander Global Master Fund Ltd.. Mr. Filimonov and Mr. Sogoloff disclaim beneficial ownership of such shares of common stock.

(8)             The number of shares of common stock listed as beneficially owned by such selling stockholder includes 11,111 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Ira M. Leventhal, a U.S. citizen is deemed to have dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants. Mr. Leventhal disclaims beneficial ownership.

(9)             The number of shares of common stock listed as beneficially owned by such selling stockholder includes 22,222 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Michael Coughlan exercises dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants.

(10)           The number of shares of common stock listed as beneficially owned by such selling stockholder includes 38,750 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Edwin Mecabe and Tai May Lee, jointly, exercise dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants. Edwin Mecabe and Tai May Lee disclaim beneficial ownership of these securities."

(11)           The number of shares of common stock listed as beneficially owned by such selling stockholder includes 44,445 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Ian Esrepan exercises dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants.

(12)           The number of shares of common stock listed as beneficially owned by such selling stockholder includes 11,126 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Basso Capital Management, L.P. is the Investment Manager to Basso Private Opportunity Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso Capital Management, L.P., and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

(13)           The number of shares of common stock listed as beneficially owned by such selling stockholder includes 14,749 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Basso Capital Management, L.P. is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso Capital Management, L.P., and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

(14)           The number of shares of common stock listed as beneficially owned by such selling stockholder includes 12,500 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(15)           The number of shares of common stock listed as beneficially owned by such selling stockholder includes 11,111 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Frederick Berdon exercises dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants.

(16)           The number of shares of common stock listed as beneficially owned by such selling stockholder includes 125% of the 166,415 shares of common stock (208,018 shares of common stock) potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until August 29, 2010, at an exercise price of $1.25 per share. Albert G. Lowenthal exercises dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

In the securities purchase agreement with the each of the investors in the August 29, 2005 private placement, we agreed to file this registration statement on or before October 2, 2005. After filing this registration statement, we are required to use our best efforts to cause this registration statement to become effective by December 1, 2005 or in the event of a full review of this registration statement by the Securities and Exchange Commission, by December 31, 2005. We will be required to keep the registration statement effective for a period of two (2) years from the date it becomes effective.

In the event that:

- we fail to file this registration statement by October 2, 2005;

- we fail to file a request for acceleration within five trading days of the date we are notified that this registration statement will not be reviewed or is not subject to further review by the Securities and Exchange Commission;

- prior to the date when this registration statement is first declared effective by the Securities and Exchange Commission, we fail to file a pre-effective amendment and otherwise respond in writing to comments made by the Securities and Exchange Commission within 20 calendar days after the receipt of comments by or notice that such amendment is required in order for this registration statement to be declared effective;

- we fail to have this registration statement declared effective by December 1 or December 31, 2005, as applicable; or

- this prospectus is unavailable for more than 15 consecutive days or more than 30 days during any 12 month period;

(each of these is deemed to be a registration default) then our company will pay liquidated damages to each of the investors equal to 1% of the aggregate purchase price paid by each holder for the first 30 days after the date of default and 1% of the aggregate purchase price paid by each holder for every 30 day period thereafter.

In the securities purchase agreement with each of the investors in the April, 2004 private placement, we agreed to file a registration statement on or before May 13, 2004. We filed the registration statement on May 17, 2004. We are required to keep the registration statement effective for a period of two (2) years from the effective date of the registration statement. In the event that the prospectus relating to the April 2004 private placement is unavailable for more than 15 consecutive days or more than 30 days during any 12 month period, which is deemed to be a registration default, then we will pay liquidated damages to each of the investors equal to 1.5% of the aggregate purchase price paid by each holder. If we fail to pay any partial liquidated damages in full within seven days after the date payable, we will pay interest thereon at a rate of 10% per annum to each investor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

AUGUST 29, 2005 PRIVATE PLACEMENT OF

CONVERTIBLE NOTES AND WARRANTS

The convertible notes and the share purchase warrants were issued in connection with a private placement where we sold an aggregate value of $2.1 million in convertible notes to four accredited investors. The convertible notes mature on August 29, 2010.

Interest, Maturity And Prepayment

The convertible notes bear interest on the outstanding principal amount until the convertible notes are paid in full at an annual rate of six percent (6%). Interest on the convertible notes is payable quarterly in cash or in shares of our common stock, with the number of shares to be determined by dividing the interest payable by the then current market price which is defined to be equal to the closing sale price of our company's common stock (or if no closing sale prices are reported, the average of the closing bid and ask prices) for the 20 day period immediately prior to the date the interest payment is due.

All principal and interest on the convertible notes shall be due on August 29, 2010.

We may prepay the convertible notes at any time after the date which is thirty (30) days after this registration statement is declared effective as follows: (i) 120% of the principal amount plus accrued interest until August 29, 2006; (ii) 115% of the principal amount plus accrued interest from August 29, 2006 until August 29, 2007; (iii) 110% of the principal amount plus accrued interest from August 29, 2007 until August 29, 2008; (iv) 105% of the principal amount plus accrued interest from August 29, 2008 until August 29, 2009; and (v) 100% of the principal amount plus accrued interest thereafter until maturity.

Conversion Provisions, Conversion Price and Adjustments

The holders, at their option, may convert, at any time until the close of business on the business day before the date of final maturity of the convertible notes, all or any portion of the principal amount of the convertible notes into fully paid and non-assessable shares of our common stock at the conversion price in effect at the date of conversion. The holders are required to convert a minimum of $100,000 of principal for any conversion.

The conversion price shall be equal to a fixed conversion price of $1.06, subject to adjustment.

The fixed conversion price of $1.06 will be adjusted on the occurrence of any one of the following events:

•	we declare a dividend payable in, or other distribution of, additional shares of our common stock;
•	we subdivide or reverse split our outstanding shares of common stock;
•	we make a distribution of securities (other than shares of our common stock); or
•

if we issue or sell any shares of common stock or any warrants, options or other rights to subscribe for or purchase any additional shares of common stock or any convertible securities, whether or not the rights to exchange or convert thereunder are immediately exercisable other than pursuant to (i) options, warrants or other convertible securities that are outstanding on the date hereof; (ii) shares, warrants, options or other convertible securities issued to employees, consultants or directors pursuant to stock option plans, restricted stock plans, employment agreements or consulting agreements; (iii) shares, options or warrants issued to vendors, suppliers, financial institutions or lessors in connection with commercial credit arrangements, commercial property transactions, equipment financings, leases or similar transactions; or (iv) shares, options, warrants or other convertible securities issued in connection with bona fide acquisitions, mergers or similar transactions, for consideration per share or the price per share for which common stock is issuable upon the exercise of such warrants or other rights or upon conversion or exchange of such convertible securities is less than the conversion price in effect immediately prior to the time of such issue or sale.

If any one of these events happens, then the fixed conversion price will generally be adjusted to equal the current conversion price multiplied by a fraction (i) the numerator of which is the total number of shares of common stock issued and outstanding immediately prior to the time of such issuance, and (ii) the denominator of which is the sum of the total number of shares of common stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of common stock issuable as a result of such issuance.

Negative Covenants

As part of the issuance of the convertible notes and share purchase warrants, we agreed to for a period of thirty (30) days after the effectiveness of this registration statement not to authorize or issue any shares of our common stock. In addition, for so long as at least fifty percent (50%) in aggregate principal amount of the convertible notes is outstanding, we agreed not to, without the prior written consent of the holders of not less than fifty percent (50%) of the aggregate principal amount of convertible notes then outstanding:

•

amend our Certificate of Incorporation to adversely affect the rights of the holders of the convertible notes or to authorize any other class or series of stock in addition to common stock and the preferred stock currently authorized or to increase the number of authorized shares of common stock or preferred stock, unless required to comply with the convertible notes or share purchase warrants;

•	amend the convertible notes;
•	declare or pay any dividends or make any distributions on any of our securities (other than the convertible notes);
•

redeem, purchase or otherwise acquire any of our securities ranking junior or pari passu with the convertible notes except for repurchases of common stock from employees or consultants upon termination of employment or contractual arrangements;

•

authorize of issue any equity securities having rights or preferences senior to or pari passu with the convertible notes with respect to voting, dividends or distributions, conversion, redemption or liquidation;

•

merge with or into or consolidate with any other corporation, or sell, lease, or otherwise dispose of all or substantially all of its properties or assets except in a sale resulting in consideration to our securityholders with a value of at least $4 per share;

•	sell, license, or otherwise dispose of all or substantially all of our intellectual property assets;
•	voluntarily dissolve, liquidate, or otherwise cease our operations;
•	materially change the nature of our business;
•

incur any indebtedness in excess of $5,000,000 in the aggregate at any one time outstanding or guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of our company or any subsidiary arising in the ordinary course of business;

•

create, incur, assume or suffer to exist any material mortgage, pledge, security interest, assignment, lien (statutory or other), claim, encumbrance, license or sublicense or security interest in or upon any of the assets of our company, except for liens for taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable and liens related to permitted indebtedness;

•	enter into any agreement that would limit our company's ability to perform its obligations in respect of the convertible notes or shares issuable on conversion of the convertible notes;
•	create, or permit any subsidiary to own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by our company; or
•	take any other actions similar to the foregoing in effect.

Events of Default

We will be considered in default of the convertible notes if any of the following events, among others, occurs:

•	we fail to pay any amount due under a convertible note within fifteen (15) days of any notice sent to us by the holder of the convertible note that we are in default of our obligation to pay;
•	we fail to comply with any of the other agreements contained in the convertible note after we are given ten (10) days written notice of such non-compliance;
•

any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by or on behalf of our company in connection with the convertible note is false, incorrect, incomplete or misleading in any material respect;

•

we (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian over our company or our assets; (ii) are unable to pay our debts as they mature; (iii) make a general assignment for the benefit of our creditors; (iv) are dissolved or liquidated in whole or in part; or (v) or someone else commences a bankruptcy, insolvency or reorganization proceeding;

•	we breach any of our obligations under any other bond, debenture, note or other evidence of indebtedness involving an amount exceeding $1,000,000; or
•	one or more judgments for the payment of money in an amount in excess of $1,500,000 and rendered against our company, which judgments shall remain undischarged for a period of thirty (30) days.

If an event of default occurs, the holders of a convertible note can elect to require us to pay all of the outstanding principal amount, plus all other accrued and unpaid amounts under the convertible note.

Some of the events of default include matters over which we may have some, little or no control. If a default occurs and we cannot pay the amounts payable under the convertible notes in cash (including any interest on such amounts and any applicable late fees under the convertible notes), the holders of the notes may protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained in the convertible notes, in the related securities purchase agreement or in any document or instrument delivered in connection with or pursuant to the convertible notes, or to enforce the payment of the outstanding convertible notes or any other legal or equitable right or remedy. This would have an adverse effect on our continuing operations.

Share Purchase Warrants

In connection with the sale of our convertible notes, we also sold an aggregate of 792,453 share purchase warrants to the initial purchasers of the convertible notes. We also issued 166,415 warrants to a placement agent on the same terms. The warrants entitle the holders and the placement agent to purchase an aggregate of 958,868 shares of our common stock at $1.25 per share, subject to adjustment, and are exercisable at any time until August 29, 2010.

The exercise price of the warrants will be adjusted on the occurrence of any one of the following events:

•	we declare a dividend payable in, or other distribution of, additional shares of our common stock;
•	we subdivide or reverse split our outstanding shares of common stock;
•	we make a distribution of securities (other than shares of our common stock);
•

if we issue or sell any shares of common stock or any warrants, options or other rights to subscribe for or purchase any additional shares of common stock or any convertible securities, whether or not the rights to exchange or convert thereunder are immediately exercisable other than pursuant to (i) options, warrants or other convertible securities that are outstanding on the date hereof; (ii) shares, warrants, options or other convertible securities issued to employees, consultants or directors pursuant to stock option plans, restricted stock plans, employment agreements or consulting agreements; (iii) shares, options or warrants issued to vendors, suppliers, financial institutions or lessors in connection with commercial credit arrangements, commercial property transactions, equipment financings, leases or similar transactions; or (iv) shares, options, warrants or other convertible securities issued in connection with bona fide acquisitions, mergers or similar transactions, for consideration per share or the price per share for which common stock is issuable upon the exercise of such warrants or other rights or upon conversion or exchange of such convertible securities is less than the conversion price in effect immediately prior to the time of such issue or sale.

Consequences of Adjustments in the Conversion Price of the Convertible Notes or Exercise Price of the Share Purchase Warrants

Any adjustments to the fixed conversion price which reduces the conversion price of the convertible notes and the exercise price of the share purchase warrants will result in the holders of the convertible notes receiving more shares upon conversion of the convertible notes and exercise of the share purchase warrants. If the holders of the convertible notes and the share purchase warrants are entitled to receive a greater number of shares of our common stock due to adjustments to the conversion price, then:

•	the other holders of common stock will experience substantial and increasing dilution;

•

to the extent the holders of the convertible notes convert the convertible notes, exercise the share purchase warrants and sell their shares of common stock, the price of our common stock may decrease and continue to decrease as these additional shares are sold in the market; and

•	the issuance of the shares and any decrease in the market price may make it more difficult for us to raise capital or sell equity securities in the future.

Any adjustment which reduces the conversion price of the convertible notes or the exercise price of the share purchase warrants may also result in a decrease in the market price of our common stock.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the OTC Bulletin Board) in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resales by the broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of the applicable exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions;
(f)	market sales (both long and short to the extent permitted under the federal securities laws);
(g)	at the market to or through market makers or into an existing market for the shares;
(h)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and
(i)	a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its share purchase warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to include the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act of 1933 by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5, and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

Other than as set forth below, we know of no material, active or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

On June 21, 2001, Reliability Engineering Associates Limited commenced a lawsuit in the Supreme Court of British Columbia (Vancouver Registry No. S013516) against Bulldog Technologies (BC) Inc. claiming CDN$85,600 (for a design fee of CDN$80,000 plus goods and services tax), $12,198 (on account of delay costs), general damages, special damages, court ordered interest and costs for services performed pursuant to a written agreement dated for reference October 30, 2000. On October 17, 2001, Bulldog Technologies (BC) filed a Statement of Defence and Counterclaim. Bulldog Technologies (BC)’s defence alleges that the services were not performed or were performed negligently or inadequately and as a result no monies are owing to Reliability. We believe that there is no substantive merit to the claims made by Reliability and we intend to vigorously defend the action. Bulldog Technologies (BC)’s counterclaim alleges that since Reliability did not provide the services contracted for, it should return 200,000 shares that we issued to Reliability in advance towards payment. Accordingly, we are seeking an order that Reliability return 200,000 shares of our common stock or, alternatively, that the shares be cancelled; in the alternative, damages for breach of contract; costs and court ordered interest.

On February 8, 2005, Reliability commenced a lawsuit in the Supreme Court of British Columbia (Vancouver Registry No. S050718) against our company claiming damages for conversion and punitive damages for failing to deliver the shares that form the subject matter of the lawsuit filed in the Supreme Court of British Columbia under Vancouver Registry No. S013516. We believe that there is no substantive merit to the claims made by Reliability and intend to vigorously defend the action.

We commenced an action in the Supreme Court of British Columbia (Vancouver Registry No. S042363) against Reidar Ostensen and Stargate Industries Ltd. We claim: (i) damages arising from the breach of an agreement made in or about February 2000 between Bulldog Technologies (Nevada) Inc. and Reidar Ostensen, whereby Reidar Ostensen promised, among other things, to provide certain services to Bulldog Technologies (Nevada), including but not limited to serving as an officer and director of Bulldog Technologies (Nevada), in exchange for receiving 150,000 shares of common stock of Bulldog Technologies (Nevada); (ii) conversion of certain property belonging to Bulldog Technologies (Nevada) by Reidar Ostensen to his own use; and (iii) defamation. A Statement of Defence and Counterclaim was filed on July 23, 2004. The Statement of Defence alleges that the defendants were entitled to the shares, along with other shares issued by Bulldog Technologies (Nevada) to Reidar Ostensen in the name of Roseg Management Ltd., and that representations were made by Bulldog Technologies (Nevada) that the defendants would be entitled to an exchange of their shares of Bulldog Technologies (Nevada) for shares of our company upon completion of the merger between Bulldog Technologies (Nevada) and our company and that the defendants consented to the merger in reliance of that representation. The Counterclaim of the defendants alleges that our company is in breach of the merger agreement and has caused loss and damage to the defendants. We filed a Statement of Defence to the Counterclaim on August 25, 2004. We believe that there is no substantive merit to the claims made by the defendants and we intend to vigorously defend the action.

In early May 2004, Ronald G. Cranfield put our company on notice that he is contemplating measures to enforce an oral agreement that he claims he has entered into with us. Mr. Cranfield is seeking the issuance to himself of 19,500 shares of our company’s common stock, as well as distribution rights of our products in Japan and Korea. To date, we have not been served with a formal demand in writing. We are of the view that no agreement was ever entered into between our company and Mr. Cranfield.

On December 20, 2004, 635002 B.C. Ltd. commenced an action against our company in the Provincial Court of British Columbia (Small Claims Court), Richmond Registry File Number 204-18983. 635002 B.C. alleges breach of contract in connection with a Display Rental Agreement dated May 19, 2000 between Sign-O-Lite, Division of 32262 B.C. Ltd. and our company, which agreement was assigned by Sign-O-Lite to 635002 B.C. 635002 B.C. is suing for a total debt of $1,442.91. We filed a Reply to the Notice of Claim on January 4, 2005, as we believe that there is no substantive merit to the claim made by 635002 B.C. We intend to vigorously defend the action.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
John Cockburn	President, Chief Executive Officer, Secretary and Director	63	November 7, 2003
Boo Jock Chong	Director	61	November 17, 2003

Brett Millar	Director	43	December 1, 2004
Steven Flores	Director	55	December 22, 2004
Matthew Swee Kong Yoon	Chief Financial Officer and Treasurer	48	May 1, 2004

Business Experience

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which he was employed.

John Cockburn, President, Chief Executive Officer, Secretary and Director

On November 7, 2003, John Cockburn was appointed as a director and officer of our company, assuming the positions of president, treasurer and secretary. Mr. Cockburn resigned as treasurer on May 21, 2004. Prior to becoming a director of our company, Mr. Cockburn was the president, chief executive officer and director of Bulldog Technologies (Nevada) since January 2000 and Bulldog Technologies (BC) since September 1998. Mr. Cockburn has held a variety of positions over the past forty years, primarily in the engineering and security fields. His experience includes management, estimating, design, sales and marketing and installations. Since his immigration to Canada in 1975, Mr. Cockburn has been involved in the design of lighting systems, hydro systems and closed circuit television (CCTV) systems, and various types of custom security systems. From May 1976 to September 1982, he held the position of General Manager at Northern Pacific Security Systems, Nor Pac Electric and Nor Pac Lighting in Vancouver, Canada. Mr. Cockburn went on to develop and operate London Alarms Ltd., installing high quality security systems for seven years from October 1982 to September 1990. With a diploma in electrical engineering, Mr. Cockburn designed and built the original container security system, the predecessor of the BOSS Online Security Systems.

Boo Jock Chong, Director

Boo Jock Chong joined our company on November 17, 2003. Mr. Chong founded Canadian Medical Legacy Corp. (formerly, Continental Home Health Care Ltd.) in 1990, and served as its chief executive officer until 1997 and as a director until 2002. He was a director of Vibrotech Industries Inc., a private engineering firm, from 1999 to 2003. From 2002 until May 2004, Mr. Chong also served as a director of Palcan Power Systems Inc. (formerly Palcan Fuel Cells Ltd.), whose common shares are listed on the TSX Venture Exchange. Mr. Chong is also an active member of several bilateral business associations - notably, the Malaysia Canada Business Council (of which he is the past president). Mr. Chong holds a Bachelor of Science degree from London University in 1969 and a Master of Science degree in Oceanography and Marine Biology from Southampton University, England in 1970.

Brett Millar, Director

Brett Millar was appointed as a director of our company on December 1, 2004. Since 2004, Mr Millar has been employed by Cisco Systems, Inc. as Senior Manager, Brand Protection - Americas. From 1989 to 2002, Mr. Millar was a former Supervisory Special Agent with the Federal Bureau of Investigation (FBI). During his 13 years with the FBI, he specialized in major theft, black marketing and supply chain investigations through the United States. Mr. Millar has received numerous government and industry awards for his investigative efforts. After leaving the FBI, from 2002 to 2004 Mr. Millar was president and chief executive officer of his own consulting firm, Brett Millar International and devoted significant time and effort to the development of advanced tracking systems and supply chain security. Mr. Millar has lectured and instructed before the National Cargo Security Council, the American Trucking Association, the Food Marketing Institute, the International Mass Retailers Association, the Technology Asset Protection Association, and various other industry groups. Mr. Millar is a member of the National Cargo Security Council and the Association of Certified Fraud Examiners. Mr. Millar is a former infantry captain with the United States Army and is a graduate of California Polytechnic State University in San Louis Obispo California.

Steven Flores, Director

Steven Flores was appointed as a director of our company on December 22, 2004. Mr. Flores has over thirty-five years of accounting experience as an accountant with organizations including Price Waterhouse Coopers, Xerox Corporation, and an independent registered public accounting firm in California specializing in manufacturing, asset management, audit, tax planning and compliance, and non-profit consulting. In addition, Mr. Flores has been a faculty member of California State Polytechnic University at Pomona (retired emeritus), University of La Verne, and Rio Hondo Community College. Mr. Flores has also participated in numerous non-profit community service organizations serving both as an active member and a member of the board of directors. Mr. Flores has both graduate and undergraduate degrees in accounting, finance, and marketing. Mr. Flores is currently a member of American Institute of Certified Public Accountants, California Society of Certified Public Accountants, and Association of Latino Professionals in Finance and Accounting.

Matthew Swee Kong Yoon, Chief Financial Officer and Treasurer

Matthew Yoon was appointed as our chief financial officer and treasurer effective May 1, 2004. Mr. Yoon is a Fellow of the Association of Chartered Certified Accountants (U.K.), and holds a certificate in advanced management studies from Brunel University, (U.K.). Mr. Yoon is a member of the Certified General Accountants Association of British Columbia and Canada. From 1983 to 1985, Mr. Yoon was employed as an auditor by KPMG in Singapore. Mr. Yoon sought a transfer to KPMG in Malaysia where he worked from 1985 to 1990 as auditor and financial consultant. In 1990, Mr. Yoon joined Bumiputra Merchant Bank, a merchant bank owned by a major Malaysian bank. During his tenure there, he headed the corporate finance department that provided advisory services in the areas of initial public offerings, fund raising through private placements, rights issues, project advisory services and privatization. Mr. Yoon held the position of acting chief executive officer of Bumiputra Merchant Bank in 2000. Following the merger of Bumiputra Merchant Bank with another Malaysian merchant bank to form Alliance Merchant Bank in 2000, Mr. Yoon was appointed co-Head of the enlarged corporate finance department of the merged bank and served in that capacity from 2001 to 2002. In 2003, Mr. Yoon has acted as a consultant to a fuel cell company, and worked as a cost accountant for a manufacturing company in North Vancouver, British Columbia.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 15, 2005, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
John Cockburn 3640 River Road Richmond, BC V7C 5M5	4,593,682(2)	18.8%
Boo Jock Chong 5521 Parker Street Burnaby, BC V5B 1Z9	133,000(3)	*%
Bret Millar 310 E. McCoy, Unit 7A Santa Maria, CA 93455	100,000(4)	*%
Steven Flores 1501 E. Orangethorpe Avenue Suite 100 Fullerton, CA 92831	100,000(5)	*%
Matthew Yoon 101E-3081 Glen Drive Coquitlam, BC V3B 2P8	212,490(6)	*%
Directors and Officers (as a group)	5,139,172(7)	20.8%

* Less than 1% of the issued and outstanding shares of our company as of September 15, 2005.

(1)            Based on 24,047,317 shares issued and outstanding as of September 15, 2005 and, as to a specific person, shares issuable pursuant to the exercise of share purchase warrants exercisable within 60 days.

(2)            Includes 3,000,000 shares of common stock held by Rosedene Investments Limited and 5,000 shares of common stock held by the John Cockburn Family Trust, all of which are beneficially owned by John Cockburn. It also includes 145,000 shares owned by Jan Roscovich, Mr. Cockburn’s wife. Also includes 320,824 options (exercisable within 60 days) of the 825,000 options that were granted on September 2, 2004. The options vest over 36 months beginning on September 5, 2004, with a total of 22,916 options vesting each month for the first 35 months and 22,940 options vesting in month 36. Further includes 116,662 options (exercisable within 60 days) of the 300,000 options that were granted to Jan Roscovich on September 2, 2004. The options vest over 36 months beginning September 5, 2004, with a total of 8,333 options vesting each month for the first 35 months and 8,345 options vesting in month 36.

(3)	Includes 50,000 options with an exercise price of $1.60 per share.

(4)            Includes 50,000 options with an exercise price of $2.42 per share and 50,000 options with an exercise price of $1.60 per share.

(5)	Includes 100,000 options with an exercise price of $1.60 per share.

(6)                   Includes 62,490 options (exercisable within 60 days) of the 150,000 options that were granted on September 2, 2004. The options vest over 36 months beginning on September 5, 2004, with a total of 4,166 options vesting each month for the first 35 months and 4,190 options vesting in month 36. Also includes 150,000 options with an exercise price of $2.20 per share.

(7)	Includes 699,976 options exercisable within 60 days.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 common shares with a par value of $0.001. As at September 15, 2005, we had 24,047,317 common shares issued and outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

PENNY STOCK RULES

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

In September 2003, we appointed Amisano Hanson as our independent registered public accounting firm to audit the financial statements of Bulldog Technologies (BC) and Bulldog Technologies (Nevada) for the fiscal years ended August 31, 2003 and 2002 for inclusion in the current report on Form 8-K that was filed when we acquired those companies. At that time, our board of directors approved the change of accountants of our company to Amisano Hanson effective on November 17, 2003. We therefore dismissed Morgan & Company, the previous auditors of our company, effective on that date.

During our fiscal years ended August 31, 2003 and 2002, and any subsequent interim periods preceding the change in accountants, there were no disagreements with Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The report prepared by Morgan & Company on the financial statements of our company for either of the fiscal years ended August 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principles, except for an explanatory paragraph that the financial statements had been prepared assuming that Northward Ventures would continue as a going concern, but since it had incurred a net loss of $61,128 since inception, had not attained profitable operations and was dependent upon obtaining adequate financing to fulfil its exploration activities, there was substantial doubt about the company’s ability to continue as a going concern.

On April 8, 2004, we engaged BDO Dunwoody LLP as our new principal independent registered public accounting firm with the approval of our company's board of directors. Accordingly, we dismissed Amisano Hanson.

From the date of Amisano Hanson’s appointment through the date of Amisano Hanson’s dismissal on April 1, 2004, and the appointment of BDO Dunwoody LLP on April 8, 2004, there were no disagreements with Amisano Hanson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The reports on the financial statements of Bulldog Technologies (BC) and Bulldog Technologies (Nevada) prepared by Amisano Hanson for either of the fiscal years ended August 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles, except for explanatory paragraphs that the respective financial statements had been prepared assuming that the company would continue as a going concern, and that since the company was in the development stage, had no established source of revenue and was dependent on its ability to raise capital from other sources to sustain operations, there was substantial doubt about the company’s ability to continue as a going concern.

BDO Dunwoody LLP was not consulted on any matter relating to accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements prior to being engaged on April 8, 2004. BDO Dunwoody LLP did not provide any written or oral advice that was an important factor considered by us in reaching any decision as to the accounting, auditing or financial reporting issues.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The audited consolidated financial statements of our company for the fiscal year ended August 31, 2003 included in this registration statement have been audited by Amisano Hanson, independent registered public accounting firm, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding the company’s ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of our company for the fiscal year ended August 31, 2004 included in this registration statement have been audited by BDO Dunwoody LLP, independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

- reasonably believed that their conduct was in or not opposed to our company’s best interests; or

- with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company’s favour by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted themself in good faith and that such person reasonably believed that their conduct was in or not opposed to our company’s best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to our company.

The determination to indemnify any such person must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- by independent legal counsel in a written opinion; or

- by court order.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

Our principal executive office is currently located at Riverside Place, Suite 301, 11120 Horseshoe Way, Richmond, British Columbia, Canada. Our premises occupy 12,921 square feet, which we believe to be adequate for our current operations. We do not anticipate that we will require any additional premises in the foreseeable future.

The lease for 10,346 square feet of the premises is for a five year term which commenced on July 1, 2004. The basic rent under the lease during the first three years is CDN$113,806 (approximately $87,543), payable in equal monthly installments. Pursuant to the terms of the lease, our company did not pay basic rent for the first six months of the lease. The basic rent under the lease will increase to CDN$124,152 (approximately $95,501) for each of the last two years of the lease term, payable in equal monthly installments. The landlord is also entitled to an additional annual rent, payable in monthly installments, representing our proportionate share of the property’s operating expenses, such as property taxes, common area costs, parking lot maintenance, and administrative expenses. The additional annual rent during the current year is estimated at CDN$7 per square foot (approximately $5 per square foot), subject to a rebate of approximately 40%. In July 2005, our company increased the leased area by 2,575 square feet at the same rate.

DESCRIPTION OF BUSINESS

Business Development During Last Three Years

We were incorporated under the laws of the State of Nevada on June 18, 2002, under the name Northward Ventures Inc. On November 12, 2003, we changed our name to Bulldog Technologies Inc. Until we entered into the acquisition with Bulldog Technologies (BC) and the merger with Bulldog Technologies (Nevada), our focus was on the exploration of a mineral claim known as the North Manchester Property, located in the Sudbury Mining Division, Province of Ontario, Canada. We did not undertake any exploration activity on the North Manchester Property and have abandoned this property.

Other than as set out herein, we have not been involved in any bankruptcy, receivership or similar proceedings, nor have we been a party to any material reclassification, merger, consolidation or purchase or sale of a significant amount of assets not in the ordinary course of our business.

Acquisition of Bulldog Technologies (BC) and Merger with Bulldog Technologies (Nevada)

On October 28, 2003, we entered into the following agreements:

- Agreement and Plan of Merger among Northward Ventures, Bulldog Technologies (Nevada), Bulldog Acquisition Corp. and John Cockburn; and

- Share Purchase Agreement among Northward Ventures, Bulldog Technologies (BC) (then known as Bulldog Technologies Inc.), John Cockburn and certain minority shareholders of Bulldog Technologies (BC).

Bulldog Technologies (BC) was incorporated under the laws of the Province of British Columbia on September 23, 1998. Bulldog Technologies (Nevada) was incorporated under the laws of the State of Nevada on January 18, 2000. At the time we acquired Bulldog Technologies (BC), it carried on the business of developing and commercializing security systems for the cargo transportation industry. Bulldog Technologies (Nevada) was incorporated primarily to facilitate the financing of Bulldog Technologies (BC), and its primary asset consisted of an inter-corporate loan to Bulldog Technologies (BC) that was outstanding in the amount of $1,122,197 as at August 31, 2003. Mr. John Cockburn was the sole officer, director and the principal shareholder of each of Bulldog Technologies (BC) and Bulldog Technologies (Nevada). Other than the loan from Bulldog Technologies (Nevada) to Bulldog Technologies (BC), there was no direct legal relationship between the two companies.

Bulldog Acquisition Corp. was incorporated under the laws of the State of Nevada on October 24, 2003. Bulldog Acquisition was a wholly owned subsidiary of our company and was incorporated for the purposes of completing the merger with Bulldog Technologies (Nevada).

Pre-Acquisition Stock Split and Cancellation of Shares

As a condition to the closing of the acquisition and the merger, on November 7, 2003, we completed a 4.34 for 1 split of our common stock, effected by a dividend of 3.34 shares of our common stock to our shareholders of record on October 29, 2003 for each currently issued and outstanding share of held.

Also as a condition to the closing of the acquisition and the merger, Michael Waggett and Suzette Lewis, then our Chief Executive Officer and Corporate Secretary, respectively, agreed to surrender for cancellation, without consideration, 2,000,000 (pre-split) shares of our common stock owned by them.

As a result of the stock split and the cancellation, we had 9,591,400 shares of our common stock issued and outstanding immediately prior to the completion of the acquisition and the merger.

Merger with Bulldog Technologies (Nevada)

The merger of Bulldog Technologies (Nevada) and Bulldog Acquisition Corp. was completed effective as of November 10, 2003. As a result of the merger, we acquired all of the 9,081,500 issued and outstanding shares in Bulldog Technologies (Nevada) in exchange for agreeing to issue 9,081,500 shares of our common stock to the stockholders of Bulldog Technologies (Nevada). The stockholders of Bulldog Technologies (Nevada) were entitled to receive one share of our common stock for each share of Bulldog Technologies (Nevada). After the merger closed on November 10, 2003, Bulldog Technologies (Nevada) became our wholly-owned subsidiary.

Merger with Bulldog Acquisition

On November 7, 2003, we entered into an Agreement and Plan of Merger with our wholly owned subsidiary whereby we merged Bulldog Acquisition Corp. with and into our company. As part of this merger, we changed our name from “Northward Ventures, Inc.” to “Bulldog Technologies Inc.” to reflect our newly acquired business.

Acquisition of Bulldog Technologies (BC)

On November 10, 2003, we also completed the acquisition of 695,800 of the shares of Bulldog Technologies (BC) in exchange for issuing 695,800 shares of our common stock, leaving 14,200 common stock of Bulldog Technologies (BC) still to be exchanged, pursuant to the share exchange agreement. The stockholders of Bulldog Technologies (BC) were entitled to receive one share of our common stock for each share of Bulldog Technologies (BC). After the acquisition closed on November 10, 2003, Bulldog Technologies (BC) became our subsidiary. We are planning on acquiring the balance of the shares of Bulldog Technologies (BC) from the one remaining shareholder. Any such acquisition is not expected to result in a significant cash payment by us.

Recapitalization

The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of Bulldog Technologies (BC) and Bulldog Technologies (Nevada) controlled approximately 51% of our common stock immediately upon conclusion of the transaction (including the private placement completed in connection with this transaction) and the continuing business is that of Bulldog Technologies (BC) and Bulldog Technologies (Nevada). Under reverse acquisition accounting, the post-acquisition entity is accounted for as a recapitalization of Bulldog Technologies (BC) and Bulldog Technologies (Nevada).

Accordingly, the historical financial statements and financial information presented in this registration statement prior to the share exchange are those of Bulldog Technologies (BC) and Bulldog Technologies (Nevada).

Business of Bulldog

Our business is the development, manufacture and sale of the Bulldog Online Security Systems, which we refer to as “BOSS”, designed to prevent cargo theft from cargo containers, tractor-trailers, cargo vans, tanker trucks, storage year containers and other cargo transportation and storage equipment.

To date, we have several BOSS product lines, which provide the company with the ability to tailor a yard or road based security system to the exact needs of the individual customer.

- The Yard BOSSTM - This system is designed for security of storage yard containers that alerts on site security personnel in the event of theft or trespassing. The system consists of a RB-210 transmitter which houses motion and opening detection sensors. The system securely locks onto the locking rod of the cargo container or trailer. If unauthorized entry or movement occurs, the RB-210 transmits a radio signal to the base station receiver which alerts security personnel of the security breach. This system can also be integrated into a user’s localized alarm system to provide the protection during non-business hours. The system is portable and reusable and can be easily disarmed, removed, reattached and reactivated in a yard or storage area. This portable external unit for cargo containers or tractor trailers provides yard security personnel the ability to monitor the movement and door seal of parked cargo trailers or containers.

- The Road BOSSTM External - This system attaches to the locking-rods of cargo trailers and containers while in transit or storage. The system for use on trucks alerts the driver, by way of a remote receiver carried by the driver, in the event someone attempts to access the cargo. This system uses the same RB-210 transmitter, but communicates with a receiver located in the truck. The RB-210 secures a cargo container or tractor trailer while in transit. This system is configured to interface with the existing tractor or trailer global positioning system (GPS) and telematics systems. A telematics system is a system that, through the use of telecommunications, transmits information or controls equipment. The Road BOSS External integrates with satellite tracking and asset tracking systems to provide information regarding door-seal integrity and detailed time and location reports on trailers. The system can be monitored from a central dispatch.

- The Road BOSSTM External II - This system uses a long range RB-600 transmitter and an internal global positioning system (GPS). This transmitter attaches to the locking rods in the same manner as the original Road BOSS External system, but transmits its signal to GSM type cellular phone towers using the same GPRS data communications protocol as standard data enabled cell phones. GSM cellular networks supporting GPRS data devices are nearly globally deployed, allowing the system to be utilized in most countries. The Road BOSS External II provides the same level of security as the original Road BOSS External, but by combining the data transmitter, security device and GPS receiver into one device the deployment costs are reduced by approximately 50%.

- The Road BOSSTM Internal - This consists of a fixed internal transmitter (RB-300) that simultaneously monitors multiple roll-up and sliding doors, preventing unauthorized entry and intrusion. This system is designed to alert the driver through a mobile receiver should a thief attempt to enter, move, or remove items from the delivery vehicle. This system can be configured for use with the existing tractor or trailer global positioning system (GPS) and telematics systems, a stand along mobile receiver, or Yard BOSS secure lot systems. The RB-300 provides the ability to monitor multiple doors, and allows for monitoring without alerting would-be thieves to its presence.

- The Road BOSSTM Internal II – This system consists of a fixed internal transmitter that simultaneously monitors multiple roll-up and sliding doors, preventing unauthorized entry and intrusion. This system contains our internal global positioning system (GPS) determination technology and a CDMA based data transmitter, which allows position and security data to be sent directly from the monitoring device to Sprint’s commercial cellular network. These signals are relayed to our backend software monitoring application, and allows dispatchers and security personnel the ability to monitor the security and location of their fleet. The new Road BOSS Internal II also can interface with any text enabled cell phone or paging device to provide security information to the driver while he is away from his vehicle.

- The Tanker BOSSTM - The Tanker BOSS System consists of an in-truck control unit, the RP-400 and three types of sensor units, which monitor liquid (i.e. fuel) level, liquid (i.e. fuel) flow, and access tampering (for hatches, covers or other access points). The RP-400 monitors a large number and combination of sensors, without the need for extensive customization. It contains advanced motion based intelligence to compensate for differential liquid (i.e. fuel) levels during vehicle motion. The RP-400 easily interfaces with existing global positioning system or vehicle tracking systems via a digital interconnect and supports network arming and disarming, providing operations management complete control overall liquid (i.e. fuel) movement.

- Road BOSSTM AVL and security application software. The Bulldog Road BOSSTM tracking software is a combination load security, automatic vehicle location (AVL), and asset management application. It was developed in partnership with Miletus Associates Inc. and combines their Java based Internet tracking software, TracerLink Web, with Bulldog’s proprietary Road BOSSTM Security Gateway.

- Mini BOSSTM System - The system is a battery operated, miniature (4.5” x 2.75” x 1.75”), covert tracking device which can be concealed in valuable cargo and activated when required. The Mini BOSS device supports the global positioning system (GPS) protocol, which allows it to provide four modes of position determination using enhanced sensitivity GPS, cell tower triangulation, or hybrid combinations of both on Sprint’s commercial CDMA cellular network. By using the global positioning system (GPS) the Mini BOSSTM covertly enclosed in valuable cargo can provide a location of the cargo even when it is located inside a shipping van, trailer or commercial warehouse. In the case of cargo theft this allows law enforcement to recover the lost cargo, and in normal operations this system affords users the ability to track their cargo even when it is carried by third party companies.

- RB-600 Road BOSSTM - The RB-600 Road BOSSTM provides several unique product enhancements over the existing Road BOSSTM system. By embedding the GSM/GPRS data modem, GPS receiver and security seal in one reusable device, the operator can selectively choose which loads are to be secured independent of the tractor or trailer, thus eliminating the expense of hard wiring a tracking system into each tractor or trailer.

- Zigbee RFID/ Sensor monitoring Tags. - We are currently deploying long range active Zigbee RFID/Sensor monitoring tags. The Zigbee protocol allows for very efficient wireless sensor monitoring applications, where tags can operate for several years off of small inexpensive batteries. It also makes it possible for our sensor monitoring products to interface into other monitoring networks and products already in operation in the commercial supply chain. The integration of industry standards allows for the development of applications that can actively monitor any form of sensor compliant with the Zigbee, or 802.15.4 standards. Standards which we believe will be the predominate wireless security and asset management protocol used in the supply chain.

Technology

The Road BOSS is a rugged, compact, portable security system that protects cargo while “on the road.” The Road BOSS relays a signal via satellite to dispatch using the existing fleet management equipment installed inside most trucks. These security updates and alarms are available to operators and dispatch at any location with Internet access. The Road BOSS product interfaces with existing global positioning system (GPS) based fleet management systems, to provide trailer seal integrity, and vehicle security when the trailer is in transit or away from a secure yard. The Road BOSS allows dispatch, operators and customs agents to monitor trailer status and load security from anywhere in North America. Optionally, the Road BOSS can be monitored by the driver through the use of a belt worn mobile receiver.

The Road BOSS transmits to its receiver using high bandwidth spread spectrum signals originally designed for military operation and security applications. It utilizes motion, vibration, contact, and magnetic sensors, and power efficient transmitters and receivers contained in rugged plastic-alloy housings, to create a low maintenance, relatively indestructible, user-friendly security product.

The Yard BOSS product is a complementary system that allows for securing loads and monitoring seal integrity when the trailer is being stored in an equipped yard. The Yard BOSS utilizes security polling, contact sensors, and motion sensors to alert yard security personnel to any tampering. The Yard BOSS integrates with a monitored alarm system and can be interfaced with rooftop sirens and yard lights.

The Road BOSS and Yard BOSS form a complementary pair of products allowing operators and dispatchers of all sizes to secure their valuable cargo from the time it is loaded into a container, until it is delivered to its final destination.

In addition, the MiniBOSS is a covert tracking device that can be concealed in valuable cargo and enables lost or stolen cargo to be tracked and recovered by the owners using enhanced sensitivity GPS, cell tower triangulation on a commercial CDMA cellular network.

Intellectual Property

On March 21, 2005, our company was granted a patent for a security/tracking device that attaches to the rear locking rods of cargo containers or tractor-trailers by the United States Patent and Trademark Office. The patent outlines a solution which provides continuous feedback on security status to a receiving device, be it a device connected to a monitoring network or a mobile pager device. This unique technology is employed throughout our BOSSTM portfolio of industry-leading wireless cargo security devices for the supply chain. The patent represents that our company has the exclusive right to have a device attached to the locking bars of a container or tractor-trailer, with or without global positioning system (GPS) services transmitting security data to a monitoring receiver or mobile pager.

Our company has filed a patent application in the United States, and an international application claiming priority from the United States application with the International Bureau of the World Intellectual Property Organization under the Patent Cooperation Treaty (PCT), for the invention of our continuous feedback security system for cargo containers. The Patent Cooperation Treaty patent applications are in good standing and are currently pending.

We rely on trade secrets to protect our intellectual property. We execute confidentiality and non-disclosure agreements with our employees and limit access to and distribution of our proprietary information.

The departure of any of our management or significant technical personnel, the breach of their confidentiality and non-disclosure obligations, or the failure to achieve our intellectual property objectives may have a material adverse effect on our business, financial condition and results of operations. We believe our success depends upon the knowledge and experience of our management and technical personnel and our ability to market our existing products and to develop new products. While we believe that we have adequately protected our proprietary technology, and we will take all appropriate and reasonable legal measures to protect it, the use of our processes by a competitor could have a material adverse effect on our business, financial condition and results of operations.

Production, Assembly and Installation

All manufacturing of our products are sub-contracted. The transmitter receiver boards are procured in the United States and shipped to our local manufacturer in British Columbia. Alican Mould & Plastics of Richmond, British Columbia manufactures the housing units and ships them to a local manufacturing plant for the assembly, where they are combined with our proprietary circuit boards, battery pack, tested and packaged. The completed units are sent to us for inventory or shipped directly to the customer.

We typically assist the customer or provide instructions to the customer for the installation of our products. We intend to seek contracts with security companies throughout North America to install the Yard BOSS System. The security companies that we intend to target will gather information for the yard in which an installation is to be done, and install the Yard BOSS System once the contract is in place. The installation will include the base station, server based monitoring software sensor units.

After Sales Service

Defective products will be shipped back to the factory where a determination will be made as to whether the repair is covered under warranty or on a cost plus basis. The product is repaired and shipped to the dealer or customer directly. Our management is planning to establish additional security depots to address after sales warranty service and to provide repair service for the units. Our management intends to produce a service manual and send the manuals to service depots to ensure that personnel are fully capable at servicing the products.

Warranty

We currently offer a one-year limited warranty from the date of shipment to cover defects in materials or workmanship of our products. Warranty service will be provided from our head office during the initial stages of our development.

Employees

As at September 15, 2005, we employed 31 people, 6 of whom are engaged in marketing and sales, 17 in research, development, and customer support, and 8 in management and administration. We are not subject to any collective bargaining agreements and we consider relations with our employees to be excellent. We expect that we will spend $1.905 million in salaries during the twelve months ending August 31, 2006.

Research and Development

We spent the following amounts on engineering, research and development activities during the fiscal years ending August 31, 2004 and August 31, 2003:

2004 - $316,655

2003 - $16,588

Our cumulative engineering, research and development expenses, net of tax credits received from the Government of Canada under its Scientific Research and Experimental Development program, for the period from the date of inception on September 23, 1998 to August 31, 2004 were $619,146. We are no longer eligible for refundable tax credits under such program.

These expenses were incurred in the development of our BOSS Online Security Systems. We expect that our annual research and development expenses will continue to increase as we complete work on other products that are currently in development.

We are planning to continue our research and development on the following new products:

- Commercial Vehicle/Cargo tracking. We have completed the integrating of the global positioning system (GPS) protocol into our existing security systems, but the global positioning system (GPS) is currently only available on Sprint’s North American network. We are also working with various GSM based Assisted global positioning system (GPS) capabilities as well. GSM is the globally deployed cellular technology, and by completing this technology development, we will open global markets to our products, as well as continue to reduce cost and improve functionality.

- Automated Vehicle Location, (AVL) software. We have completed the integration of our new global positioning system (GPS) devices into its proprietary security and asset management application, and we will continue to improve the functionality of this software offering as well.

- Asset management products. We have commenced the commercial deployment of our integrated long range radio frequency identification products, and will continue the research and development effort to support emerging wireless communication standards, such as Zigbee which will allow our security systems to be operationally combined with asset management systems with the view to providing increased functionality and a better return on investment model.

- Tanker Security System. We are planning on continuing additional functionality development on our tanker security system, which allows for the monitoring of liquids transported in industrial tanker trucks.

- Sensor Monitoring Products. We have leveraged our design competencies in radio frequency identification with the standardization of Zigbee to create asset monitoring tags which can give our customers the ability to monitor asset location, temperature, and other valuable sensor information with our monitoring infrastructure.

Radio Frequency Engineering

We will continue to invest in engineering equipment and human resources to further develop our radio frequency design and development capabilities. We have already invested $150,000 in engineering equipment. We have increased our rented premises by 2575 sq. ft. at 11120 Horseshoe Way, Richmond, British Columbia, Canada to house the radio frequency unit in one building. We are in the process of expanding our complement of radio frequency engineering staff to provide both in-house and consultancy services that support our core business. This increased effort in radio frequency design will continue to yield decreased manufacturing costs, and increased product functionality.

Sales and Marketing

We are targeting four major primary markets: (i) retail, (ii) pharmaceutical, (iii) high technology, and (iv) government. We are focused on selling our products to the manufacturers of goods in three of those commercial markets. Government sales will be handled on a direct basis. Currently, we are working on business opportunities in the United States of America, Latin America and Canada. We are promoting our products through multiple channels, namely industry trade shows, distributors, security consultants and our own sales team. We currently have distributors covering markets in the United States of America, Latin America and the Middle East, and anticipate engaging new distributors, resellers and sales agents. We plan to increase our sales force to target sales in the cargo transportation sector and United States homeland security. We are demonstrating the feasibility of our products to our potential customers via pilot projects with the expectation of those pilots becoming active opportunities in the next six to twelve months. Equally important, we are using the internet as a marketing tool and accordingly, we have built a secure website to disseminate information about our products. We anticipate that we will expend approximately $506,000 during the twelve-month period ending August 31, 2006 on sales and marketing activities such as trade shows, conducting pilot projects, advertising and other marketing activities.

Strategic Relationships

On March 3, 2004, we entered into a Distribution Agreement with Nettel Incorporated, a telecommunications distributor located in Guayaquil, Ecuador, with interests throughout Latin America. Under the distribution agreement, Nettel has the right to distribute our BOSS security products in Ecuador.

On March 29, 2004, we announced that Royal & Sunalliance, an insurance underwriter, has agreed to offer the following incentives to land based transportation companies that use our company’s BOSS security products in Mexico: (a) a 20% discount in their annual insurance premiums associated with theft; and (b) a reduction in the deductible associated with theft claims from the standard deductible of 30% of the value of the shipment to 15% of the value of the shipment.

On April 13, 2004, we announced that Energy Control Systems, a company engaged in the development and implementation of petroleum related management and control technology, had entered into a contract to jointly develop a security system to prevent the theft and tampering with petroleum products while being transported in medium and heavy duty trucks. The security system, still in the development stage, is being designed specifically for petroleum tanker trucks, and is anticipated to be marketed as the Bulldog Road BOSS 400 (RB-400). It is expected that the RB-400 will integrate with our sensor monitoring security platform and software. Under the agreement, we will own all intellectual and other property rights for the newly developed product. We have also entered into a three year Distribution Agreement with Energy Control Systems for distribution rights of the RB-400 in Saudi Arabia, United Arab Emirates, Oman, Kuwait, Qatar, Lebanon, Egypt and Jordan. We will retain exclusive marketing rights in all other markets.

On May 12, 2004, we announced a strategic relationship with the Ecuadorian branch of ACE Seguros S.A., which provides insurance and re-insurance services for the cargo transportation industry throughout Latin America. Due to security concerns surrounding cargo transportation in Ecuador, ACE Seguros has indicated that it will offer to its clients a premium discount of 20% and a deductible discount of 15% for cargo secured with our company’s Bulldog Yard BOSS System.

Pursuant to a resellers agreement between our company and Satamatics, Inmarsat D+ Satellite Service Provider, a satellite data services provider, Satamatics has agreed to integrate and sell its SAT101 product with our Road BOSSTM and Tanker BOSSTM products. The integration of the SAT101 with our products permits our company to communicate security data across a global satellite infrastructure in markets such as Latin America and the Middle East, which markets require a global satellite data solution.

On February 23, 2005, our company signed of a Letter of Intent with iComPort to be their exclusive supplier of choice and partner for the Iraqi Oil Ministry’s project to track and monitor oil tanker trucks. The letter of intent details the exclusive arrangement between iComPort and our company to design, build and install our Tanker BOSSTM products for the Oil Ministry of Iraq. iComPort is a leading information technology company in Iraq, providing specialized business software solutions, media production and consulting, and custom software development services to all Iraqi public institutions and corporations.

On May 18, 2005, we announced that we signed a nationwide partnership agreement with Sprint Solutions Inc., which enabled our company to provide our data and services on a nation-wide wireless CDMA network. The agreement permitted our company to launch commercial service of our products.

On May 31, 2005, we announced that we signed Logessa S.A. as our principal distribution partner in Chile. Logessa, a warehouse, logistics and inland transportation company, entered into a purchase agreement with our company for our BOSS TM products for distribution throughout Chile.

On August 8, 2005, we signed an agreement with Cargo Security Systems LatinoAmerica Ltd. as the exclusive agent in Costa Rica to secure business arising from the Costa Rican government mandating all carriers to use a device with certain technical specifications used to monitor, track and secure assets as they are moved within Costa Rica. Our company intends to develop and supply the RB-600 Road BOSSTM to meet this requirement.

On September 14, 2005, we announced that signing of a Letter of Intent with Geovision S.A.L. of Lebanon to be our exclusive supplier of choice and partner for a joint opportunity selling to the Saudi Arabian Transit Authority. The project will use our Road BOSSTM RB600 and Geovision’s software to secure, track and monitor transportation trailers and cargo containers. The letter of intent details the exclusive arrangement between Geovision and our company for the supply of our Road BOSSTM RB600. Geovision is a provider of technology solutions integrated with GIS mapping applications for businesses in the Middle East and Lebanon. Geovision will provide the local maps, develop the GSM airtime contracts and integrate our Road BOSSTM RB600 hardware into a security and tracking system for the Saudi Transit Authority.

Pilot Programs

The notable pilot projects for our products that are being evaluated by our customers are the Tanker BOSSTM and the Mini BossTM. The Tanker BOSSTM, which is a triple-redundant electronic security solution that simultaneously monitors internal fluid levels and all ingress and egress points on tanker trucks, is being tested in Saudi Arabia and Iraq. With regards to the Mini BOSSTM, we have successfully completed some pilot programs with potential customers on the sale of hardware and services.

REPORTS TO SECURITY HOLDERS

We are a reporting company under the Exchange Act. We file an annual report on Form 10-KSB and quarterly statements on Form 10-QSB with the Securities and Exchange Commission. We must also file other reports, such as current reports on Form 8-K, as applicable. In addition, we submit a proxy statement for our annual stockholders meeting (and, if applicable, any special meetings).

The public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. We are an electronic filer. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Internet address of the site is http://www.sec.gov.

MANAGEMENT DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes for the years ended August 31, 2004 and 2003 as well as our unaudited consolidated financial statements for the nine months ended May 31, 2005 which appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled “Risk Factors” beginning on page 10 of this registration statement.

Overview

We were incorporated under the laws of the State of Nevada on June 18, 2002. Until we entered into the acquisition with Bulldog Technologies (BC) and the merger with Bulldog Technologies (Nevada), our focus was on the exploration of a mineral claim known as the North Manchester Property, located in the Sudbury Mining Division, Province of Ontario, Canada. We did not undertake any exploration activity on the North Manchester Property and have abandoned that property.

On November 10, 2003, we completed the acquisition of 695,800, or 98%, of the shares of Bulldog Technologies (BC) in exchange for issuing 695,800 shares of our common stock. The stockholders of Bulldog Technologies (BC) were entitled to receive one share of our common stock for each share of Bulldog Technologies (BC). After the acquisition closed on November 10, 2003, Bulldog Technologies (BC) became our subsidiary.

The merger of Bulldog Technologies (Nevada) and Bulldog Acquisition Corp. was completed effective as of November 10, 2003. As a result of the merger, we acquired 9,081,500 issued and outstanding shares in Bulldog Technologies (Nevada) in exchange for agreeing to issue 9,081,500 shares of our common stock to the stockholders of Bulldog Technologies (Nevada). The stockholders of Bulldog Technologies (Nevada) were entitled to receive one share of our common stock for each share of Bulldog Technologies (Nevada). After the merger closed on November 10, 2003, Bulldog Technologies (Nevada) became our wholly-owned subsidiary. After completion of this merger, we merged Bulldog Acquisition Corp. with our company. As part of this merger, we changed our name from “Northward Ventures, Inc.” to “Bulldog Technologies Inc.” to reflect our newly acquired business.

Our business involves the development, manufacture and sale of the Bulldog Online Security System, which is commonly referred to as “BOSS”, designed to prevent cargo theft from cargo containers, tractor-trailers, cargo vans, tanker trucks, storage yard containers and other transportation and storage equipment.

We are still in our infancy as a viable commercial entity, and consequently our focus has been on the identification of market needs, the development of products and services to meet these needs, and the branding of our company and our services. We anticipate that the expected growth in revenues will assist us in attracting additional financing to allow us to add the needed resources in order to further support the growth of our operations. Despite our expectations, there are no assurances that an increase in our revenues can be achieved, or that we will be able to attract additional financing on acceptable terms, if at all. Should we be unable to achieve the anticipated revenue growth or to attract additional financing on acceptable terms, our ongoing business and future success may be adversely affected.

General - Explanation of Comparative Periods

As discussed above, we acquired Bulldog Technologies (BC) and Bulldog Technologies (Nevada) effective on November 10, 2003. The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of Bulldog Technologies (BC) and Bulldog Technologies (Nevada) controlled approximately 51% of our common stock immediately upon conclusion of the transaction (including the private placement completed in connection with this transaction) and the continuing business is that of Bulldog Technologies (BC) and Bulldog Technologies (Nevada). Under reverse acquisition accounting, the post-acquisition entity is accounted for as a recapitalization of Bulldog Technologies (BC) and Bulldog Technologies (Nevada).

The audited financial statements of Northward Ventures (which was inactive and involved in a different business) for the fiscal periods ended August 31, 2003 and 2002 were included on our annual report on Form 10-KSB, filed with the Securities and Exchange Commission on October 24, 2003. Prior to the share exchange with Bulldog Technologies (BC) and Bulldog Technologies (Nevada), Northward Ventures (the inactive public company) was not operating, had minimal assets and liabilities and had earned no revenue from its inception through 2003 and during that period incurred only $61,128 of cumulative expenses, primarily pertaining to mineral exploration activity.

PLAN OF OPERATION AND CASH REQUIREMENTS

We anticipate that we will expend approximately $3,610,000 on our BOSSTM product business during the twelve month period ending August 31, 2006 to secure initial product orders, build market channels, support customer trials, complete independent product evaluations, recruit senior engineers and marketing staff, conduct continued research and development on our new products, launch a marketing program, ramp up our manufacturing capabilities, and purchase plant and machinery. These expenditures are broken down as follows:

Estimated Expenditures Required During the Next Twelve Months

Operating expenses
Sales and Marketing	$506,000

Research and Development	300,000
Manufacturing and Engineering	200,000
General and Administrative	589,000
Salaries and Wages	1,905,000
Total Operating Expenses	3,500,000
Capital expenditures	110,000
Total	$3,610,000

On April 13, 2004, we completed the private placement of 2,219,611 shares of our common stock, and Series A and Series B share purchase warrants to purchase up to 1,664,708 shares of our common stock, for aggregate gross proceeds of $4,994,125. Net proceeds received from the private placement (after deducting placement agent fees) were $4,694,468. The 554,902 Series A share purchase warrants are exercisable at $3.50 per share for a period of five years, and the 1,109,806 Series B share purchase warrants were exercisable at $2.25 per share until February 5, 2005. As an inducement to early exercise, we temporarily reduced the exercise price of the Series B share purchase warrants to $1.90 per share if exercised on or before November 5, 2004 at 5:00 p.m., Pacific time. All other terms and conditions of the warrants remained unchanged. On November 5, 2004, holders of the Series B share purchase warrants exercised 309,806 of those warrants for gross proceeds of $588,605. We paid a cash placement fee of $35,317 to the placement agent who originally identified the investors in April, 2004. The balance of the 1,109,806 Series B share purchase warrants expired. The portion of the private placement representing value (as determined by the Black-Scholes option pricing model) attributable to the share purchase warrants is presented in our consolidated financial statements as a liability pursuant to United States generally accepted accounting principles as a result of our continuing obligation, for a period of two years, to keep current the registration statement covering the shares issuable upon exercise of the warrants. The liability recognized in our consolidated financial statements at May 31, 2005 was $680,601.

As a result of the completion of the private placement of convertible notes and share purchase warrants on August 29, 2005, we raised gross proceeds of $2,100,000 for business operations. Net proceeds received from the private placement (after deducting placement agent fees) were $1,974,000. We issued an aggregate of 958,868 share purchase warrants which are exercisable at $1.25 per share for a period of five years.

We anticipate that we will start generating revenues from the sale of BOSSTM systems within the next six months, but we are not in a position to predict whether we will be able to generate sufficient sales revenues to meet our operating expenses. Should cash flow from operations be insufficient, we will require additional external financing to bring our products into commercial operation, finance working capital and pay for operating expenses and capital requirements. Notwithstanding the foregoing, we believe that broad market acceptance of our security products is critical to our future success and our ability to generate revenues. Unfortunately, there can be no assurance that we will be successful in marketing our current product offerings or any new product offerings. Failure to achieve broad market acceptance of our security products, as a result of competition, technological change, or otherwise, would adversely affect our business.

Additionally, there can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, if and when it is needed, we will be forced to scale down or perhaps even cease the operation of our business.

Sales and Marketing

We are targeting four major primary markets: (i) retail, (ii) pharmaceutical, (iii) high technology, and (iv) government. We are focused on selling our products to the manufacturers of goods in three of those commercial markets. Government sales will be handled on a direct basis. Currently, we are working on business opportunities in the United States of America, Latin America and Canada. We are promoting our products through multiple channels, namely industry trade shows, distributors, security consultants and our own sales team. We currently have distributors covering markets in the United States of America, Latin America and the Middle East, and anticipate engaging new distributors, resellers and sales agents. We plan to increase our sales force to target sales in the cargo transportation sector and United States homeland security. We are demonstrating the feasibility of our products to our potential customers via pilot projects with the expectation of those pilots becoming active opportunities in the next six to twelve months. We anticipate that we will expend approximately $506,000 during the twelve-month period ending August 31, 2006 on sales and marketing activities such as trade shows, conducting pilot projects, advertising and other marketing activities.

Research and Development

We are planning to continue our research and development on the following new products:

- Commercial Vehicle/Cargo tracking. We have completed the integrating of the global positioning system (GPS) protocol into our existing security systems, but the global positioning system (GPS) is currently only available on Sprint’s North American network. We are also working with various GSM based Assisted global positioning system (GPS) capabilities as well. GSM is the globally deployed cellular technology, and by completing this technology development, we will open global markets to our products, as well as continue to reduce cost and improve functionality.

- Automated Vehicle Location, (AVL) software. We have completed the integration of our new global positioning system (GPS) devices into its proprietary security and asset management application, and we will continue to improve the functionality of this software offering as well.

- Asset management products. We have commenced the commercial deployment of our integrated long range radio frequency identification products, and will continue the research and development effort to support emerging wireless communication standards, such as Zigbee which will allow our security systems to be operationally combined with asset management systems with the view to providing increased functionality and a better return on investment model.

- Tanker Security System. We are planning on continuing additional functionality development on our tanker security system, which allows for the monitoring of liquids transported in industrial tanker trucks.

- Sensor Monitoring Products. We have leveraged our design competencies in radio frequency identification with the standardization of Zigbee to create asset monitoring tags which can give our customers the ability to monitor asset location, temperature, and other valuable sensor information with our monitoring infrastructure.

We anticipate expending approximately $300,000 during the twelve-month period ending August 31, 2006 on research and development activities on our BOSS product line.

Radio Frequency Engineering

We will continue to invest in engineering equipment and human resources to further develop our radio frequency design and development capabilities. We have already invested $150,000 in engineering equipment. We have increased our rented premises by 2575 sq. ft. at 11120 Horseshoe Way, Richmond, British Columbia, Canada to house the radio frequency unit in one building. We are in the process of expanding our complement of radio frequency engineering staff to provide both in-house and consultancy services that support our core business. This increased effort in radio frequency design will continue to yield decreased manufacturing costs, and increased product functionality.

Manufacturing and Engineering

We expect to spend $200,000 in the next twelve-month period ending August 31, 2006 on materials, moulds and engineering services in ramping up the manufacturing process and in improving our engineering capabilities. We will incur costs in the development and commercialization of our new products namely the Mini BOSSTM, Road BOSSTM and Tanker BOSSTM. As part of our concerted effort to reduce cost of our products, we are designing our own key components such as a radio transmitter, using our in-house engineering expertise.

General and Administrative Expenses

We expect to spend $589,000 during the twelve-month period ending August 31, 2006 on general and administrative expenses including legal and auditing fees, insurance, public relations, rent, office equipment and other administrative related expenses.

Capital Expenditure

We intend to invest $110,000 during the twelve-month period ending August 31, 2006 in laboratory and testing equipment, computer software, and manufacturing equipment.

Employees

We expect that we will spend $1.905 million in salaries during the twelve months ending August 31, 2006. Our company currently employs 31 employees. We intend to increase our engineering and marketing staff in tandem with our business programs.

Future Operations

We have incurred accumulated losses of approximately $5.3 million from inception in September, 1998 through May 31, 2005.

As noted above, the management of our company projects that we require approximately $3.61 million to fund our ongoing operating expenses, and working capital requirements for the twelve-month period ending August 31, 2006. These estimates do not include any unanticipated capital requirements that may be needed should we identify any products or business acquisitions that may add value to our current product and service offerings. As at September 19, 2005 we have cash and short-term investments of $2.5 million. As such we will require additional financing to bring our products into commercial operation, finance working capital and pay for operating expenses and capital requirements until we achieve a positive operating cash flow generated through substantial sales.

Our ability to continue as a going concern as the continuation of our business is dependent upon successful and sufficient market acceptance of our current product offerings and any new product offerings that we may introduce, the continuing successful development of our products and related technologies, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

NEW ACCOUNTING PRONOUNCEMENTS

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share-Based Payment". SFAS No. 123(R) would require our company to measure all employee stock-based compensation awards using a fair value method and record such expense in its consolidated financial statements. In addition, SFAS No. 123(R) will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. For public entities that file as a small business issuer, SFAS No. 123(R) is effective for the first annual reporting period beginning after December 31, 2005.

In December 2004, FASB issued SFAS No. 153 to amend Opinion 29 by eliminating the exception for non-monetary exchanges of similar productive assets and replaces it with general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange is defined to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after December 16, 2004.

Our company has not yet determined the effect of future implementation of these new standards on its consolidated financial statements.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements have been prepared on a going concern basis. We have accumulated a deficit of approximately of $5.3 million from the inception of Bulldog Technologies (BC) to May 31, 2005. In the long-term, our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. We have historically satisfied our working capital needs primarily by issuing equity securities. As at September 15, 2005 we have cash and short-term investments of $2.5 million which is inclusive of the gross proceeds of the $2.1 million raised from the sale of convertible notes on August 29, 2005. Our company plans to raise additional capital by issuing equity securities for business operations, although we have not yet identified any sources of such financing. These financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern.

Research and development

All costs pertaining to research and development are charged to expense as incurred.

Stock Compensation

Prior to recent financings, to conserve cash, we previously engaged in a number of transactions where we have used our common stock as consideration for services or in settlement of debt and payables. In such situations, the value attributable to the service or debts settlement is largely determined based on the quoted market price of our common stock around the respective agreement dates. To the extent we may offer stock to consultants at a discount to the quoted market price in settlement of debt, a loss is recognized in our Statement of Operations.

Stock Options

We apply Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees, “ and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, compensation cost has been recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

SFAS No. 123, “Accounting for Stock-Based Compensation, “ and SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and disclosure, “ requires our company to provide pro forma information regarding net income as if compensation cost for our stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, we estimate the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model. We have elected to continue to account for stock based compensation to employees under APB No. 25.

We apply SFAS No. 123 in valuing options granted to consultants and estimate the fair value of such options using the Black-Scholes option-pricing model. The fair value is recorded as consulting expense as services are provided. Options granted to consultants for which vesting is contingent based on future performance are measured at their then current fair value at each period end, until vested.

The Black-Scholes calculation uses assumptions and estimates, the determination of which is subject to management’s judgment. Such assumptions upon which the calculation is based are disclosed in the notes to our consolidated financial statements.

Warrants issued with Registration Rights

We issued warrants subject to registration rights as part of our August 2005 and April 2004 private placements. In accordance with Emerging Issues Task Force Issue 00-19, the value attributable to such warrants are to be presented as a liability on our balance sheet until the earlier of the subject warrants are exercised, expired or the date which is two years following the effective date of the respective registration statements covering the August 2005 and April 2004 private placements.

We value the warrants using the Black-Scholes pricing model based on expected fair value at the issuance date. On a quarterly basis, the warrants are revalued with the resultant change in value being reflected as a gain or loss on our Statement of Operations. At May 31, 2005, the value recognized on our consolidated balance sheet in respect of such warrants was $680,601, not including the warrants issued pursuant to our private placement dated August 29, 2005. Upon exercise or cancellation of the warrants, a pro rata amount of the liability will be reclassified to Equity at the Black-Scholes value on that date.

As discussed above, the Black-Scholes calculation uses assumptions and estimates, the determination of which subject to management’s judgment. Such assumptions upon which the calculation is based are disclosed in the notes to our consolidated financial statements.

The valuation of the warrants and stock option is calculated using the Black Scholes option pricing model which is sensitive to the volatility and market price of the shares. The variables used in the Black Scholes option pricing model as at May 31, 2005 are the risk free rate: 3.53%; volatility: 186%; dividend rate : 0%; and expected life of 5 years. As the exercise price of most of the stock options is above the prevailing market price of common stock, the value of the stock options today would in all likelihood decrease from the fair value based on assumptions as at May 31, 2005.

Property, Plant and Equipment and Depreciation

Property, plant and equipment are stated at cost. Depreciation is computed over the estimated useful life using the straight-line and declining-balance methods. Long-lived assets used by our company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We continuously evaluate the recoverability of our long-lived assets based on estimated future cash flows and the estimated fair value of such long-lived assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

We paid Jan Roscovich, the wife of John Cockburn, a management fee and salary in the aggregate amount of CDN$73,200 for the year ended August 31, 2004. Pursuant to an employment agreement dated August 31, 2005, between our company and Jan Roscovich, our company has agreed to pay Ms. Roscovich a base salary of CDN$84,000 per year for a three year period commencing on August 1, 2005 and ending on July 31, 2008 in consideration for her services as the Director of Marketing Communications. In addition to receiving base salary, the employment agreement contemplates the issuance of 100,000 stock options at an exercise price of $1.25 per share in consideration of past services and 300,000 stock options at an exercise price of $1.25 per share as an incentive for continued employment with our company. The stock options are to be granted in accordance with a stock option agreement.

We entered into a Director Services Agreement dated November 17, 2003 with James McMillan, a former director and executive officer of our company, whereby we agreed to issue an aggregate of 150,000 shares of common stock. All 150,000 shares have been issued. Until his termination in April 2005, our company employed James McMillan pursuant to an employment agreement dated July 7, 2004, as amended on August 1, 2004, whereby Mr. McMillan received an annual salary of $110,000, payable in monthly installments, commencing August 1, 2004. Mr. McMillan also received a guaranteed bonus of $34,000 per annum, payable in monthly installments of $2,833 per month. We entered into an additional stock option and subscription agreement dated September 2, 2004 with James McMillan in consideration for his duties as chief operating officer of our company, whereby we agreed to issue 600,000 options to acquire an aggregate of 600,000 shares of our common stock at an exercise price of $1.60. We were entitled to terminate the agreement at any time without cause upon three months notice, or payment of three months’ base salary in lieu of such notice. In April, we terminated Mr. McMillan’s employment and all of the vested stock options expired at that time.

We entered into a Director Service Agreement dated November 17, 2003 with Boo Jock Chong whereby we agreed to issue 125,000 shares of our common stock in consideration of his services as a director of our company. All 125,000 shares have been issued. On December 22, 2004, we granted to Mr. Chong 50,000 stock options to acquire an aggregate of 50,000 shares of our common stock at an exercise price of $1.60 per share in consideration for his services as a director. We also agreed to pay Mr. Chong a commission of 3% of any monies received for the sales of our products generated by Mr. Chong. No such commission has been paid to date. Upon termination of the agreement, Mr. Chong shall be entitled to receive as his full and sole compensation in discharge of his obligations, all sums due and payable under the agreement to the date of termination.

We employ John Cockburn pursuant to an employment agreement dated December 24, 2003, as amended May 1, 2004 and August 1, 2004, whereby Mr. Cockburn receives an annual salary, payable in monthly installments, of $200,000 commencing August 1, 2004. In the original employment agreement, we agreed to issue to Mr. Cockburn an aggregate of 1,100,000 shares of our common stock as follows: 500,000 shares of our common stock on October 1, 2003 (which were issued in January 2004) and 300,000 shares of our common stock on each of October 1, 2004 and October 1, 2005. On September 14, 2004, John Cockburn returned the 500,000 shares for cancellation. Mr. Cockburn also receives a commission of 3% of any monies received by us from the sales of our products generated by Mr. Cockburn. No commission has been paid to date. We entered into a stock option and subscription agreement dated September 2, 2004 with John Cockburn in consideration for his duties as chief executive officer, whereby our company agreed to issue 825,000 options to acquire an aggregate of 825,000 shares of our common stock at an exercise price of $1.60. To date, 343,740 options are vested and exercisable (within 60 days) of the 825,000 options that were granted on September 5, 2004. Pursuant to the terms of the agreement, 22,916 options vest each month for the first 35 months and 22,940 options vest in month 36. To date, none of the options have been exercised by Mr. Cockburn. Mr. Cockburn is entitled to terminate the employment agreement upon one month's written notice, plus an additional two weeks notice for each year of employment. Upon receipt of this notice we will pay Mr. Cockburn three months base salary (plus two weeks for each year of employment) Mr. Cockburn has completed with us. We are entitled to terminate the agreement at any time without cause upon three months' notice, or payment of three months' base salary in lieu of notice, plus an additional three months' notice for each year of employment Mr. Cockburn has completed with us.

We entered into a stock option and subscription agreement dated September 2, 2004 with Jan Roscovich, wife of Mr. Cockburn, whereby we agreed to issue 300,000 options to acquire an aggregate of 300,000 shares of our common stock at an exercise price of $1.60 per share in consideration for her duties as head of the administrative department of our company. To date, 124,995 options are vested and exercisable (within 60 days) of the 300,000 options that were granted on September 2, 2004 with a total of 8,333 options vesting each month for the next 35 months and 8,345 options vesting in month 36. To date, none of such options have been exercised by Ms. Roscovich.

We entered into a Director Services Agreement dated December 22, 2004 with Steven Flores whereby we agreed to issue 100,000 options to acquire an aggregate of 100,000 shares of our common stock at an exercise price of $1.60 per share in consideration for his services as a director. All options are currently vested and exercisable (within 60 days) and expire on December 22, 2009. No options have been exercised by Mr. Flores to date under the agreement.

We entered into a stock option and subscription agreement dated December 16, 2004, with Bret Millar whereby we agreed to issue 50,000 options to acquire an aggregate of 50,000 shares of our common stock at an exercise price of $1.60 per share in consideration for his services as a director of the company. All options are currently vested and exercisable, and none have been exercised by Mr. Millar. Additionally, we entered into a stock option and subscription agreement dated July 16, 2004 with Mr. Millar, whereby we agreed to issue 50,000 options to acquire an aggregate of 50,000 shares of our common stock at an exercise price of $2.42 per share in consideration for Mr. Millar serving on our company’s advisory board. All of the options are currently vested and exercisable (within 60 days) and none have been exercised by Mr. Millar. The December 16, 2004 options expire on December 16, 2009 and the July 16, 2004 options expire on July 16, 2009.

We have entered into a stock option and subscription agreement dated September 2, 2004 with Matthew Yoon, whereby we agreed to issue 150,000 options to acquire an aggregate of 150,000 shares of a common stock at an exercise price of $1.60 per share in consideration for his services as chief financial officer and treasurer. To date, 62,490 options are vested and exercisable (within 60 days) of the 150,000 options that were granted on September 2, 2004. Pursuant to the terms of the agreement, 4,166 options vest each month for the first 35 months and 4,190 options vest in month 36. To date, none of the options have been exercised by Mr. Yoon. We entered into an additional stock option and subscription agreement dated September 2, 2005 with Matthew Yoon, whereby we agreed to issue 150,000 options to acquire an aggregate of 150,000 shares of our common stock at an exercise price of $2.20 per share. All such options are vested and exercisable and none have been exercised by Mr. Yoon. We entered into an Employment Agreement dated May 1, 2004, as amended on August 1, 2004, whereby we agreed to pay Mr. Yoon a salary of CDN$8,000 per month in consideration for his services as chief financial officer and treasurer of our company.

In September 2003, we issued 200,000 shares of our common stock to John Cockburn in settlement of accounts payable to him of $50,000.

The promoters of our company are our directors and officers.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

In the United States, our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol “BLLD.” The following quotations obtained from Canada Stockwatch reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission an may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

Quarter Ended(1)	High	Low
August 31, 2005	$1.42	$0.95
May 31, 2005	$1.60	$0.84
February 28, 2005	$2.07	$1.25
November 30, 2004	$2.99	$1.60
August 31, 2004	$2.80	$1.45
May 31, 2004	$6.45	$1.54
February 29, 2004	$2.32	$1.23
November 30, 2003(2)	$4.00	$0.15

(1)            Our common shares were initially approved for quotation on the OTC Bulletin Board on July 28, 2003 under the symbol “NWRV”.

(2)            On November 17, 2003, our trading symbol changed to “BLLD” to reflect the change in our corporate name.

Our common shares are issued in registered form. Pacific Corporate Trust Company, 10th Floor 625 Howe Street, Vancouver, BC, Canada V6C 3B8 (Telephone: 604.689.9853; Facsimile: 604.689.8144) is the registrar and transfer agent for our common shares.

On September 15, 2005, the shareholders’ list of our common shares showed 138 registered shareholders and 24,047,317 shares issued and outstanding.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

The following table summarizes the compensation of key executives during the last three complete fiscal years. No other officers or directors received annual compensation in excess of $100,000 during the last three complete fiscal years.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation (1)
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation
John Cockburn President, CEO, Director and Secretary(2)	2004 2003 2002	$92,265 $72,979 $38,921	Nil Nil Nil	Nil Nil Nil	825,000(3) Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
James McMillan Chief Operating Officer and Director (4)	2004 2003 2002	$9,167 $Nil $Nil	$Nil $Nil $Nil	150,000(5) Nil Nil	600,000(5) Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Michael Waggett President, CEO and Director (6)	2004 2003 2002	$Nil $Nil $Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1)             The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2)             John Cockburn became our president, secretary and treasurer on November 7, 2003. Mr. Cockburn resigned as our treasurer on May 21, 2004. Mr. Cockburn was paid a salary by Bulldog Technologies (BC), our subsidiary, of $92,265, $72,979 and $38,921, respectively, for the years ended August 31, 2004, 2003 and 2002.

(3)             John Cockburn was granted stock options to purchase up to 825,000 common shares of our company on September 2, 2004. The options are exercisable at a price of $1.60 per share until August 4, 2009. These options vest over 36 months beginning on September 2, 2004, with a total of 22,916 options vesting each month for the first 35 months and 22,940 options vesting in month 36.

(4)	Our company terminated the employment of James McMillan in April 2005.

(5)             James McMillan was granted an option to purchase 600,000 common shares of our company on September 2, 2004. The options are exercisable at a price of $1.60 per share until August 4, 2009. Pursuant to the terms of the option agreement, 50,000 options vested immediately and 15,278 options vested over 36 months beginning on September 5, 2004. These stock options expired in April 2005. Mr. McMillan was paid a salary by Bulldog Technologies (BC) of $9,167 for the year ended August 31, 2004. Mr. McMillan was also issued 150,000 shares pursuant to a Director Services Agreement dated November 17, 2003. All 150,000 shares have been issued to him.

(6)	Michael Waggett resigned effective November 7, 2003.

Stock Options and Stock Appreciation Rights

During the year ended August 31, 2004, we granted the following stock options to our executive officers:

Options/SAR Grants in Last Fiscal Year

Name	Number of Securities Underlying Options/ SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year(1)	Exercise Price ($/Share)	Expiration Date
John Cockburn Director, President and Chief Executive Officer	1,125,000(2)	32.05%	$1.60	August 4, 2009
James McMillan Director, Chief Operating Officer	600,000	17.09%	$1.60	August 4, 2009

(1)             The denominator (of 3,510,000) was arrived at by calculating the net total number of new options awarded to employees during the year ended August 31, 2004. There were 375,000 stock options granted to non-employees during the year ended August 31, 2004.

(2)	300,000 of these options have been granted to Jan Roscovich, spouse of John Cockburn.

There were no stock options exercised during the year ended August 31, 2004.

COMPENSATION OF DIRECTORS

Except as noted below, we have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

We entered into a Director Service Agreement dated November 17, 2003 with Boo Jock Chong whereby we agreed to issue 125,000 shares of our common stock in consideration of his services as a director of our company. All 125,000 shares have been issued. On December 22, 2005, we granted to Mr. Chong 50,000 stock options to acquire an aggregate of 50,000 shares of our common stock at an exercise price of $1.60 per share in consideration of his services as a director. We also agreed to pay Mr. Chong a commission of 3% of any monies received for the sales of our products generated by Mr. Chong. No such commission has been paid to date. Upon termination of the agreement, Mr. Chong shall be entitled to receive as his full and sole compensation in discharge of his obligations, all sums due and payable under the agreement to the date of termination.

We entered into a Director Services Agreement dated December 22, 2004 with Steven Flores whereby we agreed to issue 100,000 options to acquire an aggregate of 100,000 shares of our common stock at an exercise price of $1.60 per share in consideration for his services as a director. All options are currently vested and exercisable and expire on December 22, 2009. No options have been exercised by Mr. Flores to date under the agreement.

We entered into a stock option and subscription agreement dated December 16, 2004, with Bret Millar whereby we agreed to issue 50,000 options to acquire an aggregate of 50,000 shares of our common stock at an exercise price of $1.60 per share in consideration for his services as a director of the company. All options are currently vested and exercisable, and none have been exercised by Mr. Millar. Additionally, we entered into a stock option and subscription agreement dated July 16, 2004 with Mr. Millar, whereby we agreed to issue 50,000 options to acquire an aggregate of 50,000 shares of our common stock at an exercise price of $2.42 per share in consideration for Mr. Millar serving on our company’s advisory board. All of the options are currently vested and exercisable and none have been exercised by Mr. Millar. The December 16, 2004 options expire on December 16, 2009 and the July 16, 2004 options expire on July 16, 2009.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

AND CHANGE IN CONTROL ARRANGEMENTS

We employ John Cockburn pursuant to an employment agreement dated December 24, 2003, as amended May 1, 2004 and August 1, 2004, whereby Mr. Cockburn receives an annual salary, payable in monthly installments, of $200,000 commencing August 1, 2004. In the original employment agreement, we agreed to issue to Mr. Cockburn an aggregate of 1,100,000 shares of our common stock as follows: 500,000 shares of our common stock on October 1, 2003 (which were issued in January 2004) and 300,000 shares of our common stock on each of October 1, 2004 and October 1, 2005. On September 14, 2004 John Cockburn returned the 500,000 shares for cancellation. Mr. Cockburn also receives a commission of 3% of any monies received by us from the sales of our products generated by Mr. Cockburn. We entered into a stock option and subscription agreement dated September 2, 2004 with John Cockburn in consideration for his duties as chief executive officer, whereby our company agreed to issue 825,000 options to acquire an aggregate of 825,000 shares of our common stock at an exercise price of $1.60. To date, 343,740 options are vested and exercisable (within 60 days) of the 825,000 options that were granted on September 5, 2005. Pursuant to the terms of the agreement, 22,916 options vest each month for the first 35 months and 22,940 options vest in month 36. To date, none of the options have been exercised by Mr. Cockburn. Mr. Cockburn is entitled to terminate the employment agreement upon one month's written notice, plus an additional two weeks notice for each year of employment. Upon receipt of this notice we will pay Mr. Cockburn three months base salary (plus two weeks for each year of employment) Mr. Cockburn has completed with us. We are entitled to terminate the agreement at any time without cause upon three months' notice, or payment of three months' base salary in lieu of notice, plus an additional three months' notice for each year of employment Mr. Cockburn has completed with us.

We have entered into a stock option and subscription agreement dated September 2, 2005 with Matthew Yoon, whereby we agreed to issue 150,000 options to acquire an aggregate of 150,000 shares of a common stock at an exercise price of $1.60 per share in consideration for his services as chief financial officer and treasurer. To date, 62,490 options are vested and exercisable (within 60 days) of the 150,000 options that were granted on September 2, 2004. Pursuant to the terms of the agreement, 4,166 options vest each month for the first 35 months and 4,190 options vest in month 36. To date, none of the options have been exercised by Mr. Yoon. We entered into an additional stock option and subscription agreement dated September 2, 2005 with Matthew Yoon, whereby we agreed to issue 150,000 options to acquire an aggregate of 150,000 shares of our common stock at an exercise price of $2.20 per share. All such options are vested and exercisable and none have been exercised by Mr. Yoon. We entered into an Employment Agreement dated May 1, 2004, as amended on August 1, 2004, whereby we agreed to pay Mr. Yoon a salary of CDN$8,000 per month in consideration for his services as chief financial officer and treasurer of our company.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Stock Option Plan

On March 1, 2004, we adopted a stock option plan for the purpose of attracting and retaining the best personnel for our company and to provide additional incentives to our employees, officers and directors. We can grant options to acquire up to 5,000,000 shares of our common stock. The 2004 Stock Option Plan was amended and effective as of November 17, 2004, and authorized of the issuance of a maximum of 7,000,000 shares of common stock to eligible employees, directors, officers and employees of the company or its subsidiaries.

Equity Compensation Plan Information

We adopted our current stock option plan, entitled the 2004 Stock Option Plan on March 1, 2004. The following table provides a summary of the number of options granted under our stock option plan, the weighted average exercise price and the number of options remaining available for issuance all as at August 31, 2004.

	Number of securities to be issued upon exercise of outstanding options	Weighted-Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	N/A	N/A	N/A
Equity compensation plans not approved by security holders	3,885,000 (1)	$1.63	1,490,000(1)
Total	3,885,000 (1)	$1.63	1,490,000(1)

(1)             The maximum number of options issuable under our stock option plan is 5,000,000. Includes options to acquire 3,510,000 common shares granted under our stock option plan and options to acquire a 375,000 common shares granted outside of our stock option plan. None of the options granted have been exercised.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

We did not purchase any of our shares of common stock or other securities during the year ended August 31, 2004.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States.

The following financial statements are filed as part of this prospectus:

Audited Financial Statements

1.	Report of Independent Registered Public Accounting Firm, dated October 22, 2004;
2.	Report of Independent Registered Public Accounting Firm, dated October 7, 2003;
3.	Audited Consolidated Balance Sheets as at August 31, 2004 and 2003;

4.	Audited Consolidated Statements of Operations for the years ended August 31, 2004 and 2003 and the cumulative period from September 23, 1998 (Inception) to August 31, 2004;
5.	Audited Consolidated Statements of Comprehensive Loss for the years ended August 31, 2004 and 2003 and the cumulative period from September 23, 1998 (Inception) to August 31, 2004;
6.	Audited Consolidated Statements of Cash Flows for the years ended August 31, 2004 and 2003 and the cumulative period from September 23, 1998 (Inception) to August 31, 2004; and
7.	Notes to the Audited Consolidated Financial Statements.

Unaudited Financial Statements

1.	Unaudited Consolidated Balance Sheets as at May 31, 2005 and 2004 and audited Consolidated Balance Sheet as at August 31, 2004;
2.	Unaudited Consolidated Statements of Operations for the nine months ended May 31, 2005 and 2004 and the cumulative period from September 23, 1998 (Inception to May 31, 2005;
3.	Unaudited Consolidated Statements of Comprehensive Loss for the nine months ended May 31, 2005 and 2004 and the cumulative period from September 23, 1998 (Inception) to May 31, 2005;
4.	Unaudited Consolidated Statements of Cash Flows for the nine months ended May 31, 2005 and 2004 and the cumulative period from September 23, 1998 (Inception) to May 31, 2005;
5.	Audited Consolidated Statements of Changes in Stockholders' Equity (Capital Deficit) for the period from September 23, 1998 (Date of Inception) to May 31, 2005; and
6.	Notes to the Unaudited Consolidated Financial Statements.

BULLDOG TECHNOLOGIES INC.

(formerly Northward Ventures, Inc.)

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2004 and 2003

(Amounts Stated in US Dollars)

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of

Bulldog Technologies Inc.

(formerly Northward Ventures, Inc.)

(A Development Stage Company)

We have audited the Consolidated Balance Sheet of Bulldog Technologies Inc. (formerly Northward Ventures, Inc., a development stage company) as at August 31, 2004 and the Consolidated Statements of Operations, Comprehensive Loss, Cash Flows, and Changes in Stockholders’ Equity (Capital Deficit) for the year then ended and for the period from September 23, 1998 (inception) to August 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Bulldog Technologies Inc. for the period from September 23, 1998 (inception) to August 31, 2003. Such statements are included in the cumulative inception to August 31, 2004 totals on the Statements of Operations, Comprehensive Loss, Cash Flows and Changes in Stockholders’ Equity (Capital Deficit) and reflect a net loss of 61.1% of the related cumulative total. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from September 23, 1998 (inception) to August 31, 2003 included in the cumulative totals, is based solely upon the report of other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, these financial statements present fairly, in all material respects, the financial position of Bulldog Technologies Inc. (a development stage company) as at August 31, 2004 and the results of its operations and its cash flows for the year then ended and for the period from September 23, 1998 (inception) to August 31, 2004 in conformity with United States generally accepted accounting principles.

/s/ BDO Dunwoody LLP

Chartered Accountants

Vancouver, Canada

October 22, 2004

TERRY AMISANO LTD.	AMISANO HANSON
KEVIN HANSON, CA	CHARTERED ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,

Bulldog Technologies Inc.

(A Development Stage Company)

We have audited the accompanying balance sheets of Bulldog Technologies Inc., (A Development Stage Company) as of August 31, 2003 and 2002 and the related statements of operations, stockholders’ deficiency and cash flows for each of the years in the three year period ended August 31, 2003 and for the period from inception, September 23, 1998, to August 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Bulldog Technologies Inc., as of August 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three year period ended August 31, 2003 and for the period from inception, September 23, 1998 to August 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, and has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada
October 7, 2003	Chartered Accountants

750 West Pender Street, Suite 604	Telephone: 604-689-0188
Vancouver Canada	Facsimile: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net

BULLDOG TECHNOLOGIES INC.

(formerly Northward Ventures, Inc.)

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Amounts Stated in US Dollars)

August 31,

Assets	2004	2003 (a)
Current
Cash	$ 46,021	$ 24,720
Short-term investments (Note 4)	3,360,997	-
Amounts receivable, net	-	1,854
Tax credits refundable	-	20,706
Prepaid expenses	164,160	1,791
Prepayment to trade supplier	265,135	-
Inventory	90,634	22,110
Total current assets	3,926,947	71,181

Property, plant and equipment (Note 10)	278,839	13,768
Total Assets	$ 4,205,786	$ 84,949
Liabilities and Stockholders’ Equity (Capital Deficit)
Liabilities
Current
Accounts payable and accrued liabilities (Note 5)	$ 554,010	$ 234,513
Liability for warrants subject to registration rights (Note 7)	1,510,748	-
Loans payable (Note 6)	-	113,142
Total current liabilities	2,064,758	347,655
Stockholders’ Equity (Capital Deficit)
Capital Stock (Note 7)
Preferred stock, par value $0.001 per share
10,000,000 authorized, none issued
Common stock, par value $0.001 per share
100,000,000 authorized
22,842,011 issued (2003 - 9,032,500 issued)	22,842	9,033
Additional paid-in capital	4,898,847	1,421,521
Accumulated other comprehensive loss
- cumulative translation adjustment	(172,505)	(99,863)
Deficit accumulated during the development stage	(2,608,156)	(1,593,397)
Total Stockholders’ Equity (Capital Deficit)	2,141,028	(262,706)

Total Liabilities and Stockholders’ Equity (Capital Deficit)	$ 4,205,786	$ 84,949

(a)	Represents the combined financial positions of Bulldog Nevada and Bulldog BC (Note 3).

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(formerly Northward Ventures, Inc.)

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts Stated in US Dollars)

Cumulative
from September
23, 1998 (Date
Year Ended	of Inception) to
August 31,	August 31,

	2004	2003 (a)	2004
Expenses
General and administrative
Consulting fees (Note 8)	$ 528,196	$ 225,364	$ 888,181
Depreciation	21,745	4,501	44,899
Office and general	168,154	31,932	477,673
Professional fees	309,186	25,240	312,622
Rent	29,086	26,626	119,040
Salaries and wages (Notes 5 and 7)	1,867,774	91,455	2,310,165
Trade shows, travel and marketing	138,658	3,059	251,011
Research and development	316,655	16,588	619,146
Loss from operations	(3,379,454)	(424,765)	(5,022,737)

Other income (expenses)
Gain on revaluation of liability for warrants subject to registration rights (Note 7)	3,181,500	-	3,181,500
Interest expense	(8,397)	(14,915)	(37,790)
Loss on settlement of accounts payable (Note 7)	(954,000)	-	(954,000)
Foreign exchange gain and other	145,592	126,840	224,871
Net loss for the period	$ (1,014,759)	$ (312,840)	$ (2,608,156)

Basic and diluted loss per share	$ (0.05)	$ (0.04)

Weighted average shares outstanding	19,254,912	8,932,000

(a)	Represents the combined results of operations of Bulldog Nevada and Bulldog BC (Note 3).

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(formerly Northward Ventures, Inc.)

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Amounts Stated in US Dollars)

Cumulative
from September
23, 1998 (Date
Year Ended	of Inception) to
August 31	August 31

	2004	2003 (a)	2004

Net loss for the period	$ (1,014,759)	$ (312,840)	$ (2,608,156)

Foreign currency translation	(72,642)	(128,899)	(172,505)

Comprehensive loss for the period	$ (1,087,401)	$ (441,739)	$ (2,780,661)

(a)	Represents the combined comprehensive loss of Bulldog Nevada and Bulldog BC (Note 3).

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(formerly Northward Ventures, Inc.)

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

Cumulative
from September
23, 1998 (Date
Year Ended	of Inception) to
August 31	August 31

	2004	2003 (a)	2004
Cash flows provided by (used in) operating activities:
Net loss	$ (1,014,759)	$ (312,840)	$ (2,608,156)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	21,745	4,501	44,899
Expenses paid by affiliated company		-	301,303
Issue of common stock for services during the period	1,171,450	-	1,247,379
Stock option compensation (Note 8)	492,269	-	492,269
Gain on revaluation of liability for warrants subject to
registration rights (Note 7)	(3,181,500)	-	(3,181,500)
Loss on settlement of accounts payable	954,000	-	954,000
(Increase) decrease in assets
Amounts receivable	1,854	(1,787)	-
Prepayment to suppliers	(265,135)	-	(265,135)
Tax credits refundable	20,706	120,307	-
Inventory	(68,524)	224	(90,634)
Prepaid expenses	(145,469)	23,801	(145,469)
Increase in accounts payable and accrued liabilities	515,697	229,466	696,008
Net cash provided by (used in) operating activities	(1,497,666)	63,672	(2,555,036)
Cash flows used in investing activity
Purchase of property, plant and equipment	(286,816)	(1,914)	(324,765)
Purchase of short-term investments	(3,392,497)		(3,392,497)

Net cash used in investing activities	(3,679,313)	(1,914)	(3,717,262)

Cash flows provided by (used in) financing activities
Proceeds (Repayment) of Loans payable	(58,642)	56,194	54,500
Issuance of common shares and warrants	5,301,468	45,750	6,404,777
Bank indebtedness	-	(10,083)	-
Shares repurchased	(20,000)	-	(20,000)
Net cash provided by financing activities	5,222,826	91,861	6,439,277
Increase in cash	45,847	153,619	166,979
Effect of foreign exchange rate changes on cash	(24,546)	(128,899)	(120,958)
Net increase in cash	21,301	24,720	46,021
Cash, beginning of period	24,720	-	-
Cash, end of period	$ 46,021	$ 24,720	$ 46,021
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$ 8,397	$ -	$ 21,413
Income taxes	$ -	$ -	$ -
Non-cash Investing and Financing Activities
Issuance of shares in settlement of accounts payable (Note 7)	$ 212,000	$ -	$ 212,000
Issuance of shares in settlement of loans payable and advances	$ 54,500	$ -	$ 54,500
(Note 6)
Issuance of shares for services included in prepaids (Note 7)	$ 16,900	$ -	$ 16,900
Issuance of shares on recapitalization (Note 3)	$ 796	$ -	$ 796

(a)	Represents the combined cash flows of Bulldog Nevada and Bulldog BC (Note 3).

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(formerly Northward Ventures, Inc.)

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to August 31, 2004

(Amounts Stated in US Dollars)

Deficit
Accumulated
	Additional	Cumulative	During the
Common Stock (a)	Paid-in	Translation	Development

		Shares	Par Value	Capital	Adjustment	Stage	Total
On inception of Bulldog BC,		465,000	$ 465	$ (138)	$ -	$ -	$ 327
September 23, 1998
Issuance of stock in Bulldog BC
for cash	- at $0.34	20,000	20	6,683	-	-	6,703
	- at $0.67	125,000	125	83,663	-	-	83,788
	- at $1.34	22,500	23	30,140	-	-	30,163
Issuance of stock in Bulldog BC
for services		8,000	8	16,079	-	-	16,087
Foreign exchange translation adjustment		-	-	-	(12)	-	(12)
Net loss		-	-	-	-	(114,968)	(114,968)
Balance, August 31, 1999 (Bulldog BC)		640,500	641	136,427	(12)	(114,968)	22,088
Issuance of stock in Bulldog BC
for cash	- at $0.68	25,000	25	16,965	-	-	16,990
	- at $1.02	8,000	8	8,147	-	-	8,155
	- at $1.36	2,500	2	3,398	-	-	3,400
Issuance of stock in Bulldog BC
for services		34,000	34	9,494	-	-	9,528
On inception of Bulldog Nevada
	- at $0.001	7,035,000	7,035	-	-	-	7,035
Issuance of stock in Bulldog Nevada
for cash	- at $1.00	613,727	614	613,113	-	-	613,727
Foreign exchange translation adjustment		-	-	-	289	-	289
Net loss		-	-	-	-	(531,252)	(531,252)
Balance, August 31, 2000 (combined)		8,358,727	8,359	787,544	277	(646,220)	149,960

.../Cont’d.

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

Continued

(formerly Northward Ventures, Inc.)

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to August 31, 2004

(Amounts Stated in US Dollars)

Deficit
Accumulated
	Additional	Cumulative	During the
Common Stock (a)	Paid-in	Translation	Development

		Shares	Par Value	Capital	Adjustment	Stage	Total
Balance, August 31, 2000
(combined, balance forward)		8,358,727	8,359	787,544	277	(646,220)	149,960
Issuance of stock in Bulldog Nevada
for cash	- at $0.002	245,000	245	130	-	-	375
	- at $0.24	95,833	96	22,904	-	-	23,000
	- at $0.50	80,000	80	39,920	-	-	40,000
	- at $1.00	155,623	156	155,467	-	-	155,623
Issuance of stock in Bulldog Nevada
for services		304,830	305	230,125	-	-	230,430
Redeemed and cancelled for
Nil consideration		(861,000)	(861)	861	-	-	-
Shares issued as commission for
private placements		91,120	91	(91)	-	-	-
Foreign exchange translation
Adjustment		-	-	-	26,357	-	26,357
Net loss		-	-	-	-	(424,417)	(424,417)
Balance, August 31, 2001 (combined)		8,470,133	8,471	1,236,860	26,634	(1,070,637)	201,328

.../Cont’d.

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

Continued

(formerly Northward Ventures, Inc.)

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to August 31, 2004

(Stated in US Dollars)

Deficit
Accumulated
	Additional	Cumulative	During the
Common Stock (a)	Paid-in	Translation	Development

		Shares	Par Value	Capital	Adjustment	Stage	Total
Balance, August 31, 2001
(combined, balance forward)		8,470,133	8,471	1,236,860	26,634	(1,070,637)	201,328
Shares in Bulldog Nevada issued
as commission for private placements		1,500	2	(2)	-	-	-
Issuance of stock in Bulldog
Nevada for cash	- at $0.24	104,167	104	24,896	-	-	25,000
	- at $0.50	87,200	87	43,513	-	-	43,600
Issuance of stock in Bulldog
Nevada for services		168,500	168	68,832	-	-	69,000
Foreign exchange translation
adjustment		-	-	-	2,402	-	2,402
Net loss		-	-	-	-	(209,920)	(209,920)
Balance, August 31, 2002 (combined)		8,831,500	8,832	1,374,099	29,036	(1,280,557)	131,410
Issuance of stock in Bulldog
Nevada for cash	- at $0.25	183,000	183	45,567	-	-	45,750
Issuance of stock for services to
Bulldog Nevada		10,000	10	1,863	-	-	1,873
Shares of Bulldog Nevada issued
as commission for private placements		8,000	8	(8)	-	-	-
Foreign exchange translation
adjustment		-	-	-	(128,899)	-	(128,899)
Net loss		-	-	-	-	(312,840)	(312,840)
Balance, August 31, 2003 (combined)		9,032,500	9,033	1,421,521	(99,863)	(1,593,397)	(262,706)

.../Cont’d.

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

Continued

(formerly Northward Ventures, Inc.)

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to August 31, 2004

(Stated in US Dollars)

Deficit
Accumulated
	Additional	Cumulative	During the
Common Stock (a)	Paid-in	Translation	Development

		Shares	Par Value	Capital	Adjustment	Stage	Total
Balance, August 31, 2003
(combined, carried forward)		9,032,500	9,033	1,421,521	(99,863)	(1,593,397)	(262,706)
Issuance of stock in Bulldog
Nevada for cash	- at $0.25	448,000	448	111,552	-	-	112,000
Issuance of stock of Bulldog
Nevada for services and debt settlement		391,000	391	97,359	-	-	97,750
Redemption and cancellation of
shares in Bulldog Nevada
for cash	- at $0.25	(80,000)	(80)	(19,920)	-	-	(20,000)
		9,791,500	9,792	1,610,512	(99,863)	(1,593,397)	(72,956)

Adjustment to the stockholders’
equity of the Company at the
recapitalization date (Note 3)		9,591,400	9,591	(8,795)	-	-	796
Issuance of stock for cash on
private placement	- at $1.00	520,000	520	519,480	-	-	520,000
Issuance of stock on debt
settlement	- at $1.84	600,000	600	1,103,400	-	-	1,104,000
Issuance of stock for services (Note 5)	- at $1.50	35,500	35	53,215	-	-	53,250
Issuance of stock for services (Note 5)		500,000	500	999,500	-	-	1,000,000
Stock option compensation (Note 8)		-	-	492,269	-	-	492,269
Issuance of stock for cash on
private placement	- at $2.25
(net of $299,647 finder’s fee, Note 7)		2,219,611	2,220	-	-	-	2,220
Issuance of stock for services (Note 7)	- at $1.50	69,000	69	103,431	-	-	103,500
Issuance of stock for services (Note 7)	- at $1.50	15,000	15	25,335	-	-	25,350
Cancellation of shares (Note 5)		(500,000)	(500)	500	-	-	-

Net loss		-	-	-	-	(1,014,759)	(1,014,759)
Foreign exchange translation adjustment		-	-	-	(72,642)	-	(72,642)
Balance, August 31, 2004		22,842,011	$ 22,842	$ 4,898,847	$ (172,505)	$ (2,608,156)	$ 2,141,028

(a) Prior to the recapitalization in November 2003, the stockholders’ equity represents the combined shares and balances of Bulldog Nevada and Bulldog BC exchanged on a one for one basis on recapitalization (Note 3).

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(formerly Northward Ventures, Inc.)

(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2004 and 2003

(Stated in US Dollars)

Note 1	Description of Business and Accounting for Reverse Acquisition

The Company was incorporated under the laws of the State of Nevada on June 18, 2002 as Northward Ventures, Inc. (“Northward”) and was previously involved in mineral exploration activity. In November 2003, the Company acquired all the issued and outstanding shares of Bulldog Technologies (BC) Inc. (“Bulldog BC”) and Bulldog Technologies Inc. (“Bulldog Nevada”). Bulldog BC was incorporated under the laws of British Columbia on September 23, 1998 and carries on the business of developing and commercializing security systems for the cargo transportation industry. Bulldog Nevada was incorporated in the State of Nevada on January 18, 2000 primarily to raise financing for Bulldog BC. Prior to the share exchange, Bulldog BC and Bulldog Nevada were under common control. On November 7, 2003, the Company changed its name to Bulldog Technologies Inc. and merged with Bulldog Nevada such that after closing the consolidated entity consists of Bulldog Technologies Inc. (formerly Northward Ventures, Inc.) and its subsidiary, Bulldog BC.

In accordance with provisions governing the accounting for reverse acquisitions (Note 3), the figures presented as at August 31, 2003 are those of Bulldog BC and Bulldog Nevada, combined.

Note 2	Summary of Significant Accounting Policies

Principles of Consolidation and Ability to Continue as Going Concern

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and include the accounts of the Company and its wholly-owned subsidiary, Bulldog Technologies (BC) Inc. All significant inter-company transactions have been eliminated on consolidation. The Company is currently in the development stage and presents its financial statements in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises”.

These accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at August 31, 2004, the Company has recognized no revenues and has consolidated accumulated operating losses of $2,608,156. The continuation of the Company is dependent upon the successful completion of development and marketing of its security systems, the continuing support of creditors and stockholders as well as achieving a profitable level of operations. In April 2004, the Company completed a private placement whereby it raised gross proceeds of approximately $5 million to finance the current operating and capital requirements of the Company (Note 7). As a result, the Company had cash and short-term investments on hand of $3.4 million at August 31, 2004. From August 31, 2004 to October 22, 2004, the Company raised an additional $520,000 on exercise of warrants and believes that cash on hand to be sufficient to carry out its business development plan for the next year. Amounts raised will be used to continue the development of the Company’s products, roll out the Company’s products to market and for other working capital purposes.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires the Company’s management to make estimates and assumptions which affect the amounts reported in these consolidated financial statements, the notes thereto, and the disclosure of contingent assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

Cash

The Company considers cash to include amounts held in banks and highly liquid investments with maturities at point of purchase of three months or less.

Short term investments

Short term investments are stated at cost.

Inventory

Inventory, consisting primarily of electronic and plastic components, are stated at the lower of cost and market determined using the first-in-first-out method.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation has been calculated using the following annual rates and methods:

Computer equipment	30% declining balance
Furniture and fixtures and office equipment	20% declining balance
Engineering equipment	20% declining balance
Trade show fixtures	50% straight-line
Moulds	25% straight-line

Leasehold improvements are depreciated over the lesser of the economic life or the lease term.

Fair Value of Financial Instruments

The fair value of the Company’s financial instruments, including cash and short-term investments, amounts receivable, loans payable and accounts payable and accrued liabilities, approximate cost because of their short-term nature.

Foreign Currency Translation and Transactions

The Company’s functional currency is the Canadian dollar, with the United States dollar as the reporting currency.

Assets and liabilities of the subsidiary, Bulldog BC, which are denominated in Canadian dollars, are translated to US dollars at the exchange rate in effect at balance sheet date. Revenue and expenses are translated to US dollars using the average rate in effect for the period. The cumulative effect of any translation gains or losses is included in the Accumulated Other Comprehensive Loss account in Stockholders’ Equity (Capital Deficit).

The Company also engages in transactions in US dollars. Transactions in US dollars are initially translated to the functional currency using the exchange rate in effect on the transaction date. Monetary assets and liabilities existing at the period end are then translated at the exchange rate in effect at the period end. All exchange gains or losses resulting from foreign currency transactions are included in the determination of net income (loss) for the period.

Revenue Recognition

The Company has not yet generated revenue. Revenue from the sale of the Company’s products and systems will be recognized when products are shipped or services rendered, the title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility is reasonable assured.

Research and Development

Research and development costs are charged to expense as incurred.

Marketing and Advertising

Marketing and advertising costs are charged to expense as incurred.

Loss Per Share

The Company reports basic loss per share in accordance with SFAS No. 128, “Earnings Per Share” (“EPS”). Basic loss per share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding during the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts were exercised. In a loss year, dilutive common equivalent shares are excluded from the loss per share calculation as the effect would be anti-dilutive.

For the year ended August 31, 2004, potentially dilutive common shares (relating to options and warrants outstanding at year end) totalling 6,069,708 (2003 – nil) were not included in the computation of loss per share because their effect was anti-dilutive.

Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting and presentation of comprehensive income (loss), its components and accumulated balances. This standard defines comprehensive income (loss) as the changes in stockholders’ equity of an enterprise except those resulting from investments by owners and distributions to owners.

Income Taxes

The Company follows SFAS No. 109, “Accounting for Income Taxes” which requires the use of the asset and liability method of accounting for income taxes. Under the assets and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. (Note 11)

Stock Option Compensation

The Company has adopted SFAS No. 123, “Accounting for Stock-Based Compensation” to account for stock options granted to non-employees using the fair value based method prescribed in SFAS 123. Stock option compensation for non-employees is re-measured on each balance sheet date until options vest.

The Company has elected to continue to measure compensation cost for employees under Accounting Principles Board (“APB”) Opinion No. 25, including interpretations provided in Interpretation (“FIN”) No. 44. Generally, under APB No. 25 compensation expense is recognized for options granted to employees and directors (for their services as directors) only if the option price is less than the market price of the underlying common stock on the date of the grant.

SFAS No. 123 requires the Company to provide proforma information regarding net loss and loss per share as if compensation cost for the Company’s stock options granted to employees had been determined in accordance with the fair value based method prescribed in SFAS 123.

The Company does not plan to adopt the fair value method of accounting for stock-based compensation to employees. Consequently, related proforma information as required under SFAS No. 123 has been disclosed below in accordance with SFAS No. 148.

	Year ended August 31
	2004	2003
Net loss, as reported	$ (1,014,759)	$ (312,840)
Deduct: Total stock-based employee compensation expense
determined under fair-value based method	(186,767)	-
Pro-forma net loss	$ (1,201,526)	$ (312,840)
Loss per share:
Basic and diluted – as reported	$ (0.05)	$ (0.04)
Basic and diluted – pro-forma	$ (0.06)	$ (0.04)

The weighted average fair value of the options granted during the year ended August 31, 2004 to employees was $1.66 per option estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 186%, risk-free rate of 3.07% - 3.64% and an expected life of 5 years. Such amount will be amortized on a straight-line basis over the vesting period of ten months.

Valuation of Long-Lived Assets

The Company evaluates the future recoverability of its property, plant and equipment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when the net book value of such assets exceeds the estimated undiscounted future cash flows attributable to such assets. Impairment, if any, is assessed using discounted cash flows. Long-lived assets to be disposed of by sale are measured at the lower of carrying amount or fair value less cost of sale. No impairment was required to be recognized during the periods presented in these consolidated financial statements.

New Accounting Pronouncements

In January 2003, the Financing Accounting Standards Board ("FASB") issued Financial Interpretation Note ("FIN") No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB 51." The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights (variable interest entities or "VIEs") and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity for which either: (1) the equity investors do not have a controlling financial interest; or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. As amended in December 2003, the effective dates of FIN No. 46 for public entities that are small business issuers, as defined ("SBIs"), are as follows: (a) For interests in special-purpose entities: periods ended after December 15, 2003; (b) For all VIEs created before January 31, 2003: periods ending after December 15, 2004; and (c) For all VIEs created after January 31, 2003, FIN 46 is applicable immediately. The December 2003 amendment of FIN No. 46 also includes transition provisions that govern how an SBI which previously adopted the pronouncement (as it was originally issued) must account for consolidated VIEs.

On May 15, 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS No. 150 affects an entity's classification of the following freestanding instruments: a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

The implementation of these new standards did not have a material effect on the Company's consolidated financial statements.

Reclassifications

Certain 2003 comparative amounts have been reclassified to conform with the 2004 consolidated financial statement presentation.

Note 3	Recapitalization

In November 2003, the Company closed an agreement with the stockholders of Bulldog BC and Bulldog Nevada (companies under common control) whereby the Company acquired the issued and outstanding shares of Bulldog BC and Bulldog Nevada on a one for one basis in exchange for 710,000 and 9,081,500 shares of the Company’s common stock, respectively. At August 31, 2004, all of Bulldog Nevada’s shares have been exchanged while 695,800 of Bulldog BC’s common shares had been exchanged leaving 14,200 common shares of Bulldog BC still to be exchanged.

The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisition because the former stockholders of Bulldog BC and Bulldog Nevada controlled approximately 51% of the Company’s common stock immediately upon conclusion of the transaction and the continuing business is that of Bulldog BC and Bulldog Nevada. Under reverse acquisition accounting, the post-acquisition entity is accounted for as a recapitalization of Bulldog BC and Bulldog Nevada. The value assigned to common stock of the Company was $796.

In accordance with provisions governing the accounting for reverse acquisition, the figures presented as at August 31, 2003 are those of Bulldog BC and Bulldog Nevada, combined.

Unaudited revenue, net loss and loss per share assuming the transaction had been completed on September 1, 2002 as follows:

	2004	2003

Revenue	$ -	$ -
Net loss for the year	$ (1,029,834)	$ (352,752)
Basic and diluted loss per share	$ (0.06)	$ (0.02)

Note 4	Short-term Investments

Short-term investments consists of US$1 million and Cdn$ 3.1 million held under guaranteed investment certificates of the Royal Bank of Canada and bearing interest at rates ranging from 1.015% to 2.15% per annum, maturing on various dates between October 28, 2004 and February 15, 2005.

The Company has an operating line of credit of $750,000 bearing interest at the prevailing market rate, payable monthly. The line of credit was undrawn as at August 31, 2004. The Company's line of credit agreement is collateralized by the short-term investments.

Note 5	Related Party Transactions

Related party transactions not disclosed elsewhere in these financial statements are as follows:

(a)

The Company has entered into agreements with two directors for services for a one-year term commencing November 17, 2003 whereby it will issue an aggregate of 275,000 shares of common stock vesting monthly of which 23,000 shares were issued in November 2003, and 69,000 shares were issued in June 2004 (Note 7). The Company has recorded, as compensation expense, $310,500 in respect of 207,000 shares earned by the directors under these agreements based on the quoted market price of $1.50 per share of common stock on the agreement date. At August 31, 2004, accounts payable and accrued liabilities includes $172,500 in respect of 115,000 common shares not yet issued to directors of the Company in respect of unpaid director fees.

The Company entered into an agreement with a director for a one year term commencing December 1, 2003 which was cancelled subsequently. The Company issued 12,500 shares for services rendered and recorded as a compensation expense $18,750 based on the quoted market share of the common stock on the agreement date.

(b)

On December 24, 2003, Bulldog BC entered into an employment contract for a three-year term with the Company’s president. The terms of the agreement provided that commencing September 1, 2003, the president will receive as part of his compensation 1,100,000 shares issuable as follows: 500,000 on signing the agreement (issued) and 300,000 shares on each of October 1, 2004 and October 1, 2005.

On January 16, 2004, the Company issued the initial 500,000 non-forfeitable, fully-vested shares of common stock to the Company’s president. Compensation expense based upon the quoted market price of these common shares on the agreement date totalled $1,000,000 and was amortized on a straight-line basis over the first-year term of the contract. At August 31, 2004, the full amount pertaining to stock compensation was charged to expense.

On August 5, 2004, the Company renegotiated the terms of the employment contract with its president and entered into a new agreement with an effective date of August 1, 2004. Under the terms of the new employment agreement, the president agreed to forfeit his rights to the 1,100,000 shares. As part of the agreement the initial, 500,000 previously issued shares of common stock were returned and cancelled. Pursuant to the Employees

Stock Option Plan (ESOP) (Note 7), the president was also granted 800,000 stock options exercisable at an option price of $1.60 per share.

(c)	Management fees totalling $ Nil (2003 - $72,979) were paid to the president during the year. Included in accounts payable and accrued liabilities are $ Nil (2003 - $50,000) related to these amounts.

Related party transactions were recorded at the exchange amount, being the amount established and agreed to by the related parties.

Note 6	Loans Payable

	2004	2003
Advances for private placement, secured by a general security agreement over the assets of the Company and a guarantee by a company with a common director. During the year ended August 31, 2004, the shares associated with the advances were issued.	$ -	$ 25,000

Loan payable on demand. The loan was unsecured, bearing interest at 12% per annum. During the year ended August 31, 2004 the loan was settled through cash payments and the issuance of 18,000 shares of common stock.	-	24,536

Loans payable on demand, unsecured and non-interest bearing. During the year ended August 31, 2004 the loans were settled through cash payments and the issuance of 100,000 shares of common stock.	-	63,606
	__________________	__________________
	$ -	$ 113,142
	__________________	__________________

Common shares issued in partial settlement of the loans payable were recorded using the quoted market value of the Company’s common stock on the issuance date. As the consideration for the settlement of the loans payable equalled the book value of the loans, no gain or loss was recognized.

Note 7	Capital Stock

The authorized and issued share capital of predecessor companies at August 31, 2003 was as follows:

Bulldog Nevada

Authorized:	20,000,000 common shares, $0.001 par value
5,000,000 preferred shares, $0.001 par value
Issued:	8,322,500 common shares

Bulldog BC

Authorized:	5,000,000 common shares, no par value
Issued:	710,000 common shares (*)

(*)   The adjustment for the exchange of no par value common shares of Bulldog BC for $0.001 par value common shares of the Company on a one for one basis has been retroactively reflected in the pre-acquisition period for comparison purposes.

Prior to the Share Exchange with Bulldog Nevada and Bulldog BC

In October 2003, Bulldog Nevada issued 448,000 common shares at $0.25 per share for proceeds of $112,000 pursuant to a private placement.

Immediately prior to the acquisition of Bulldog BC and Bulldog Nevada, the Company completed a 4.34 for 1 split of its common stock and concurrently two stockholders of the Company surrendered 6,680,000 common shares to the Company for cancellation. No consideration was paid on redemption of these shares.

In September 2003, Bulldog Nevada issued 25,000 non-forfeitable, fully vested common shares at $0.25 per share for services rendered totalling $6,250, 118,000 common shares on settlement of loans payable (Note 6) of $29,500 (including accrued interest) and 248,000 non-forfeitable, fully vested common shares to settle accounts payable of $62,000. Included in the settlement of accounts payable was the settlement of $50,000 of accounts payable due to the Company’s President in exchange for 200,000 shares of common stock. The value of common shares issued was based on the estimated fair value (using the most recent private placement price received from third parties) of Bulldog Nevada’s common shares on the respective agreement dates.

In November 2003, Bulldog Nevada repurchased and cancelled 80,000 common shares for $20,000.

After the Share Exchange with Bulldog Nevada and Bulldog BC

Capital Stock transactions not disclosed elsewhere in these consolidated financial statements are summarized as follows:

In connection with the Share Exchange Agreement in November 2003 (Note 3), the Company completed a private placement and issued 520,000 units to one investor at a price of $1.00 per unit. $25,000 was received during the year ended August 31, 2003 (Note 6). Each unit was comprised of one common share and one share purchase warrant which entitles the holder to purchase an additional common share for $1.00 up to November 2005. All warrants are still outstanding and exercisable at August 31, 2004 (Note 8).

In December 2003 and January 2004, the Company issued 600,000 non-forfeitable, fully vested common shares to settle $150,000 of accounts payable. A loss of $954,000 was recognized in respect of the settlement of accounts payable based upon the quoted market price of the Company’s common stock on the respective agreement dates. Such amounts have been recognized in the Company’s consolidated statements of operations for the year ended August 31, 2004.

In December 2003 and January 2004, the Company issued 35,500 non-forfeitable, fully vested shares of common stock to directors of the Company pursuant to an employment and director agreements (Note 5). The value attributable to the common stock was $53,250 based on the quoted market price of the Company’s common stock on the issuance dates.

In April 2004, the Company completed a private placement and issued 2,219,611 units for gross proceeds of $4,994,125. Each unit consisted of one common share, 1/4 series A purchase warrant and 1/2 Series B purchase warrant. The Company issued 554,902 series A share purchase warrants exercisable at $3.50 per share for a period of five years and 1,109,806 share B purchase warrants exercisable at $2.25 per share until the earlier of fourteen months after April 14, 2004 or eight months after a registration statement is declared effective (June 2, 2004). As part of the private placement, the Company paid a finder’s fee of $299,657. Additionally the Company will pay 6% of any monies received on the exercise of these warrants.

In accordance with the Registration Rights Agreement executed in conjunction with the Securities Purchase Agreement dated April 2004, the Company was required to use its best efforts to file and cause the registration statement of the Company's common stock to be declared effective under the Securities Act as promptly as possible, but in any event, no later than the earlier of the 90th calendar day following the closing date of the agreement and the fifth trading day following the date on which the Company is notified by the Commission that the registration statement will not be reviewed or is no longer subject to further review and comments (the "Effective Date"). The Company is also required to keep the registration statement continuously effective for a period of two years from the Effective Date.  Consequently, the Series A and B warrants issued in connection with the private placement are deemed to require net-cash settlement and are classified as liabilities in accordance with Emerging Issue Task Force Issue ("EITF") No. 00-19.  Accordingly, the Company initially recorded as a liability the entire proceeds of the private placement. Subsequently, such amount is being remeasured on each balance sheet date based on the fair value of the warrants with the adjustment charged to the Statement of Operations.  As at August 31, 2004, a liability for the fair value of the warrants of $1,510,748 was recorded on the balance sheet and $3,181,500 was recorded as gain on revaluation of liability for warrants subject to registration rights in the Statements of Operations for the year ended August 31, 2004.  The fair value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 186%, risk-free interest rate of 3.07% - 3.64% and an expected life of five years for the Series A warrants and 10 months for the Series B warrants.

Upon the exercise, cancellation or lapsing of obligations under the Registration Rights Agreement, a prorate amount of the liability will be reclassified to Stockholders’ Equity using the Black-Scholes value as of that date.

On May 4, 2004 the Company entered into an employment agreement with an employee, to issue 150,000 shares of the Company’s common stock as compensation of which, 75,000 shares shall be issued before November 2004 and another 75,000 shares are to be issued before January 2005. As at August 31, 2004, accounts payable and accrued liabilities includes $126,000 (based on the quoted market value of the Company’s common stock of $2.16 on the agreement date of May 4, 2004) due to the employee for 58,333 shares of common stock earned to date. No common shares were issued under this agreement through August 31, 2004.

In June 2004, the Company issued 69,000 non-forfeitable, fully vested shares of common stock to directors of the Company pursuant to an employment and director agreements (Note 5). The value attributable to the common stock was $103,500 based on the quoted market price of the Company’s common stock at the agreement date.

In July 2004, the Company entered into a 6 month service agreement, to issue 5,000 share per month under the agreement for a total of 30,000 shares to be issued. During August 2004, the Company issued 15,000 shares pursuant to the agreement. The value attributable to the common stock was $25,350 based on the quoted market price of the Company’s common stock of $1.69 at the agreement date.

Note 8	Stock Option Compensation

Stock Option to Non-Employees

The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation," which requires compensation costs associated with stock options granted to non-employees to be recognized based on the fair value of the stock options using the Black Scholes option pricing model. Stock-based compensation for non-employees is re-measured on each balance sheet date until such options vest. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period. Unvested stock options are re-measured on each balance sheet date for the purpose of determining stock option compensation, and are amortised on a straight line basis over the vesting period of ten months.

As at August 31, 2004, the fair value of these options using the Black-Scholes option pricing model was based on the following weighted average assumptions:

2004
Dividend yield	Nil %
Risk-free interest rate	3.07%
Expected volatility of the market price
of the Company’s common stock	186%
Expected life of the options	5 years

Compensation expense is amortized over the vesting period and for the year ended August 31, 2004, expenses totalling $492,269 (2003 - $nil) were included in the Statement of Operations. During the year ended August 31, 2004, 375,000 options were granted to non-employees, with a weighted average grant date fair value of $2.00.

The following table summarizes the stock option transactions and the weighted average exercise prices thereof:

	Number of Options	Weighted Average Exercise Price
Outstanding at September 1, 2002
and 2003	-	-
Granted	3,885,000	1.63
Outstanding at August 31, 2004	3,885,000	$ 1.63
Exercisable at August 31, 2004	277,500	$ 1.34

A summary of the common share options exercisable and outstanding at August 31, 2004 is as follows:

Number	Outstanding Exercise Price	Expiry Date	Exercisable Number
175,000	$0.50	February 25, 2009	122,500
150,000	$2.20	May 4, 2009	40,000
100,000	$2.20	May 14, 2009	50,000
50,000	$2.42	July 16, 2009	10,000
3,360,000	$1.60	August 5, 2009	50,000
50,000	$1.64	August 5, 2009	5,000
3,885,000			277,500

Warrants

The following table summarizes the number of fully exercisable warrants transactions during 2004:

	Number of Warrants	Weighted Average Exercise Price
Balance, September 1, 2002 and 2003	-	-
Issued	2,184,708	2.27
Balance August 31, 2004	2,184,708	$ 2.27

A summary of warrants outstanding at August 31, 2004 is as follows:

Number	Exercise Price	Expiry Date	Warrant Type
520,000	$1.00	*November 1, 2005	Purchase warrants
554,902	$3.50	April 15, 2009	Share A warrants
1,109,806	$2.25	February 2, 2005	Share B warrants
2,184,708

*   Subsequent to August 31, 2004, 520,000 warrants with an exercise price of $1.00 were exercised for gross proceeds of $520,000.

Employee Stock Option Plan

No compensation expense was recorded for options granted to employees under the intrinsic method of accounting in the reporting periods as the exercise price equals the fair market value of the Company’s common stock on the dates of grant in 2004.

In March 2004, the Board of Directors approved the Company’s 2004 Stock Option Plan (“the 2004 Plan”). The 2004 Plan provides for the granting of stock options to key employees, directors and consultants to purchase up to 5,000,000 common shares of the Company. Under the 2004 Plan, the granting of incentive and non-qualified stock options, exercise prices and terms are determined by the Board of Directors. For incentive options, the exercise price shall not be less than the fair market value of the Company’s common stock on the grant date. (In the case of options granted to an employee who owns stock possessing more than 10% of the voting power of all classes of the Company's stock on the date of grant, the option price must not be less than 110% of the fair market value of common stock on the grant date.). Options granted are not to exceed terms beyond ten years (5 years in the case of an incentive stock option granted to a holder of 10 percent of the Company’s common stock). Unless otherwise specified by the Board of Directors, stock-options shall vest at the rate of 25% per year starting one year following the granting of options.

In August 5, 2004, the Company granted 3,360,000 stock options to certain employees with exercise price of $1.60 per share to be vested equally over 36 months from September 5, 2004. The grant date fair value was $1.62.

On May 1, 2004 the Company granted to an employee options to acquire 150,000 shares of the Company at the option price of $2.20 per share, vesting as to 50,000 on August 1, 2004, 50,000 on October 1, 2004 and 50,000 on January 1, 2005. The grant date fair value was $2.46.

Note 9	Commitments

The Company entered into a agreement to lease new premises, with the lease commencing on July 1, 2004 and expiring on July 1, 2009. The minimum annual lease payments over the term of the lease are summarized as follows:

Year ended August 31		$

2005	-	$27,302
2006	-	$86,676
2007	-	$87,990
2008	-	$94,556
2009	-	$55,566

The above amounts represent commitments for basic rent. The cumulative lease costs are being amortized on a straight line basis and charged to expense over the term of the lease.

Note 10	Property, Plant and Equipment
	2004	2003
Computer equipment	$60,415	$11,655
Engineering equipment	11,924	-
Furniture, fixtures and office equipment	79,506	15,710
Leasehold improvements	103,368	10,584
Trade show fixtures	17,319	-
Moulds	42,689	-
	315,221	37,949
Less: Accumulated depreciation	(36,382)	(24,181)
	$278,839	$13,768

As of July 1, 2004 the Company moved to its new lease premises (Note 9). Consequently, fully-depreciated leasehold improvements associated with the former premises amounting to $9,544 were written off.

Note 11	Income Taxes

The Company had potential net operating loss carry forwards as follows:

	2004	2003
Net operating loss carried forwards	$5,420,000	$1,675,000

Net operating losses carried forward, if not utilized to offset taxable income in future periods, expire between the years 2007 and 2024. Included in the losses above are Scientific Research and Experimental Development (SRED) Expenditures of approximately $400,000 which are available indefinitely for future deduction against taxable income

The tax effects of temporary differences that give rise to the Company’s deferred tax assets are as follows:

	2004	2003
Net operating loss carry forwards	$2,044,000	$823,000
Capital assets	12,000	5,000
Valuation allowance	(2,056,000)	(828,000)
Deferred tax assets (liabilities)	$-	$-

The provision for income taxes differ from the amount estimated using the federal statutory income tax rate as follows:

	2004	2003
Provision (benefit) at the federal statutory rate	$(353,000)	$(117,000)
Non-deductible expenses	(957,000)	8,000
Effect of change in statutory rate	82,000	-
Increase in valuation allowance	1,228,000	109,000
	$-	$-

The Company evaluates its valuation allowance requirements based on projected future operation. When circumstances change and this causes a change in management’s judgement about the recoverability of deferred tax assets the impact of the change in the valuation allowance is reflected in current income.

Note 12	Contingent Liabilities

During the normal course of business activity, the Company was involved in litigation proceedings, certain lawsuits and other claims at August 31, 2004. While the outcome of these matters is subject to future resolution, management's evaluation and analysis of such matters indicates that, individually and in the aggregate, the probable ultimate resolution of such matters will not have a material effect on the Corporation's consolidated financial statements.

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2005 and August 31, 2004

(Unaudited – Amounts Stated in US Dollars)

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Amounts Stated in US Dollars)

	(Unaudited)
	May 31,	August 31,
ASSETS	2005	2004
Current
Cash	$113,414	$46,021
Short-term investments (Note 4)	1,295,315	3,360,997
Amounts receivable	175,194	-
Prepayment to trade suppliers	337,735	265,135
Inventory	167,461	90,634
Prepaid expenses	191,797	164,160
	____________________	____________________
Total current assets	2,280,916	3,926,947

Property, plant and equipment (Note 8)	484,945	278,839
	____________________	____________________
Total Assets	$2,765,861	$4,205,786
	____________________	____________________
LIABILITIES
Current
Accounts payable and accrued liabilities	$127,216	$554,010
Liabilities for warrants subject to registration (Note 6)	680,601	1,510,748
	____________________	____________________
Total current liabilities	807,817	2,064,758
	____________________	____________________
STOCKHOLDERS' EQUITY
Capital Stock (Note 6)
Preferred stock, par value $0.001 per share
10,000,000 authorized, none issued
Common stock, par value $0.001 per share
100,000,000 authorized
24,047,317 issued ( August 31, 2004: 22,842,011 issued)	24,047	22,842
Additional paid-in capital	7,191,353	4,898,847
Accumulated other comprehensive income (loss)
- cumulative translation adjustment	66,668	(172,505)
Deficit accumulated during the development stage	(5,324,024)	(2,608,156)
	____________________	____________________
Total Stockholders' Equity	1,958,044	2,141,028
	____________________	____________________

Total Liabilities and Stockholders' Equity	$2,765,861	$4,205,786
	____________________	____________________

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited – Amounts Stated in US Dollars)

					Cumulative
					from September
	Three Months	Three Months	Nine Months	Nine Months	23, 1998 (Date
	Ended	Ended	Ended	Ended	of Inception) to
	May 31,	May 31,	May 31,	May 31,	May 31,
	2005	2004 (a)	2005	2004 (a)	2005

Revenues (Notes 2 & 10)	$183,278	$-	$243,088	$-	$243,088

Expenses
General and administrative
Consulting fees and commissions	$119,141	$203,030	$457,743	$247,280	$1,345,924
Depreciation	23,963	5,129	60,286	8,456	105,185
Office and general	158,169	44,803	401,975	88,401	879,648
Professional fees	66,719	98,947	204,508	191,110	517,130
Rent	33,683	5,687	75,366	18,034	194,406
Salaries and wages (Note 5)	521,637	547,285	1,532,272	1,273,982	3,842,437
Trade shows, travel and marketing	133,127	62,309	377,714	71,908	628,725
Research and development	119,289	52,468	362,176	261,835	981,322
	(1,175,728)	(1,019,658)	(3,472,040)	(2,161,006)	(8,494,777)

Loss from operations	(992,450)	(1,019,658)	(3,228,952)	(2,161,006)	(8,251,689)

Other income (expenses)
Gain on revaluation of liability for warrants	126,212	-	537,409	-	3,718,909
Interest income	8,089	-	47,377	-	47,377
Interest expense	-	-	-	(6,107)	(37,790)
Loss on settlement of accounts payable	-	-	-	(954,000)	(954,000)
Foreign exchange gain (loss) and other	18,916	(100,954)	(71,702)	(100,954)	153,169
Net loss for the period	$(839,233)	$(1,120,612)	$(2,715,868)	$(3,222,067)	$(5,324,024)
Basic and diluted loss per share	$(0.03)	$(0.05)	$(0.11)	$(0.16)
Weighted average shares outstanding	23,987,475	22,172,332	23,634,961	20,646,706

(a)	Represents the combined results of operations of Bulldog Nevada and Bulldog BC (Note 3).

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited – Amounts Stated in US Dollars)

					Cumulative
					from September
	Three Months	Three Months	Nine Months	Nine Months	23, 1998 (Date
	Ended	Ended	Ended	Ended	of Inception) to
	May 31,	May 31,	May 31,	May 31,	May 31,
	2005	2004 (a)	2005	2004 (a)	2005

Net loss	$(839,233)	$(1,120,612)	$(2,715,868)	$(3,222,067)	$(5,324,024)

Foreign currency translation	(28,052)	47,969	239,173	17,114	66,668
	__________________	_________________	_________________	_______________	___________________

Comprehensive loss	$(867,285)	$(1,072,643)	$(2,476,695)	$(3,204,953)	$(5,257,356)
	__________________	_________________	_________________	_______________	___________________

(a)	Represents the combined comprehensive loss of Bulldog Nevada and Bulldog BC (Note 3).

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Stated in US Dollars)

			Cumulative
			from September
	Nine Months	Nine Months	23, 1998 (Date
	Ended	Ended	of Inception) to
	May 31,	May 31,	May 31,
	2005	2004 (a)	2005
Cash flows (used in) provided by operating activities:
Net loss	$(2,715,868)	$(3,222,067)	$(5,324,024)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	60,286	8,456	105,185
Expenses paid by affiliated company	-	-	301,303
Gain on revaluation of liability for warrants	(537,409)	-	(3,718,909)
Issue of common stock for services during the period	361,700	809,500	1,609,079
Stock option compensation	279,485	224,637	771,754
Loss on settlement of accounts payable	-	954,000	954,000
(Increase) decrease in assets
Amounts receivable	(177,976)	(10,679)	(177,976)
Prepayments to suppliers	(72,600)	(179,000)	(337,735)
Tax credits refundable	-	20,706	-
Inventory	(74,027)	(4,074)	(164,661)
Prepaid expenses	94,007	(60,634)	(51,462)
Increase (decrease)in accounts payable and accrued liabilities	(165,109)	368,233	530,899
	______________________	______________________	______________________
Net cash used in operating activities	(2,947,511)	(1,090,922)	(5,502,547)
	______________________	______________________	______________________
Cash flows used in investing activity
Purchase of property, plant and equipment	(257,298)	(33,930)	(582,063)
Short term investments	2,197,639	-	(1,194,858)
	_____________________	______________________	______________________
Net cash provided by (used in) investing activities	1,940,341	(33,930)	(1,776,921)
	______________________	______________________	_____________________
Cash flows provided by (used in) financing activities
Loans payable	-	(60,212)	54,500
Issuance of common shares	1,073,288	5,301,468	7,478,065
Shares repurchased	-	(20,000)	(20,000)
	______________________	_____________________	_____________________
Net cash provided by financing activities	1,073,288	5,221,256	7,512,565
	______________________	_____________________	______________________
Increase in cash	66,118	4,096,404	233,097

Effect of foreign exchange rate changes on cash	1,275	17,911	(119,683)
	______________________	_____________________	______________________
Net increase in cash	67,393	4,114,315	113,414

Cash, beginning of period	46,021	24,720	-
	______________________	______________________	______________________
Cash, end of period	$113,414	$4,139,035	$113,414
	______________________	______________________	______________________
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$-	$2,945	$37,790
	______________________	______________________	______________________
Income taxes	$-	$-	$-
	______________________	______________________	______________________
Non-cash Investing and Financing Activities
Issuance of shares in settlement of accounts payable	$172,500	$271,000	$443,500
Issuance of shares in settlement of loans payable	$-	$59,000	$59,000
Issuance of shares for services included in prepaid	$114,000	$-	$130,900
Issuance of shares on recapitalization (Note 3)	$-	$796	$796

Reclassification of warrant liability to equity on exercise of warrants	$292,738	$-	$292,738
(a)	Represents the combined cash flows of Bulldog Nevada and Bulldog BC (Note 3).

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to May 31, 2005

(Unaudited – Amounts Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Cumulative	During the
	Common Stock (a)		Paid-in	Translation	Development
	Shares	Par Value	Capital	Adjustment	Stage	Total
On inception of Bulldog BC, September 23, 1998	465,000	$465	$(138)	$-	$-	$327
Issuance of stock in Bulldog BC for cash - at $0.34	20,000	20	6,683	-	-	6,703
- at $0.67	125,000	125	83,663	-	-	83,788
- at $1.34	22,500	23	30,140	-	-	30,163
Issuance of stock in Bulldog BC for services	8,000	8	16,079	-	-	16,087
Foreign exchange translation adjustment	-	-	-	(12)	-	(12)
Net loss	-	-	-	-	(114,968)	(114,968)

Balance, August 31, 1999 (Bulldog BC)	640,500	641	136,427	(12)	(114,968)	22,088
Issuance of stock in Bulldog BC for cash - at $0.68	25,000	25	16,965	-	-	16,990
- at $1.02	8,000	8	8,147	-	-	8,155
- at $1.36	2,500	2	3,398	-	-	3,400
Issuance of stock in Bulldog BC for services	34,000	34	9,494	-	-	9,528
On inception of Bulldog Nevada - at $0.001	7,035,000	7,035	-	-	-	7,035
Issuance of stock in Bulldog Nevada for cash - at $1.00	613,727	614	613,113	-	-	613,727
Foreign exchange translation adjustment	-	-	-	289	-	289
Net loss	-	-	-	-	(531,252)	(531,252)

Balance, August 31, 2000 (combined)	8,358,727	8,359	787,544	277	(646,220)	149,960

BULLDOG TECHNOLOGIES INC.	Continued

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to May 31 , 2005

(Unaudited – Amounts Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Cumulative	During the
	Common Stock (a)		Paid-in	Translation	Development
	Shares	Par Value	Capital	Adjustment	Stage	Total
Balance, August 31, 2000 (combined, balance forward)	8,358,727	8,359	787,544	277	(646,220)	149,960
Issuance of stock in Bulldog Nevada for cash - at $0.002	245,000	245	130	-	-	375
- at $0.24	95,833	96	22,904	-	-	23,000
- at $0.50	80,000	80	39,920	-	-	40,000
- at $1.00	155,623	156	155,467	-	-	155,623
Issuance of stock in Bulldog Nevada for services	304,830	305	230,125	-	-	230,430
Redeemed and cancelled for Nil consideration	(861,000)	(861)	861	-	-	-
Shares issued as commission for private placements	91,120	91	(91)	-	-	-
Foreign exchange translation Adjustment	-	-	-	26,357	-	26,357
Net loss	-	-	-	-	(424,417)	(424,417)

Balance, August 31, 2001 (combined)	8,470,133	8,471	1,236,860	26,634	(1,070,637)	201,328

BULLDOG TECHNOLOGIES INC.	Continued

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to May 31, 2005

(Unaudited – Amounts Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Cumulative	During the
	Common Stock (a)		Paid-in	Translation	Development
	Shares	Par Value	Capital	Adjustment	Stage	Total
Balance, August 31, 2001 (combined, balance forward)	8,470,133	8,471	1,236,860	26,634	(1,070,637)	201,328
Shares in Bulldog Nevada issued as commission for private placements	1,500	2	(2)	-	-	-
Issuance of stock in Bulldog Nevada for cash - at $0.24	104,167	104	24,896	-	-	25,000
- at $0.50	87,200	87	43,513	-	-	43,600
Issuance of stock in Bulldog Nevada for services	168,500	168	68,832	-	-	69,000
Foreign exchange translation adjustment	-	-	-	2,402	-	2,402
Net loss	-	-	-	-	(209,920)	(209,920)

Balance, August 31, 2002 (combined)	8,831,500	8,832	1,374,099	29,036	(1,280,557)	131,410
Issuance of stock in Bulldog Nevada for cash - at $0.25	183,000	183	45,567	-	-	45,750
Issuance of stock for services to Bulldog Nevada	10,000	10	1,863	-	-	1,873
Shares of Bulldog Nevada issued as commission for private placements	8,000	8	(8)	-	-	-
Foreign exchange translation adjustment	-	-	-	(128,899)	-	(128,899)
Net loss	-	-	-	-	(312,840)	(312,840)

Balance, August 31, 2003 (combined)	9,032,500	9,033	1,421,521	(99,863)	(1,593,397)	(262,706)

BULLDOG TECHNOLOGIES INC.	Continued

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to May 31, 2005

(Unaudited - Amounts Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Cumulative	During the
	Common Stock (a)		Paid-in	Translation	Development
	Shares	Par Value	Capital	Adjustment	Stage	Total
Balance, August 31, 2003 (combined, carried forward)	9,032,500	9,033	1,421,521	(99,863)	(1,593,397)	(262,706)
Issuance of stock in Bulldog Nevada for cash - at $0.25	448,000	448	111,552	-	-	112,000
Issuance of stock of Bulldog Nevada for services and debt settlement	391,000	391	97,359	-	-	97,750
Redemption and cancellation of shares in Bulldog Nevada for cash - at $0.25	(80,000)	(80)	(19,920)	-	-	(20,000)
	9,791,500	9,792	1,610,512	(99,863)	(1,593,397)	(72,956)
Adjustment to the stockholders' equity of the Company at the recapitalization date (Note 3)	9,591,400	9,591	(8,795)	-	-	796
Issuance of stock for cash on private placement - at $1.00	520,000	520	519,480	-	-	520,000
Issuance of stock on debt settlement - at $1.84	600,000	600	1,103,400	-	-	1,104,000
Issuance of stock for services – at $1.50	35,500	35	53,215	-	-	53,250
Issuance of stock for services	500,000	500	999,500	-	-	1,000,000
Stock option compensation	-	-	492,269	-	-	492,269
Issuance of stock for cash on private placement - at $2.25 (net of $299,647 finder's fee)	2,219,611	2,220	-	-	-	2,220
Issuance of stock for services – at $1.50	69,000	69	103,431	-	-	103,500
Issuance of stock for services – at $1.50	15,000	15	25,335	-	-	25,350
Cancellation of shares	(500,000)	(500)	500	-	-	-
Net loss	-	- -	-	-	1,014,759	(1,014,759)
Foreign exchange translation Adjustment	-	-	-	(72,642)	-	(72,642)
Balance, August 31, 2004	22,842,011	22,842	4,898,847	(172,505)	(2,608,156)	2,141,028

BULLDOG TECHNOLOGIES INC.	Continued

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

for the period from September 23, 1998 (Date of Inception) to May 31, 2005

(Unaudited – Amounts Stated in US Dollars)

					Deficit
					Accumulated
			Additional	Cumulative	During the
	Common Stock (a)		Paid-in	Translation	Development
	Shares	Par Value	Capital	Adjustment	Stage	Total
Balance, August 31, 2004 (carried forward)	22,842,011	22,842	4,898,847	(172,505)	(2,608,156)	$2,141,028
Issuance of stock for cash on exercise of warrants - at $1.00 (note 6)	520,000	520	519,480	-	-	520,000
Issuance of stock for cash on exercise of warrants - at $1.90 (net of $35,317 finder's fee Note 6)	309,806	310	552,978	-	-	553,288
Issuance of shares for services - at $2.16 (note 6)	150,000	150	323,850	-	-	324,000
Adjustment arising on exercise of warrants (Note 6)	-	-	292,738	-	-	292,738
Issuance of shares for services - at $1.50 ( Note 5)	183,000	183	274,317	-	-	274,500
				-	-
Issuance of shares as settlement - at $1.00 (Note 6)	12,500	12	12,488	-	-	12,500
Issuance of shares for services - at $1.24 (Note 6)	30,000	30	37,170	-	-	37,200
Stock option compensation (Note 7)	-	-	279,485	-	-	279,485
Net loss	-	-	-	-	(2,715,868)	(2,715,868)
Foreign exchange translation adjustment	-	-	-	239,173	-	239,173

Balance, May 31, 2005	24,047,317	$24,047	$7,191,353	$66,668	$(5,324,024)	$1,958,044

(a)

Prior to the recapitalization in November 2003, the stockholders' equity represents the combined shares and balances of Bulldog Nevada and Bulldog BC exchanged on a one for one basis on recapitalization (Note 3).

BULLDOG TECHNOLOGIES INC.

(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2005 and May 31, 2004

(Unaudited – Amounts Stated in US Dollars)

Note 1	Description of Business and Accounting for Reverse Acquisition

The Company was incorporated under the laws of the State of Nevada on June 18, 2002 as Northward Ventures, Inc. ("Northward") and was previously involved in mineral exploration activity. In November 2003, the Company acquired all the issued and outstanding shares of Bulldog Technologies (BC) Inc. ("Bulldog BC") and Bulldog Technologies Inc. ("Bulldog Nevada"). Bulldog BC was incorporated under the laws of British Columbia on September 23, 1998 and carries on the business of developing and commercializing security systems for the cargo transportation industry. Bulldog Nevada was incorporated in the State of Nevada on January 18, 2000 primarily to raise financing for Bulldog BC. Prior to the share exchange, Bulldog BC and Bulldog Nevada were under common control. On November 7, 2003, the Company changed its name to Bulldog Technologies Inc. and merged with Bulldog Nevada such that after closing the consolidated entity consists of Bulldog Technologies Inc. (formerly Northward Ventures, Inc.) and its subsidiary, Bulldog BC.

In accordance with provisions governing the accounting for reverse acquisitions (Note 3), the accounts are presented as a continuation of Bulldog BC and Bulldog Nevada, combined.

Note 2	Summary of Significant Accounting Policies

Principles of Consolidation and Ability to Continue as Going Concern

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and include the accounts of the Company and its wholly-owned subsidiary, Bulldog Technologies (BC) Inc. All significant inter-company transactions have been eliminated on consolidation. The Company is currently in the development stage and presents its financial statements in accordance with Statement of Financial Accounting Standard ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

These accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at May 31, 2005, the Company has just recently recognized initial revenues and has consolidated accumulated operating losses since inception of $5,324,024. The continuation of the Company is dependent upon the successful completion of development and marketing of its security systems, the continuing support of creditors and stockholders as well as achieving a profitable level of operations. The Company had cash and short-term investments on hand of $1,408,729 at May 31, 2005. Management anticipates that it requires approximately $3.5 million over the next twelve months to continue operations. To the extent that cash needs are not achieved from operating cash flow and existing cash on hand, the Company will raise necessary cash through equity issuances and/ or debt financing. Amounts raised will be used to continue the development of the Company's products, roll out the Company's products to market and for other working capital purposes.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. Although there are no assurances that management's plans will be realized, management believes that the Company will be able to continue operations in the future. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Interim Financial Statements

The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with the audited financial statements of the Company for the years ended August 31, 2004 and 2003 included elsewhere in the Company's SB-2 Registration Statement. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

Stock Option Compensation

The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation" to account for stock options granted to non-employees using the fair value based method prescribed in SFAS 123. Stock option compensation for non-employees is re-measured on each balance sheet date until options vest.

The Company has elected to continue to measure compensation cost for employees under Accounting Principles Board ("APB") Opinion No. 25, including interpretations provided in Interpretation ("FIN") No. 44. Generally, under APB No. 25 compensation expense is recognized for options granted to employees and directors (for their services as directors) only if the option price is less than the market price of the underlying common stock on the date of the grant.

SFAS No. 123 requires the Company to provide pro forma information regarding net loss and loss per share as if compensation cost for the Company's stock options granted to employees had been determined in accordance with the fair value based method prescribed in SFAS 123.

The Company does not plan to adopt the fair value method of accounting under SFAS No. 148 for stock-based compensation to employees. Consequently, related pro forma information as required under SFAS No. 123 has been disclosed below in accordance with SFAS No. 148.

	9 months ended May 31
	2005	2004
Net loss, as reported	$(2,715,868)	$(3,222,067)
Deduct: Total stock-based employee compensation expense determined under fair-value based method	(2,106,703)	(66,722)

Pro-forma net loss	$(4,822,571)	$(3,288,789)
Loss per share:
Basic and diluted – as reported	$(0.12)	$(0.16)
Basic and diluted – pro-forma	$(0.20)	$(0.16)

The weighted average fair value of the options granted during the nine-month period ended May 31, 2005 to employees was $1.60 (2004 - $1.98) per option estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0% (2004 – 0%), expected volatility of 186% (2004 - 186%), risk-free rate of 3.63% - 3.86% (2004- 3.07% - 3.64%) and an expected life of 5 years (2004 - 5 years). Such amount is being amortized on a straight-line basis over the vesting periods ranging from 10 to 36 months.

Revenue Recognition

The Company has generated revenue from the provision of consulting engineering services to customers relating to radio frequency design and development and security solutions. Such revenues are recognized as the services are provided.

New Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share-Based Payment". SFAS No. 123(R) would require the Company to measure all employee stock-based compensation awards using a fair value method and record such expense in its consolidated financial statements. In addition, SFAS No. 123(R) will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. For public entities that file as a small business issuer, SFAS No. 123(R) is effective for the first annual reporting period beginning after December 31, 2005.

In December 2004, FASB issued SFAS No. 153 to amend Opinion 29 by eliminating the exception for non-monetary exchanges of similar productive assets and replaces it with general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange is defined to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after December 16, 2004.

The Company has not yet determined the effect of future implementation of these new standards on its consolidated financial statements.

Note 3	Recapitalization

In November 2003, the Company closed an agreement with the stockholders of Bulldog BC and Bulldog Nevada (companies under common control) whereby the Company acquired the issued and outstanding shares of Bulldog BC and Bulldog Nevada on a one-for-one basis in exchange for 710,000 and 9,081,500 shares of the Company's common stock, respectively. At November 30, 2004, all of Bulldog Nevada's shares had been exchanged while 695,800 of Bulldog BC's common shares had been exchanged leaving 14,200 common shares of Bulldog BC still to be exchanged. As at May 31, 2005 these shares had not been exchanged.

The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisition because the former stockholders of Bulldog BC and Bulldog Nevada controlled approximately 51% of the Company's common stock immediately upon conclusion of the transaction and the continuing business is that of Bulldog BC and Bulldog Nevada. Under reverse acquisition accounting, the post-acquisition entity is accounted for as a recapitalization of Bulldog BC and Bulldog Nevada. The value assigned to common stock of the Company was $796.

Pro forma results of operations had the acquisition occurred on September 1, 2003 are not materially different then those presented in these consolidated financial statements for the nine months ended May 31, 2004.

Note 4	Short-term Investments

Short-term investments as at May 31, 2005 consist of $650,000 (August 31, 2004 - $1.0 million) and $645,315 (Cdn$810,000) (August 31, 2004 - $2,360,997 (Cdn $3.1 million)) held under guaranteed investment certificates of the Royal Bank of Canada and bearing interest at rates ranging from 1.6% to 2.3% per annum, maturing on various dates through April 2006.

The Company has an operating line of credit of $450,000 (August 31, 2004 - $750,000) bearing interest at the prevailing market rate, payable monthly. The line of credit was undrawn as at May 31, 2005. The Company's line of credit agreement is collateralized by the short-term investments.

Note 5	Related Party Transactions

Related party transactions not disclosed elsewhere in these financial statements are as follows:

The Company entered into agreements with two directors for services commencing November 17, 2003 whereby the Company agreed to issue an aggregate of 275,000 shares of common stock vesting monthly of which 23,000 shares were issued in November 2003 and 69,000 shares were issued in June 2004. The remaining 183,000 shares were issued during the nine-month period ended May 31, 2005. The Company has recorded, as compensation expense, $102,000 in respect of shares earned by the directors during the nine months ended May 31, 2005 (nine months ended May 31, 2004 - $207,000) under these agreements based on the quoted market price of $1.50 per share of common stock on the agreement date. At May 31, 2005, accounts payable and accrued liabilities are $nil (August 31, 2004 - $172,500) as all common shares have been issued to the directors of the Company.

During the nine months ended May 31 2005, the Company paid a director $6,000 (August 31, 2004 - nil) for services rendered.

Related party transactions were recorded at the exchange amount, being the amount established and agreed to by the related parties.

Note 6	Capital Stock

On October 19, 2004, 520,000 share purchase warrants were exercised for gross proceeds of $520,000. Exercise of these warrants did not affect the liability accrual (below) for net cash settlement.

In April 2004, the Company completed a private placement and issued 2,219,611 units for gross proceeds of $4,994,125. Each unit consisted of one common share, 1/4 Series A share purchase warrant and 1/2 Series B share purchase warrant. The Company issued 554,902 Series A share purchase warrants exercisable at $3.50 per share for a period of five years and 1,109,806 Series B share purchase warrants exercisable at $2.25 per share until the earlier of fourteen months after April 14, 2004 or eight months after a registration statement is declared effective (June 2, 2004). As part of the private placement, the Company paid a placement fee of $299,657. Additionally the Company will pay 6% of any monies received on the exercise of these warrants.

In accordance with the Registration Rights Agreement executed in conjunction with the Securities Purchase Agreement dated April 2004, the Company was required to use its best efforts to file and cause the registration statement of the Company's common stock to be declared effective under the Securities Act of 1933, as amended, as promptly as possible, but in any event, no later than the earlier of the 90th calendar day following the closing date of the agreement and the fifth trading day following the date on which the Company is notified by the Securities and Exchange Commission that the registration statement will not be reviewed or is no longer subject to further review and comments (the "Effective Date"). The Company is also required to keep the registration statement continuously effective for a period of two years from the Effective Date.  Consequently, the Series A and B warrants issued in connection with the private placement are deemed to require net-cash settlement and are classified as liabilities in accordance with Emerging

Issues Task Force ("EITF") Issue No. 00-19.  Accordingly, the Company initially recorded as a liability the entire proceeds of the private placement. Subsequently, such amount is being re-measured on each balance sheet date based on the fair value of the warrants with the adjustment charged to the Statement of Operations.

As at May 31, 2005, a liability for the fair value of the remaining outstanding warrants of $680,601 (August 31, 2004 - $1,510,748) was recorded on the balance sheet and $537,409 was recorded as gain on revaluation of liability for warrants subject to registration rights in the Statements of Operations for the nine-month period ended May 31, 2005.  The fair value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions as at May 31, 2005: dividend yield of 0% (August 31, 2004 - 0%), expected volatility of 186% (August 31, 2004 – 186%), risk-free interest rate of 3.39% - 3.88% (August 31, 2004 – 3.07% - 3.64%) and an expected life of 3.88 years (August 31, 2004 - 5 years) for the Series A warrants and Nil months for the Series B warrants. The Series B warrants expired during the nine-month period ended May 31, 2005.

Upon the exercise, cancellation or lapsing of obligations under the Registration Rights Agreement, a pro-rata amount of the liability will be reclassified to Stockholders' Equity using the Black-Scholes value as of that date.

On November 5, 2004, holders of the Series B share purchase warrants exercised 309,806 of those warrants for gross proceeds of $588,605. The Company paid a placement fee in cash of $35,317, 6% of the gross proceeds as required under the original private placement agreement to the placement agent who originally identified the investors in April 2004. As an inducement to early exercise, the Company temporarily reduced the exercise price of the Series B share purchase warrants to $1.90 per share if exercised on or before November 5, 2004. All other terms and conditions of the warrants remained unchanged. As at November 5, 2004, $292,738 was recorded as additional paid in capital on revaluation of the liability for warrants subject to registration rights. This balance represented the prorated amount of the liability on exercise date of November 5, 2004.  The fair value of the warrants was estimated using the Black-Scholes option pricing model at that date with the following assumptions: dividend yield of 0%, expected volatility of 186%, risk-free interest rate of 3.51% and an expected life of 10 months for the exercised Series B warrants.

On May 4, 2004 the Company entered into an employment agreement with an employee, to issue 150,000 shares of the Company's common stock as compensation, of which 75,000 shares were issued on November 29, 2004 and another 75,000 were issued to him on March 11, 2005. The value attributed to the common stock issued to the employee was $324,000 based on the quoted market value of the Company's common stock of $2.16 per share on the agreement date of May 4, 2004. At May 31, 2005 prepaid expenses includes $114,000 in respect of common shares issued to the employee but not yet earned by the employee under this agreement based on the quoted market price of $2.16 per share of common stock on the agreement date.

On April 18, 2005 the Company issued 12,500 shares to a former employee as full and final settlement of an employment claim. The shares were valued at $1.00 per share which represents the market price at the date of settlement.

In July 2004, the Company entered into a six-month service agreement to issue 5,000 shares per month for a total of 30,000 shares to be issued. Upon expiry the Company extended the original agreement on a month-to-month basis under the original terms. During August 2004, the Company issued 15,000 shares pursuant to the agreement. The value attributed to the common stock was $25,350 based on the quoted market price of the Company's common stock of $1.69 per share at the agreement date. The Company issued 30,000 shares of common stock during the nine-month period ended May 31, 2005 based on the weighted average market price of $1.24 for services rendered up to the date of termination of the contract.

Note 7	Stock Option Compensation

Stock Options to Non-Employees

The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation", which requires compensation costs associated with stock options granted to non-employees to be recognized based on the fair value of the stock options using the Black-Scholes option pricing model. Stock-based compensation for non-employees is re-measured on each balance sheet date until such options vest. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period. Unvested stock options are re-measured on each balance sheet date for the purpose of determining stock option compensation, and are amortised on a straight line basis over the vesting period of 10 months.

As at May 31, 2005, the fair value of these options using the Black-Scholes option pricing model was based on the following weighted average assumptions:

As at May 31, 2005
Dividend yield	Nil%
Risk-free interest rate	3.53%
Expected volatility of the market price
of the Company's common stock	186%
Expected life of the options	5 years

Compensation expense is amortized over the vesting period and for the nine-month period ended May 31, 2005, expenses totalling $279,485 were included in Consulting fees and Commission on the Consolidated Statement of Operations.

The following table summarizes the stock option transactions and the weighted average exercise prices thereof:

	Number of Options	Weighted Average Exercise Price
Outstanding at September 1, 2002
and 2003	-	$-
Granted	3,885,000	$1.60
Outstanding at August 31, 2004	3,885,000	$1.60
Granted	2,830,000	$1.62
Forfeited	(650,000)	$1.65
Outstanding at May 31, 2005	6,065,000	$1.60
Exercisable at May 31, 2005	1,629,167	$1.58
Exercisable at August 31, 2004	277,500	$1.34

A summary of the common share options exercisable and outstanding at May 31, 2005 is as follows:

Outstanding Number	Exercise Price	Expiry Date	Exercisable Number
175,000	$0.50	February 25, 2009	175,000
150,000	$2.20	May 4, 2009	150,000
50,000	$2.20	May 14, 2009	50,000
50,000	$2.42	July 16, 2009	40,000
2,760,000	$1.60	August 5, 2009	727,500
50,000	$1.64	August 5, 2009	40,000
1,900,000	$1.60	December 16, 2009	300,000
100,000	$1.60	December 22, 2009	50,000
780,000	$1.70	January 25, 2010	86,667
50,000	$1.15	March 14, 2010	10,000
6,065,000			1,629,167

Employee Stock Option Plan

No compensation expense was recorded for options granted to employees under the intrinsic method of accounting in the reporting periods as the exercise prices equals or exceeds the fair market values of the Company's common stock on the respective dates of grant in 2004 and 2005.

In March 2004, the Board of Directors approved the Company's 2004 Stock Option Plan ("the 2004 Plan"). The 2004 Plan provides for the granting of stock options to key employees, directors and consultants to purchase up to 5,000,000 common shares of the Company. Under the 2004 Plan, the granting of incentive and non-qualified stock options, exercise prices and terms are determined by the Board of Directors. For incentive options, the exercise price shall not be less than the fair market value of the Company's common stock on the grant date. (In the case of options granted to an employee who owns stock possessing more than 10% of the voting power of all classes of the Company's stock on the date of grant, the option price must not be less than 110% of the fair market value of common stock on the grant date.) Options granted are not to exceed terms beyond ten years (5 years in the case of an incentive stock option granted to a holder of 10 percent of the Company's common stock). Unless otherwise specified by the Board of Directors, stock options shall vest at the rate of 25% per year starting one year following the granting of options.

The 2004 Stock Option Plan was amended and effective November 17, 2004 authorized the issuance of a maximum of 7,000,000 shares of common stock to eligible employees, directors, officers and employees of the company or its subsidiaries.

In December 2004 the Company granted 2,000,000 stock options to certain employees, consultants and directors, with an exercise price of $1.60 per share. In January 2005, the Company granted 780,000 stock options to certain employees at $1.70 per share. In March 2005, the Company granted 50,000 stock options to a consultant with an exercise price of $1.15 per share.

Warrants

The following table summarizes the number of fully exercisable warrants transactions during the nine-months ended May 31, 2005:

	Number of Warrants	Weighted Average Exercise Price
Balance September 1, 2004	2,184,708	$2.27
Exercised	(520,000)	$1.00
Exercised	(309,806)	$1.90
Expired	(800,000)	$2.25
Balance May 31, 2005	554,902	$3.50

A summary of share purchase warrants outstanding at May 31, 2005 is as follows:

Number	Exercise Price	Expiry Date	Warrant Type
554,902	$3.50	April 15, 2009	Series A warrants

Note 8	Property, Plant and Equipment

	As at May 31, 2005	As at August 31, 2004
Computer equipment	$100,994	$60,415
Engineering equipment	165,679	11,924
Furniture, fixtures and office equipment	111,197	79,506
Leasehold improvements	108,129	103,368
Trade show fixtures	19,380	17,319
Moulds	77,046	42,689
	582,425	315,221
Less: Accumulated depreciation	(97,480)	(36,382)
	$484,945	$278,839

Note 9	Commitments

The Company entered into an agreement to lease new premises in Boulder, Colorado, with lease commencing on December 1, 2004 and expiring on December 1, 2007. The minimum annual lease payments over the term of the lease are summarized as follows:

Lease year ending December 1	$

2005	23,859
2006	32,400
2007	33,360

The above amounts represent the commitments for basic rent. The cumulative lease costs resulting from escalating rent are being amortized on a straightline basis and charged to expense over the term of the lease. Subsequent to May 31, 2005 the obligations of this lease have been assumed by a third party (Note 10).

Note 10	Subsequent Events

In June 2005, the Company relocated its radio frequency unit to its Head Office in Canada after the mutual termination of the engineering services agreement with Goliath Solutions LLC ("Goliath") dated January 11, 2005. Goliath accounted for 100% of revenue recognized for the nine-month period ended May 31, 2005. As part of the termination agreement, effective June 24, 2005 Goliath agreed to assume the lease obligation on the premise in Boulder, Colorado (Note 9).

Note 11	Contingent Liabilities

During the normal course of business activity, the Company was involved in litigation proceedings, certain lawsuits and other claims at May 31, 2005. While the outcome of these matters is subject to future resolution, management's evaluation and analysis of such matters indicates that, individually and in the aggregate, the probable ultimate resolution of such matters will not have a material adverse effect on the Company's consolidated financial statements. The outcome of these matters is presently indeterminable. Any settlement resulting from resolution of these contingencies will be accounted for in the period of settlement.

Note 12	Comparative Figures

Certain prior year figures have been reclassified to conform with the current year's presentation.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Bulldog Technologies, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Bulldog Technologies Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

- reasonably believed that their conduct was in or not opposed to our company’s best interests; or

- with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company’s favour by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted themself in good faith and that such person reasonably believed that their conduct was in or not opposed to our company’s best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to our company.

The determination to indemnify any such person must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- by independent legal counsel in a written opinion; or

- by court order.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling security holder. All of the amounts shown are estimates, except for the Securities and Exchange Commission Registration Fees.

SEC registration fees	$517
Printing and engraving expenses	$5,000(1)
Accounting fees and expenses	$20,000(1)
Legal fees and expenses	$45,000(1)
Placement agent’s fees	$126,000
Transfer agent and registrar fees	$5,000(1)
Fees and expenses for qualification under state securities laws	$0
Miscellaneous	$6,000(1)
Total	$207,517

(1)	We have estimated these amounts

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

On November 7, 2003, we issued 520,000 units to one investor, at a price of $1.00 per unit for gross proceeds of $520,000, each unit being comprised of one share of our common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share of our common stock at a price of $1.00 per share for a period of two years from November 7, 2003. We issued the shares in an offshore transaction to a non-U.S. person (as that term is defined in Regulation S under the Securities Act of 1933) relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On November 10, 2003, we completed a 4.34 for one split of our common stock, effected by way a dividend of 3.34 shares of our common stock to our shareholders of record on October 29, 2003 for each currently issued and outstanding share held.

On November 17, 2003, Michael Waggett and Suzette Lewis surrendered for cancellation, without consideration, 6,680,000 (2,000,000 pre-split) shares of our common stock owned by them.

On November 17, 2003, we issued 710,000 shares of our common stock to the shareholders of Bulldog Technologies (BC) pursuant to the share exchange transaction with Bulldog Technologies (BC) and the shareholders of Bulldog Technologies (BC). Since all shareholders of Bulldog Technologies (BC) were not U.S. persons (as that term is defined in Regulation S under the Securities Act of 1933), all of the shares were issued in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On November 17, 2003, we issued 9,081,500 shares of our common stock to the shareholders of Bulldog Technologies (Nevada) pursuant to the share exchange with Bulldog Technologies (Nevada) and the shareholders of Bulldog Technologies (Nevada). With respect to 32 of the Bulldog Technologies (Nevada) shareholders which were U.S. Persons (as that term is defined in Regulation S under the Securities Act of 1933), we relied on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933. With respect to the balance of the shareholders of Bulldog Technologies (Nevada) who were not U.S. persons (as that term is defined in Regulation S under the Securities Act of 1933), we issued the shares in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On December 21, 2003, we issued 23,000 shares of our common stock to two of our directors in consideration for their services as directors of our company. We issued the shares in an offshore transaction to non-U.S. persons (as that term is defined in Regulation S under the Securities Act of 1933) relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On January 16, 2004, we issued 500,000 shares of our common stock to one of our directors and officers in consideration for his services as a director and officer of our company. We issued the shares in an offshore transaction to a non-U.S. person (as that term is defined in Regulation S under the Securities Act of 1933) relying on Regulation S and/or Section 4(2) of the Securities Act of 1933. On September 14, 2004, these shares were returned to our company for cancellation.

On January 16, 2004, we issued 12,500 shares of our common stock to one of our officers in consideration for his services as an officer of our company. We issued the shares in an offshore transaction to a non-U.S. person (as that term is defined in Regulation S under the Securities Act of 1933) relying on Regulation S, to an accredited investor (as that term is defined in Regulation D under the Securities Act of 1933) relying on Regulation D, Section 4(6) and/or Section 4(2) of the Securities Act of 1933.

On January 22, 2004, we issued an aggregate of 600,000 shares to two individuals in settlement of fees owing to the individuals for consulting services provided by the individuals to our company. We issued the shares in an offshore transaction to non-U.S. person (as that term is defined in Regulation S under the Securities Act of 1933) relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On February 25, 2004, we granted a total of 175,000 options to five persons who are members of our advisory board entitling the holders to acquire 175,000 shares common stock of our company at $0.50 per share on or before February 25, 2009. The stock options were issued in consideration of these persons serving on our advisory board. For those persons resident in the United States, we granted the options to accredited investors (as that term is defined in Regulation D under the Securities Act of 1933) relying on Regulation D, Section 4(6) and/or Section 4(2) of the Securities Act of 1933. For those persons resident outside of the United States, we granted the options in an offshore transaction to non-US Persons relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On April 13, 2004, we sold to nine accredited investors an aggregate of $2,219,611 of our shares of our common stock, Series A share purchase warrants to acquire an additional 554,903 shares of our common stock and Series B share purchase warrants to acquire an additional 1,109,806 shares of our common stock for gross proceeds of

$4,994,125. These securities were issued in a private placement to accredited investors (as that term is defined in Regulation D under the Securities Act of 1933) relying on the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 506 of Regulation D, Section 4(6) and/or Section 4(2) of the Securities Act of 1933.

On June 4, 2004, we granted stock options to two members of our advisory board for the option to purchase an aggregate of 100,000 shares of our common stock at an exercise price of $2.20 per share, exercisable until May 4, 2009. The stock options were issued in consideration of these persons serving on or advisory board. We issued the options to accredited investors (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933 for one of the advisory board members and, in regards to the other advisory board member, we relied upon Regulation S and/or Section 4(2) of the Securities Act of 1933 by issuing such options to a non U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction.

On July 16, 2004, we granted stock options to a member of our advisory board for the option to purchase 50,000 shares of our common stock at an exercise price of $2.42 per share, exercisable until July 16, 2009. We issued the securities relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

On July 21, 2004, we issued 15,000 shares of our common stock to one consultant, who was an accredited investor, relying on Rule 506 of Regulation D, Section 4(6) and/or Section 4(2) of the Securities Act of 1933. We issued the shares as consideration for services provided by the consultant to our company.

On August 5, 2004, we issued stock options to acquire an aggregate of 3,410,000 shares of our common stock to ten employees and one member of our advisory board. The options were issued to eight employees who were non-U.S. persons (as that term is defined in Regulation S under the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933. We issued the options to two employees and the advisory board member, all of whom were accredited investors, pursuant to Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

On October 20, 2004, we issued 520,000 shares of common stock to an accredited investor for aggregate gross proceeds of $520,000, upon the exercise of outstanding share purchase warrants at an exercise price of $1.00 per share. We issued the shares in a private transaction relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

In November 2004, we issued 309,806 shares of common stock to seven accredited investors for aggregate gross proceeds of $588,605, upon the exercise of outstanding Series B share purchase warrants at an exercise price of $1.90 per share. We issued the shares in a private transaction relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

On November 29, 2004 we issued 75,000 shares of common stock to an officer of our company pursuant to his employment contract. We issued the shares in a private offshore transaction relying on Regulation S promulgated under the Securities Act of 1933.

On December 16, 2004 we granted stock options to nine employees and directors for the option to purchase an aggregate of 2,050,000 shares of our common stock at an exercise price of $1.60, exercisable until December 16, 2009. The options are subject to vesting provisions as set forth in the respective stock option agreements for such individuals. We issued the options in a private transaction relying on either: (i) Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933 by issuing such options to accredited investors (as that term is defined in Regulation D of the Securities Act of 1933); or (ii) on Regulation S and/or Section 4(2) of the Securities Act of 1933 by issuing such options to non U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction.

On December 21, 2004 we granted stock options to an advisory board member for the option to purchase 50,000 shares of our common stock at an exercise price of $1.60, exercisable until December 21, 2009. We issued the securities to an accredited investor (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

On January 24, 2004, we issued 12,500 shares of common stock to a former employee pursuant to an employment agreement that is now the subject of a release and settlement agreement between our company and the former employee. We have agreed to issue an additional 12,500 shares of common stock to the former employee pursuant to a subscription agreement contemplated by the release and settlement agreement. These transactions were, and will be, effected as private offshore transactions relying on Regulation S promulgated under the Securities Act of 1933.

On January 25, 2005, we granted stock options to certain employees for the option to purchase an aggregate of 90,000 shares of our common stock at an exercise price of $1.70 per share, exercisable until January 25, 2010. The options are subject to vesting provisions as set forth in the stock option agreements dated January 25, 2005. We issued the securities to an accredited investor (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D, Section 4(6) and/or Section 4(2) of the Securities Act of 1933.

On January 25, 2005, we granted stock options to certain employees for the option to purchase an aggregate of 690,000 shares of our common stock at an exercise price of $1.70 per share, exercisable until January 25, 2010. The options are subject to vesting provisions as set forth in the stock option agreements dated January 25, 2005. We issued the securities to non U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On March 14, 2005, we issued 183,000 shares of common stock to two directors of our company pursuant to directors services agreements. The shares were issued in consideration of these persons acting as directors of our company. We issued the shares in an offshore transaction to two non-U.S. persons (as that term is defined in Regulation S under the Securities Act of 1933) relying on Section 4(2) or Regulation S promulgated under the Securities Act of 1933.

On March 14, 2005, we issued 75,000 shares of common stock to one employee of our company pursuant to an employment agreement. We issued the shares in an offshore transaction to a non-U.S. person (as that term is defined in Regulation S under the Securities Act of 1933) relying on Section 4(2) or Regulation S promulgated under the Securities Act of 1933.

On March 14, 2005, we granted stock options to an advisory board member for the option to purchase 50,000 shares of our common stock at an exercise price of $1.15, exercisable until March 14, 2010. The stock options were issued in consideration of this person serving on our advisory board. We issued the securities to an accredit investor (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

On April 18, 2005, we issued 12,500 shares of common stock to a former employee of our company pursuant to a settlement agreement. We issued the shares in an offshore transaction to one non-U.S. person (as that term is defined in Regulation S under the Securities Act of 1933) relying on Regulation S promulgated under the Securities Act of 1933.

On April 18, 2005, we issued 100,000 shares of our common stock to a former executive officer and director pursuant to a settlement agreement. We issued the shares in an offshore transaction to a non-U.S. person (as that term is defined in Regulation S under the Securities Act of 1933) relying on Section 4(2) or Regulation S promulgated under the Securities Act of 1933.

On each of April 27, 2005 and May 18, 2005, we issued 15,000 shares of our common stock to one consultant, who was an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933. We issued the shares as consideration for services provided to our company.

On August 29, 2005, our company issued a private placement of 6% Convertible Notes to four investors for total proceeds of $2,100,000. The convertible notes are convertible into an aggregate of 1,981,132 shares of common stock of our company. We issued warrants to the investors for the purchase of up to 792,453 additional shares of common stock of our company at an exercise price of $1.25 per share, exercisable until August 29, 2010. Our company also issued warrants to Oppenheimer & Co. Inc., as placement agent, for the purchase of up to 166,415 shares of common stock of our company at an exercise price of $1.25 per share, exercisable until August 29, 2010. We issued the securities to accredited investors (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

Item 27 EXHIBITS

The following Exhibits are filed with this Prospectus:

Exhibit Number	Description
2.1(1)	Agreement and Plan of Merger dated October 28, 2003 between Northward Ventures Inc., Bulldog Technologies Inc., a Nevada corporation, Bulldog Acquisition Corp. and John Cockburn
2.2(1)

Share Purchase Agreement dated October 28, 2003 between Northward Ventures Inc., Bulldog Technologies Inc., a British Columbia company, John Cockburn and the remaining shareholders of Bulldog Technologies Inc., a British Columbia company

3.1(2)	Articles of Incorporation
3.2(2)	Bylaws
3.3(3)	Articles of Merger between Bulldog Acquisition Corp. and Northward Ventures, Inc.
5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered
10.1(2)	Option Agreement dated July 29, 2002
10.2(4)	Option amendment dated July 15, 2003
10.3(5)	Export Finance Facility Agreement, dated July 10, 2001, between I Trade Finance Inc. and Bulldog Technologies Inc., a British Columbia company
10.4(5)	Agreement, dated June 11, 2001, between Ronald Cranfield, Bulldog Technologies Inc., a British Columbia company and John Cockburn
10.5(5)	Addendum, dated December 11, 2001, to Agreement, dated June 11, 2001, between Ronald Cranfield, Bulldog Technologies Inc., a British Columbia company and John Cockburn
10.6(5)	Subscription Agreement, dated November 7, 2003, between Antares Investment Ltd. and Northward Ventures, Inc.
10.7(5)	Investor Registration Rights Agreement, dated November 7, 2003, between Antares Investment Ltd. and Northward Ventures, Inc.
10.8(5)	Lease Agreement dated June 16, 2003, between Ace Fire Prevention Ltd. and Bulldog Technologies Inc., a British Columbia company
10.9(3)	Director Services Agreement, dated November 17, 2003, between Bulldog Technologies Inc. and Boo Jock Chong

10.10(3)	Director Services Agreement, dated November 17, 2003, between Bulldog Technologies Inc. and James McMillan
10.11(3)	Employment Agreement, dated November 17, 2003 between Bulldog Technologies Inc. and Samuel Raich
10.12(3)	Employment Agreement, dated December 1, 2003, between Bulldog Technologies Inc. and Alexander Potter
10.13(3)	Employment Agreement, dated December 24, 2003, between Bulldog Technologies Inc. and John Cockburn
10.14(6)	Subscription Agreement, dated December 23, 2003, between Bulldog Technologies Inc. and Greg Burnett
10.15(6)	Subscription Agreement, dated December 23, 2003, between Bulldog Technologies Inc. and Raymond Irvine
10.16(6)	Packet Data Terminal 100 Distribution Agreement, dated January 27, 2004 Bulldog Technologies Inc. and EMS Technologies Canada, Ltd.
10.17(6)	Distribution Agreement, dated March 3, 2004 between Bulldog Technologies Inc. and Nettel S.A.
10.18(7)	Distribution Agreement, dated March 20, 2004 between Bulldog Technologies Inc. and Energy Control Systems Corp.
10.19(7)	Development Agreement, dated March 20, 2004 between Bulldog Technologies Inc. and Energy Control Systems Corp.
10.20(7)

Form of Securities Purchase Agreement with the following:

Alexandra Global Master Fund Ltd.
Otape Investments LLC
AS Capital Partners, LLC
SRG Capital, LLC
Spectra Capital Management, LLC
Basso Equity Opportunity Holding Fund Ltd.
Basso Multi-Strategy Holding Fund Ltd.
Truk Opportunity Fund, LLC
F. Berdon Co. LP

10.21(7)

Form of Registration Rights Agreement with the following:

Alexandra Global Master Fund Ltd.
Otape Investments LLC
AS Capital Partners, LLC
SRG Capital, LLC
Spectra Capital Management, LLC
Basso Equity Opportunity Holding Fund Ltd.
Basso Multi-Strategy Holding Fund Ltd.
Truk Opportunity Fund, LLC
F. Berdon Co. LP

10.22(8)	Amendment Agreement No. 1 dated May 1, 2004 between Bulldog Technologies Inc. and John Cockburn
10.23(8)	Employment Agreement dated May 1, 2004 with Matthew S.K. Yoon
10.24(8)	Assignment Agreement dated May 6, 2004 between Impact Capital Partners Limited, Pacificwave Partners Limited and Bulldog Technologies Inc.
10.25(8)	Employment Agreement dated May 10, 2004 between Bulldog Technologies Inc. and Robin Wald
10.26(8)	Release and Settlement Agreement dated May 28, 2004 with Jerzy Babkowski
10.27(9)	Employment Agreement dated July 7, 2004 with James McMillan
10.28(9)	Employment Agreement dated July 7, 2004 with Darrel Huskey
10.29(9)	Employment Agreement dated July 14, 2004 with Pat Donohue
10.30(9)	Form of Stock Option and Subscription Agreement with the following: Name Number of Options Brett Millar 50,000 Charles Miller 50,000 Darrel Huskey 450,000 Pat Donohue 300,000
10.31(9)	Consulting Agreement dated July 23, 2004 with Aurelius Consulting Group, Inc.
10.32(9)

Form of Stock Option and Subscription Agreement with the following:

Name                                                           Number of Options

John Cockburn                                           825,000
James McMillan                                        600,000
Heetor Robin Wald                                   300,000
Jan Roscovich                                             300,000
Matthew Yoon                                            150,000
Valery Krutov                                             180,000
Volodmymyr Lyaskalo                             75,000
Sam Raich                                                   180,000

10.33(9)	Amendment Agreement dated August 1, 2004 with James McMillan
10.34(9)	Amendment Agreement dated August 1, 2004 with Darrel Huskey
10.35(9)	Amendment Agreement No. 2 dated August 1, 2004 with John Cockburn
10.36(9)	Amendment Agreement dated August 1, 2004 with Matthew Yoon
10.37(9)	Amendment Agreement dated August 8, 2004 with Pat Donohue
10.38(9)	Commission Fee and Agency Agreement dated October 4, 2004 with Charles Hiltzheimer
10.39(9)	Distribution Agreement dated September 27, 2004 with Metro One Loss Prevention Services Group (Investigation LP Division), Inc.
10.40(9)	Distribution Agreement dated September 24, 2004 with Phase II Financial
10.41(9)	Employment Agreement dated October 28, 2004 with Mark Stoochnoff
10.42(10)	Employment Agreement dated November 15, 2004 with Richard Booth
10.43(10)	Employment Agreement dated November 15, 2004 with Gordon Hardman
10.44(10)	Employment Agreement dated November 15, 2004 with Michael Carpenter
10.45(10)	Employment Agreement dated November 15, 2004 with John Pyne
10.46(10)

Form of Stock Option and Subscription Agreement with the following:

Name                                                           Number of Options

Denis Beaudoin                                         300,000
Richard Booth                                             300,000
Gordon Hardman                                      300,000
Michael Carpenter                                     300,000
John Pyne                                                    300,000
Brett Millar                                                  50,000
Boo Jock Chong                                        50,000
Alan Atkinson                                             300,000
Jose Rueda                                                  150,000

10.47(10)	Form of Stock Option and Subscription Agreement with the following: Name Number of Options Michael Molina 50,000 Steven Flores 100,000
10.48(11)	Engineering service agreement dated January 11, 2005 with Goliath Solutions, LLC

10.49(11)

Form of Stock Option and Subscription Agreement with the following:

Name                                                           Number of Options

Alexander Lashkov                                   80,000
Robert Dierker                                            50,000
Aaron Hei Ying Mak                                100,000
Renato Kwan                                              50,000
Jessica Glass                                               30,000
Jerald M. Quadros                                     60,000
Mark Stoochnoff(1)                                  300,000
Kristina Beach                                            20,000

10.50(11)	Form of Stock Option and Subscription Agreement with the following: Name Number of Options Laura Baun(1) 30,000 Jon Garcia(1) 30,000 Joe C. Martinex(1) 30,000
10.51(11)	Stock option and subscription agreement dated March 14, 2005 with Armand Fortin
10.52(11)	Commission fee and Agency agreement dated March 31, 2005 with Armand Fortin
10.53(11)	Option cancellation agreement dated April 4, 2005 with Jose Rueda
10.54(12)	Termination agreement dated April 27, 2005 with James McMillan
10.55(12)	Settlement agreement dated April 15, 2005 with Alexander Potter
10.56(12)	Mutual Termination Agreement dated June 24, 2005 with Goliath Solutions LLC
10.57(13)	Convertible Note and Warrant Purchase Agreement dated August 29, 2005, with Omicron Master Trust, Nite Capital, LP, RHP Master Fund, Ltd. and Iroquois Master Fund Ltd.
10.58(13)	Form of Convertible Note
10.59(13)	Form of Warrant Certificate
21.1	Subsidiaries of Bulldog Technologies Inc. Bulldog Technologies Inc. (incorporated in British Columbia)
23.1*	Consent of BDO Dunwoody LLP
23.2*	Consent of Amisano Hanson on Bulldog Technologies, Inc. (a Nevada corporation)
23.3*	Consent of Amisano Hanson Bulldog Technologies, Inc. (a British Columbia corporation)

* Filed herewith

(1)	Previously submitted with our Current Report on Form 8-K filed on November 4, 2003.
(2)	Previously submitted with our Form SB-2 that was originally filed with the commission on September 28, 2002.

(3)	Previously submitted with our Quarterly Report on Form 10-QSB filed on January 21, 2004.

(4)	Previously submitted with our Annual Report on Form 10-KSB filed on October 24, 2003.

(5)	Previously submitted with our Current Report on Form 8-K filed on November 20, 2003, as amended on November 24, 2003.

(6)	Previously submitted with our Quarterly Report on Form 10-QSB filed on April 19, 2004.

(7)	Previously submitted with our SB-2 Registration Statement filed on May 27, 2004.

(8)	Previously submitted with our Quarterly Report on Form 10-QSB filed on July 15, 2004.

(9)	Previously submitted with our Annual Report on Form 10-KSB filed on November 29, 2004.

(10)	Previously submitted with our Quarterly Report on Form 10-QSB filed on January 14, 2005.

(11)	Previously submitted with our Quarterly Report on Form 10-QSB filed on April 15, 2005.

(12)	Previously submitted with our Quarterly Report on Form 10-QSB filed on July 15, 2005.

(13)	Previously submitted with our Current Report on Form 8-K filed on September 7, 2005.

Item 28 UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1)           file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)	any prospectus required by Section 10(a)(3) of the Securities Act;

(b)           reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)           for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Bulldog Technologies pursuant to the foregoing provisions, or otherwise, Bulldog Technologies has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Bulldog Technologies of expenses incurred or paid by a director, officer or controlling person of Bulldog Technologies in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Bulldog Technologies will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Richmond, British Columbia, Canada, on September 30, 2005.

BULLDOG TECHNOLOGIES INC.

/s/ John Cockburn

By: John Cockburn, President, Secretary and Director

(Principal Executive Officer)

/s/ Matthew Yoon

By: Matthew Yoon, Chief Financial Officer and Treasurer

(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints John Cockburn as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ John Cockburn

By: John Cockburn, President, Secretary and Director

(Principal Executive Officer)

Dated: September 30, 2005

/s/ Boo Jock Chong

By: Boo Jock Chong, Director

Dated: September 30, 2005

/s/ Brett Millar

By: Brett Millar, Director

Dated: September 30, 2005

/s/ Steven Flores

By: Steven Flores, Director

Dated: September 30, 2005